      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2002

                                                           REGISTRATION NO. 333-

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM F-10
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                                    CAE INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                CANADA                                   3699                               NOT APPLICABLE
   (PROVINCE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER IDENTIFICATION NO.)
  OF INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)

                          ROYAL BANK PLAZA, SUITE 3060
                            TORONTO, ONTARIO, CANADA
                                    M5J 2J1
                                 (416) 865-0070
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

    CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011
                                 (212) 894-8700
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:

    Brice T. Voran, Esq.         Christine Desaulniers, Esq.     Christopher W. Morgan, Esq.          Robert Yalden, Esq.
     Shearman & Sterling              Stikeman Elliott              Skadden, Arps, Slate,        Osler, Hoskin & Harcourt LLP
 199 Bay Street, Suite 4405    1155 Rene-Levesque Blvd. West,        Meagher & Flom LLP       1000 de La Gauchetiere Street West,
     Commerce Court West                 Suite 4000                   Royal Bank Plaza,                   Suite 2100
  Toronto, Ontario M5L 1E8        Montreal, Quebec H3B 3V2              North Tower                Montreal, Quebec H3B 4W5
       (416) 360-8484                  (514) 397-3000            Suite 1820, P.O. Box 189               (514) 904-8100
                                                                  Toronto, Ontario M5J 2J4
                                                                       (416) 777-4700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

  As soon as practicable after this Registration Statement becomes effective.

                          PROVINCE OF ONTARIO, CANADA

               (PRINCIPAL JURISDICTION REGULATING THIS OFFERING)

It is proposed that this filing shall become effective (check appropriate box):

    A. / / Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

    B. /X/ At some future date (check the appropriate box below):

        1. / / pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

        2. / / pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

        3. / / pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

        4. /X/ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. : / /

                        CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES    PROPOSED MAXIMUM AGGREGATE
        TO BE REGISTERED                OFFERING PRICE (1)(2)       AMOUNT OF REGISTRATION FEE (3)
---------------------------------------------------------------------------------------------------
       Common Shares (4)                  U.S.$250,000,000                    U.S.$23,000
---------------------------------------------------------------------------------------------------

(1) Includes common shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee.

(3) Fee calculated pursuant to Rule 457(o).

(4) Includes associated common share purchase rights pursuant to the Registrant's Shareholder Rights Plan. The rights will trade together with the common shares. The value attributable to the rights, if any, is reflected in the offering price for the common shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

                                     PART I
                           INFORMATION REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 3, 2002

                               27,000,000 Shares

                                     [LOGO]

                                 Common Shares

                                  -----------

    Our common shares are listed on the Toronto Stock Exchange under the symbol "CAE" and we have applied to list our common shares on the New York Stock Exchange under the symbol "CGT". The last reported sale price on The Toronto Stock Exchange on July 2, 2002 was Cdn$11.92 per share.

    The underwriters have an option to purchase a maximum of 4,050,000 additional common shares to cover over-allotments of common shares.

    WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. AS A RESULT, THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

    OWNING OUR COMMON SHARES MAY SUBJECT YOU TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. YOU SHOULD READ THE TAX DISCUSSION UNDER "INCOME TAX CONSIDERATIONS".

    YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, SOME OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND MANY OF OUR ASSETS ARE LOCATED IN CANADA.

    INVESTING IN OUR COMMON SHARES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE
11.

                                                           PRICE TO       UNDERWRITING     PROCEEDS TO
                                                            PUBLIC        COMMISSIONS        CAE INC.
                                                        --------------   --------------   --------------
Per Share............................................        US$              US$              US$

Total................................................   US$              US$              US$

    For common shares sold in the United States, the price to public is payable in U.S. dollars. For common shares sold in Canada, the price to public is payable in Canadian dollars at the Canadian dollar equivalent of the U.S. dollar price to public based on the prevailing exchange rate on the date of this prospectus.

    Delivery of the common shares will be made on or about       , 2002.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                JOINT BOOK-RUNNING MANAGERS                             JOINT-LEAD MANAGER
         CREDIT SUISSE FIRST BOSTON SCOTIA CAPITAL                     GOLDMAN, SACHS & CO.

                    RBC CAPITAL MARKETS                                      SG COWEN

                  The date of this prospectus is       , 2002.

[Photograph of visual systems depicting urban landscape.]

[Photograph of pilot training in a civil simulator and other small photographs of the Company's civil aviation facilities and technologies.]

[Photograph of pilot training in a military simulator and other small photographs of the Company's military training facilities and technologies.]

                                 --------------

                               TABLE OF CONTENTS

                                              PAGE
                                            --------
PROSPECTUS SUMMARY........................         3
RISK FACTORS..............................        11
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS..............................        19
EXCHANGE RATE INFORMATION.................        19
USE OF PROCEEDS...........................        20
DIVIDENDS.................................        20
CAPITALIZATION............................        21
PRICE RANGE AND TRADING VOLUMES...........        22
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  DATA....................................        23
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................        25
BUSINESS..................................        37

                                              PAGE
                                            --------
MANAGEMENT................................        64
PRINCIPAL SHAREHOLDERS....................        68
DESCRIPTION OF SHARE CAPITAL..............        68
INDEBTEDNESS..............................        70
INCOME TAX CONSIDERATIONS.................        71
UNDERWRITING..............................        77
LEGAL MATTERS.............................        79
EXPERTS...................................        79
TRANSFER AGENT AND REGISTRAR..............        80
DOCUMENTS INCORPORATED BY REFERENCE.......        80
WHERE YOU CAN FIND MORE INFORMATION.......        81
DOCUMENTS FILED AS PART OF THE
  REGISTRATION STATEMENT..................        81
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS..............................       F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    Until             , 2002 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY CONTAINED IN THIS PROSPECTUS, INCLUDING THE RISK FACTORS AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. WE INCORPORATE IMPORTANT INFORMATION IN THIS PROSPECTUS BY REFERENCE. YOU MAY OBTAIN THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS WITHOUT CHARGE BY FOLLOWING THE INSTRUCTIONS UNDER "DOCUMENTS INCORPORATED BY REFERENCE".

                                      CAE

    We are a world leading designer and manufacturer of advanced simulation and control equipment and provider of integrated training solutions for the military, civil aviation and marine markets. We have delivered simulation products to the military forces of more than 30 countries, are the world's leading supplier of civil flight simulators in the competed market, in which contracts are awarded on the basis of a competitive bidding process, and are the second largest independent provider of civil aviation training services based on the number of simulators operated.

    Over the last two years, our company has undergone a significant transformation from being primarily a manufacturer of simulation and controls equipment to a provider of fully integrated training solutions through an expanding network of aviation training centres in strategic locations around the world. We are leveraging our technology, expertise and customer relationships acquired in supplying high quality simulation equipment and services to develop integrated training solutions for military forces, commercial airlines, business aircraft operators, aircraft manufacturers and marine vessel operators. Our training solutions are customized to meet our customers' varied needs for a range of equipment, facilities, training materials, support services and personnel.

    Headquartered in Canada, we have a global presence with approximately 6,400 employees at our manufacturing operations and training facilities in 16 countries, including approximately 1,200 based in the United States. In fiscal 2002, we generated $1.1 billion in revenue. At March 31, 2002, we had approximately 460 active contracts representing a total order backlog of $2.7 billion. We report our results based on two business segments:
(i) Military Simulation and Marine Controls and (ii) Civil Simulation and Training.

    MILITARY SIMULATION AND MARINE CONTROLS

    We are a premier designer and manufacturer of military flight and land-based simulation and training systems, and are a world leader in the supply of marine control systems. We develop simulation equipment and training for a variety of military aircraft, including fighter jets, helicopters and transports planes. We also have an extensive product range covering many American and European weapon systems. We have a substantial portfolio of customers in each of our markets. Set out below is a list of some of the more significant contracts that we have in place with customers in the military and marine controls markets:

    - U.S. Army Special Operations Forces Aviation Training and Rehearsal
      Systems

    - U.K. Royal Air Force Medium Support Helicopter Training

    - U.K. Royal Navy Astute Class Submarine Training

    - Eurofighter -- EF 2000 Aircrew Synthetic Training Aids program

    Following our April 2001 acquisition of BAE SYSTEMS Flight Simulation and Training Inc. in Tampa and the subsequent creation of CAE USA, we were named a prime contractor for several military contracts for the United States, including the U.S. Air Force Training Systems Acquisition II and the U.S. Army Simulation and Training Omnibus Contract.

    CIVIL SIMULATION AND TRAINING

    We build civil simulators for all major categories of aircraft including those built by Airbus, Boeing, Bombardier, Cessna, Dassault, Embraer, Fairchild/Dornier, Gulfstream and Raytheon. We also build simulators for civil helicopters, including models by Bell Helicopter and Sikorsky. We have sold our full flight simulators to the leading civil airlines and manufacturers throughout the world.

    We have developed and are continuing to expand our global network of strategically located training centres. Our practice is to secure at least one long-term training agreement with a major or regional airline prior to establishing a new civil training centre. Our customers at our commercial aviation training centres include major and regional airlines that elect to outsource some of the training of their pilots and other crew members using either our training instructors or their own. Our third party aviation training centres are used by more than 3,000 customers who tend to use third party training centres as their primary source for simulation training.

    As part of our strategy of being an integrated supplier of training solutions, on August 24, 2001, we acquired Schreiner Aviation Training B.V. from Schreiner Luchvaart Groep B.V. which had four commercial training facilities located in the Netherlands, Belgium and United States. In addition, on December 31, 2001, we acquired SimuFlite Training International, Inc. from GE Capital Commercial Equipment Financing. Headquartered in Dallas, Texas, with over 370 employees, SimuFlite operated two training facilities in Dallas, Texas and a C-130 training facility in Marietta, Georgia. As a result of these acquisitions and our own development of training centres, we have become the second largest independent provider of third party aviation training in the world.

INDUSTRY OVERVIEW

    MILITARY SIMULATION AND MARINE CONTROLS

    INCREASING DEFENSE SPENDING -- Following the September 11, 2001 terrorist attacks, the U.S. government increased its defense spending. Military spending is also increasing in Asia, while defense expenditures are stable in NATO countries other than the United States. In addition to spending on defense, there is an increased emphasis on security in most Western nations in the face of increased terrorist threats.

    RAPID EVOLUTION OF TECHNOLOGY AND WARFARE -- Technological advances and the changing nature of warfare have resulted in a rapid evolution of weapons systems and equipment. In light of these changing circumstances, the key focus of military forces has evolved towards information dominance linked with networked weapons systems. These highly technical networked systems lend themselves to simulation training. In addition, accelerated developments in computer and visual technologies enable devices of greater fidelity and promote the proliferation of simulation technologies into new areas.

    EVOLVING ROLE OF SIMULATION TRAINING -- We believe that the military will continue to make greater use of simulation as an effective solution for more frequent and sophisticated training requirements. Advances in technology have enhanced the realism that can be achieved in simulation training. Simulation training is cost effective and involves less potential for accidents and resulting injury to personnel and damage to equipment.

    INCREASING INTEREST OF GOVERNMENTS IN PRIVATELY FINANCED LONG-TERM TRAINING MODELS -- The development, construction and delivery of increasingly sophisticated training resources requires a high level of specialized technology and knowledge, and often involves significant expense. The U.K. government has increasingly turned to private sector companies to build, maintain and deliver training equipment and services under long-term financed arrangements. The government of Germany is currently seeking tenders for the NH90 helicopter training programs under this form of procurement and several other European nations are also considering this type of procurement approach.

    INCREASING COMPLEXITY OF SHIPS AND REDUCED MANPOWER -- We believe that new ship designs will continue to steadily increase in complexity and value with the commensurate demand for more sophisticated control systems and integration solutions. At the same time, the need for navies and civil ship owners/ operators to reduce operational costs by reducing manpower on-board ships adds to the demand for complex automation.

    CIVIL SIMULATION AND TRAINING

    EFFECTIVENESS AND COST ADVANTAGES OF SIMULATOR TRAINING -- Simulator training is an essential element in civil pilot and crew training. Pilots and crew can be trained for a variety of aircraft, using visualizations of most of the civil airports around the world, and in varying environmental conditions. The cost savings to aircraft operators are substantial as costs such as fuel, ground crew and maintenance, as well as aircraft wear and tear, are avoided. The average cost to train in a full flight simulator is US$500 an hour, whereas it can cost as much as US$5,000 to US$10,000 to fly an actual aircraft for an hour. In the past, the use of independent training services was limited by the availability of convenient training centres. With the development of additional independent training centres around the world, we believe that this historical deterrent will be addressed.

    PILOT CERTIFICATION AND LICENSE REQUIREMENTS -- Piloting an aircraft is a regulated activity requiring both initial and recurring training to achieve defined levels of competence and experience. To keep a license to fly an aircraft weighing over 12,500 pounds, certain regulations require pilots to demonstrate proficiency for that aircraft type at least once a year. Certification and license requirements can be satisfied through simulated flight and many pilots elect to do so.

    EXPANSION AND DIVERSIFICATION OF AIRCRAFT FLEETS -- The introduction of new aircraft and expansion and diversification of fleets creates incremental pilot training requirements. Demand for civil air travel and the timing of delivery of new aircraft have been adversely affected by the September 11, 2001 terrorist attacks. As a result, we anticipate a reduction in new third party orders for full flight simulators in this fiscal year. However, the impact of these events has been less severe on the demand for flight training services.

    PILOT DEMOGRAPHICS -- As pilots retire, other pilots must be trained to fly the aircraft. Historically, the major commercial airlines hired a substantial number of pilots from the military as these pilots retired or otherwise left military service. In recent years, there have been fewer available military pilots. The relative lack of available military pilots has caused increased demand for qualified pilots throughout the industry.

KEY STRENGTHS

    Our key competitive strengths include:

    MARKET LEADERSHIP -- We are a world leading designer and manufacturer of advanced simulation and control equipment and provider of integrated training solutions for the military, civil aviation and marine markets. With over 50 years of experience, we have developed an excellent reputation and long-standing customer relationships with the military forces of over 30 countries, leading defense contractors, and more than 100 leading commercial airlines and aircraft manufacturers.

    - A PREMIER SUPPLIER TO MILITARIES WORLDWIDE -- We provide simulation equipment and training to military forces worldwide, including the United States, Canada, Germany and the United Kingdom. Our ability to win contracts with the U.S. military has been significantly enhanced with the awarding of prime contractor status under several omnibus procurement programs.

    - WORLD LEADER IN THE COMPETED CIVIL FULL FLIGHT SIMULATOR MARKET -- In fiscal 2002, we won contracts for 85% of the competed civil full flight simulators worldwide. Since our inception we have taken orders for approximately 440 full flight simulators and flight training devices of which about 410 have been delivered to date.

    - WORLD LEADER IN THE CIVIL VISUAL SYSTEMS MARKET -- We are the world leader in the design and manufacture of visual systems, which are an integral part of any simulator. In fiscal 2002, we won contracts for 59% of the competed visual systems worldwide. Our innovative use of commodity graphics in Level D certified flight simulators is an industry first that has set a new standard in visual scene fidelity.

    - A LEADING PROVIDER OF TRAINING SERVICES -- We are the second largest independent provider of civil aviation training services in the world, based on the number of simulators operated. Our ability to supply our training centres with our own simulators provides us with a significant cost advantage over our non-integrated competitors. We are also a growing provider of sophisticated training services to some of the world's leading military organizations through our role in the U.K. Medium Support Helicopter Training Facility and Astute Class Submarine Training program.

    TECHNOLOGY LEADERSHIP -- We believe that our commitment to the research and development of new simulation technologies has solidified our position in the military market as well as with airlines, aircraft manufacturers and training centres. Our next generation full flight simulator, CAE Sim XXI, our web-based simulation products, CAE Simfinity, and our new scaleable visual system, CAE Tropos, are all results of our commitment to leading edge technology.

    DIVERSIFIED REVENUE SOURCES -- We have diversified our revenue sources between the equipment and training markets, military and civil markets and on a geographic basis. Our multiple revenue streams help reduce the impact of material fluctuations in a particular market or geographic region.

    INCREASED BACKLOG -- At March 31, 2002, we had approximately 460 active contracts representing a total order backlog of $2.7 billion, an increase of 54% over the previous fiscal year. Over $2.0 billion of this backlog is in our Military Simulation and Marine Controls business segment with much of it in the form of long-term contracts which positions us to win upgrade work in the future. Our backlog provides us with a measure of stability and visibility in near-to-medium-term operating performance.

BUSINESS STRATEGY

    We intend to be the preferred choice for integrated training solutions for the global military and civil simulation markets, while continuing to be a market leader in the provision of simulation and controls equipment. Our strategies for achieving this objective are:

    MAINTAIN AND BUILD UPON TECHNOLOGY LEADERSHIP -- We intend to maintain our market leadership in simulator, visual system and controls technology. We intend to continue to apply the technological advances developed for one product or market segment to our other products and services.

    CAPITALIZE ON OUR MILITARY AND MARINE EXPERTISE -- We will focus on growing our business with military customers around the world, and particularly in the United States. We believe our ability, through CAE USA, to be a prime contractor in the United States, in addition to strong supplier relationships with leading U.S. defense contractors, will enable us to further penetrate the U.S. military simulation and control market.

    GROW CIVIL SIMULATION AND TRAINING BUSINESS -- We intend to grow our civil simulation and training business by expanding our aviation training centre operations. We intend to continue to integrate the business training centres we acquired and to selectively expand our number of simulators and global network of training centres to better meet our customers' needs.

    INCREASE PROFITABILITY AND EFFECTIVENESS -- We are committed to continuing to increase profitability by reducing costs, increasing productivity and enhancing our competitiveness. We are focused on increasing the utilization rates at our training centres, and improving operating efficiencies by applying best practices across our network.

                             CORPORATE INFORMATION

    We were incorporated under the laws of Canada in March 1947. Our head and registered offices are located at Suite 3060, Royal Bank Plaza, Toronto, Ontario, M5J 2J1. Our telephone number is (416) 865-0070.

                                  THE OFFERING

COMMON SHARES OFFERED TO THE PUBLIC....      27,000,000 common shares

COMMON SHARES TO BE OUTSTANDING AFTER
  THE OFFERING.........................      246,314,846 common shares

USE OF PROCEEDS........................      We estimate our net proceeds from this offering, after
                                             deducting underwriting commissions and expenses of the
                                             offering, will be approximately $306.7 million, or
                                             $353.0 million if the underwriters' option to purchase
                                             additional common shares is exercised in full
                                             (US$200.9 million or US$231.3 million, respectively, based on the noon buying rate on July 2, 2002). We intend to use the net proceeds from this offering to reduce amounts
                                             outstanding under our revolving credit facilities.

DIVIDENDS..............................      We intend to maintain our current dividend of $0.03 per
                                             common share, which is paid quarterly, subject to the
                                             factors set forth under "Dividends".

TSX TRADING SYMBOL.....................      CAE

PROPOSED NYSE TRADING SYMBOL...........      CGT

RISK FACTORS...........................      You should consider all of the information contained or
                                             incorporated by reference in this prospectus before making an investment in our common shares. In particular, you
                                             should consider the factors described under "Risk Factors".

    The number of common shares to be outstanding after this offering is based on common shares outstanding as of June 15, 2002 and excludes:

    - 12,103,746 common shares reserved for future issuance under our stock option plan as of June 15, 2002;

    - of which 6,293,100 common shares are issuable upon exercise of stock options outstanding under our stock option plan as of June 15, 2002 at a weighted average exercise price of $9.19 per share.

                                 --------------

    Unless otherwise indicated, the information in this prospectus:

    - assumes the underwriters have not exercised the over-allotment option granted by us to purchase up to 4,050,000 additional common shares in this offering;

    - gives retroactive effect to the 100% stock dividend in respect of our common shares declared on June 20, 2001, which effectively achieved a two-for-one split of our outstanding common shares; and

    - does not account for common share dividends for the first quarter of fiscal 2003 pursuant to our dividend reinvestment program which permits our shareholders to elect to receive common share dividends in lieu of cash dividends.

                                 --------------

    All references to our common shares in this prospectus shall also refer to the associated common share purchase rights issued pursuant to our shareholder rights plan. See "Description of Share Capital -- Shareholder Rights Plan".

                                 --------------

    Our consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada, which we refer to in this prospectus as Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. generally accepted accounting principles, which we refer to in this prospectus as U.S. GAAP, except as otherwise described in note 21 to our consolidated financial statements. We express all dollar amounts in this prospectus in Canadian dollars, except where otherwise indicated. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to U.S. dollars.

    In this prospectus, "CAE", the "company", "we", "us" and "our" each refers to CAE Inc. and, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. CAE Atmos, CAE NeTTS, CAE Sim XXI, CAE Simfinity, CAE Tropos, Maxvue, seLearning, STRIVE and the CAE logo are our registered trademarks or are the subject of trademark applications. This prospectus also contains trademarks and trade names of other parties.

          HISTORICAL AND PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

    You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes and unaudited pro forma consolidated financial information included elsewhere in this prospectus. The pro forma statement of earnings data presents information as though our acquisition of SimuFlite had occurred on April 1, 2001. See "Unaudited Pro Forma Condensed Consolidated Financial Information". The as adjusted balance sheet data gives effect to our sale of 27,000,000 common shares in this offering at an assumed public offering price of $11.92 per share (the closing price of our common shares on the TSX on July 2, 2002), after deducting the underwriting commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described in "Use of Proceeds". Our consolidated financial statements have been prepared in accordance with Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. GAAP, except as otherwise described below and in note 21 to our consolidated financial statements.

                                                                YEAR ENDED MARCH 31,           PRO FORMA(2)
                                                          ---------------------------------   --------------
                                                                                                MARCH 31,
                                                            2000        2001       2002(1)         2002
                                                          ---------   ---------   ---------   --------------
                                                                                               (unaudited)
                                                          (in millions of Canadian dollars, except per share
                                                                               amounts)
STATEMENTS OF EARNINGS DATA:
CANADIAN GAAP
Revenue
  Civil Simulation and Training.........................  $  480.2    $  481.5    $  545.2        $  601.5
  Military Simulation and Marine Controls...............     384.9       409.9       581.3           581.3
                                                          --------    --------    --------        --------
                                                          $  865.1    $  891.4    $1,126.5        $1,182.8
                                                          ========    ========    ========        ========
Operating earnings
  Civil Simulation and Training.........................  $   82.3    $  117.0    $  152.3        $  146.0
  Military Simulation and Marine Controls...............      15.4        34.9        90.0            90.0
                                                          --------    --------    --------        --------
                                                          $   97.7    $  151.9    $  242.3        $  236.0
                                                          ========    ========    ========        ========

Earnings from continuing operations.....................  $   62.3    $  105.2    $  149.3        $  136.0
Earnings and diluted earnings per share from
  continuing operations.................................  $   0.28    $   0.49    $   0.69        $   0.63

Net earnings............................................  $   98.5    $  108.1    $  150.6
                                                          ========    ========    ========
Net earnings per share (basic and diluted)(3)...........  $   0.45    $   0.50    $   0.69
                                                          ========    ========    ========

U.S. GAAP
Earnings from continuing operations.....................              $   90.7    $  127.6        $  114.3
Earnings and diluted earnings per share from
  continuing operations.................................              $   0.42    $   0.59        $   0.53

Net earnings............................................              $   93.6    $  134.2
Net earnings and diluted net earnings per share(3)......              $   0.43    $   0.62

OTHER DATA:
EBITDA (Canadian GAAP)(4)...............................  $  120.0    $  171.0    $  285.4        $  291.5
EBITDA (U.S. GAAP)(4)...................................              $  151.9    $  266.4        $  272.5

                                                                    YEAR ENDED MARCH 31,
                                                              ---------------------------------
                                                                2000        2001       2002(1)
                                                              ---------   ---------   ---------
                                                              (in millions of Canadian dollars)
GENERAL STATISTICS:
Total backlog (at year end).................................  $1,747.1    $1,752.8    $2,695.9
Capital expenditures(5).....................................      21.8        76.3       249.6
Amortization(5).............................................      22.3        19.1        43.1

ADDITIONAL DATA:
CANADIAN GAAP(5)
Research and development expenses...........................              $   87.7    $   74.6
Rental expense..............................................                  38.9        48.2
Selling, general and administrative expenses................                  89.1       125.6
Interest expense (income)...................................                  (6.3)       22.7

                                                                AS AT MARCH 31, 2002
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   ------------
                                                                           (unaudited)
                                                              (in millions of Canadian
                                                                      dollars)
BALANCE SHEET DATA:
CANADIAN GAAP
Property, plant and equipment, net..........................   $  838.5      $  838.5
Total assets................................................    2,384.8       2,389.6
Total long-term debt........................................      926.5         619.8
Shareholders' equity........................................      618.5         930.0

U.S. GAAP
Property, plant and equipment, net..........................   $  931.4      $  931.4
Total assets................................................    2,449.2       2,454.0
Total long-term debt........................................    1,047.6         740.9
Shareholders' equity........................................      579.2         890.7

------------

(1) Our results for the year ended March 31, 2002 include the results of BAE SYSTEMS Flight Simulation and Training Inc. from April 2, 2001, Valmarine AS from August 1, 2001, Schreiner Aviation Training B.V. from August 24, 2001 and SimuFlite Training International, Inc. from
    December 31, 2001. These acquisitions affect the comparability of the fiscal 2002 results with fiscal years 2000 and 2001.

(2) The pro forma financial data includes the results of SimuFlite Training International, Inc. for the full fiscal year. The SimuFlite results, prior to December 31, 2001, include an allocation of overhead charges from its then parent (GE Capital), which may not be representative of the costs that SimuFlite will incur in the future. We have also adjusted the results to eliminate the revenue and earnings recorded by us in the fiscal year from the sale of simulators to SimuFlite, which were made prior to the acquisition, and to reflect a full year of interest expense on the debt used to finance the acquisition. The results were also adjusted to reflect the sale and leaseback transaction which took place on the acquisition date. The pro forma information does not give effect to any cost savings or synergies that could result from the acquisition.

(3) In fiscal 2002, we adopted the new accounting standard for goodwill and intangibles. Giving effect to the standard, adjusted net earnings and diluted net earnings per share for fiscal 2001 and 2000 were $0.52 and $0.48. In fiscal 2001, we adopted the new accounting standard for income taxes and employee future benefits. See note 1 to our consolidated financial statements for details.

(4) Earnings from continuing operations before interest, tax, depreciation and amortization (EBITDA) is not a recognized measure under Canadian GAAP and U.S. GAAP. We believe that in addition to earnings, EBITDA is a useful supplemental measure as it provides investors with an indication of our ability to generate cash flows. EBITDA excludes amortization expense and the effects of amortization of goodwill and identifiable intangible assets which are non-cash charges. Investors should be cautioned, however, that EBITDA should not be construed as an alternative to net earnings determined in accordance with GAAP as an indicator of our performance or to cash flows from operating, investing and financing activities as a measure of liquidity and cash flows. Our method of calculating EBITDA may differ from other issuers and, accordingly, EBITDA may not be comparable to measures used by other issuers. We calculate EBITDA by adding back amortization as shown on our consolidated statements of cash flow to earnings from continuing operations before interest and income taxes as shown on our consolidated statements of earnings.

(5) These items may differ under U.S. GAAP. See note 21 to our consolidated financial statements for details.

                                  RISK FACTORS

    INVESTING IN OUR COMMON SHARES INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, AS WELL AS THE OTHER INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON SHARES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE OF WHICH WE ARE CURRENTLY UNAWARE OR THAT WE CURRENTLY DEEM IMMATERIAL, MAY ALSO ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE, AND YOU MIGHT LOSE PART OR ALL OF YOUR INVESTMENT.

                RISKS RELATING TO OUR BUSINESS AND OUR INDUSTRY

OUR SALES CYCLE IS OFTEN LENGTHY AND UNPREDICTABLE, WHICH COULD RESULT IN VOLATILITY IN OUR OPERATING RESULTS AND THE PRICE OF OUR COMMON SHARES.

    The sales cycle of our products and services is often lengthy and unpredictable, ranging from six months to 18 months for civil aviation and civil marine applications and from six months to 24 months or longer for military applications. Our customers, particularly governmental agencies, typically undergo lengthy internal budgeting approval and competitive evaluation processes. In addition, potential customers usually prefer to conduct a lengthy evaluation of our products and services to confirm their benefits before deciding to purchase. We invest significant amounts of time and resources educating and providing information to potential customers regarding the use and benefits of our products and services. While potential customers are evaluating our products and services, we may incur sales and marketing expenses and expend significant management effort. The result of making these expenditures, with no corresponding revenue in any given quarter, could further exacerbate fluctuations of our quarterly operating results and share price volatility.

OUR SUCCESS DEPENDS ON THE RELIABILITY OF OUR PRODUCTS, THE QUALITY OF OUR SERVICES AND OUR ABILITY TO ADAPT TO CHANGING CUSTOMER NEEDS IN A TIMELY MANNER.

    The civil aviation, military and marine markets in which we operate are characterized by changes in customer requirements, introductions of new aircraft models and marine vessels and evolving industry standards. We need to continually improve the performance, features, reliability and quality of our simulators and control systems, expand the scope of our training services, and develop new products and services which meet our customers' increasingly sophisticated and varied needs. Our failure to predict accurately the future needs of our customers and prospective customers and to develop product enhancements that address evolving standards and technologies may result in the loss of current customers or negatively affect our ability to secure new customers.

    If we are unable to upgrade or expand our product offerings in a cost effective or timely manner, we may experience:

    - customer dissatisfaction;

    - cancellation of orders;

    - damage to our reputation; and

    - loss of revenue.

A REDUCTION IN DEFENSE SPENDING BY THE UNITED STATES OR OTHER COUNTRIES COULD RESULT IN A DECREASE IN OUR REVENUE.

    We rely on sales to military customers around the world, and particularly in the United States, to generate a significant portion of our revenue. In fiscal 2002, Military Simulation and Marine Controls sales accounted for approximately 52% of our revenue, and that percentage may increase in the future. A significant reduction in military expenditures by the United States or other countries with which we have contracts could materially adversely affect our sales and earnings. The loss or significant reduction in government funding of a large program in which we participate could also materially adversely affect our sales and earnings.

WE OPERATE IN THE CIVIL SIMULATION EQUIPMENT AND TRAINING SERVICES MARKETS, BOTH OF WHICH ARE HEAVILY DEPENDENT ON THE AIRLINE INDUSTRY.

    We derive a material portion of our revenues from the supply of equipment and services to the commercial and business airline industry. Difficult prevailing economic conditions may have a negative impact on demand for air transportation. Reduced demand for air transportation will impact the operating results of airlines and may lead to a reduction or delay of new aircraft purchases which we would expect to result in reduced simulator orders. A significant decline in expenditures in the future from these customers could materially adversely affect our sales and earnings.

RECENT TERRORIST ATTACKS SERIOUSLY HARMED THE BUSINESS OF OUR CUSTOMERS IN THE CIVIL AIRLINE INDUSTRY.

    The September 11, 2001 terrorist attacks had an immediate and severe adverse impact on the passenger traffic and yields of our customers in the civil airline industry. Civil airline operators have continued to experience significantly lower revenue and have incurred additional costs for increased security and higher insurance premiums. As a result of the events of September 11, 2001 and continuing weak domestic and international economic conditions, we expect that the delivery of new aircraft will be delayed, which will result in delays in the delivery of civil flight simulators. This will reduce or delay a portion of our future revenues.

ANTI-TERRORISM MEASURES MAY NEGATIVELY AFFECT OUR U.S. TRAINING BUSINESS.

    The U.S. government is developing regulations that would require any non-U.S. person to apply for permission to enter the United States for the purpose of flight training. Depending on the final content of these regulations, they may delay or prevent the ability of foreign pilots to enter the United States for flight training, which could have a negative effect on our training business in the United States.

OUR BUSINESS COULD BE HARMED IF OUR PRODUCTS DO NOT SUCCESSFULLY INTEGRATE WITH OTHER OPERATING SYSTEMS.

    Our visual systems and proprietary software products are designed to work on, or interoperate with, a variety of operating systems and hardware provided by aircraft manufacturers and ship builders. This interaction typically involves working with sophisticated and continually evolving software, computing and communications systems. Frequently, we provide products and services as a sub-contractor, prime contractor or part of a consortium, which requires our products and services to be successfully integrated with that of other suppliers. Integration of our hardware and software with that of others may not always be entirely successful or may take unforeseen time and effort to effect. If we experience difficulties in achieving this integration or do not meet project milestones in a timely manner, we could be obligated to devote more engineering and other resources to a particular project than anticipated.

INTENSE COMPETITION IN OUR TARGET MARKETS COULD LIMIT OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

    The markets in which we sell our simulation and control equipment and training services are highly competitive. Our ability to compete for business in these markets largely depends on:

    - the quality and reliability of our products and training services;

    - prompt and responsive contract performance;

    - accumulated technical knowledge and expertise;

    - our ability to offer our customers better value than our competitors;

    - the effectiveness and innovations of our research and development programs;

    - the readiness of our manufacturing and training facilities, equipment and personnel to undertake the programs and contracts for which we compete; and

    - the breadth of our product line.

    Some of our competitors, particularly in the military market, are larger than we are and have substantially greater financial, technical, marketing, manufacturing and distribution resources than we do. In addition, some of our competitors have well-established relationships with aircraft manufacturers, airlines and governments which may give them an advantage over us in winning contracts with these organizations. Increased competition may result in price reductions, reduced gross margins and loss of market share.

WE MAY HAVE DIFFICULTY SUCCESSFULLY INTEGRATING OUR RECENT ACQUISITIONS.

    In fiscal 2002, we completed the acquisition of four companies: BAE SYSTEMS Flight Simulation and Training Inc. (United States), Schreiner Aviation Training B.V. (Netherlands), Valmarine AS (Norway) and SimuFlite Training International, Inc. (United States). Achieving the expected returns and synergies from these acquisitions will depend in part upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses in an efficient and effective manner. We cannot assure you that we will be able to do so, or that our acquired businesses will perform at anticipated levels. If we are unable to successfully integrate our acquired businesses, our operational costs may be higher than expected and we may not be able to execute our growth strategy.

    In the future we may acquire businesses or technologies that complement our existing operations. If we make additional acquisitions, we cannot be sure that any benefits anticipated from the acquisitions will actually be realized. In addition, we cannot be sure that we will be able to obtain additional financing for acquisitions on reasonable terms, or at all.

MOST OF OUR CONTRACTS ARE SUBJECT TO COMPETITIVE BIDDING. IF WE ARE UNABLE TO SUCCESSFULLY COMPETE IN THE BIDDING PROCESS, OUR RESULTS OF OPERATIONS WILL SUFFER.

    We obtain most of our contracts through a competitive bidding process that subjects us to the risk that we will expend substantial time and effort on the design, development and marketing of proposals for contracts that may not be awarded to us. We are sometimes required to bid on military programs in advance of the completion of the prime vehicle or system design, which also creates the risk that we will experience unforeseen technological difficulties and cost overruns. We cannot assure you that we will continue to win competitively awarded contracts at the same rate as we have in the past.

OUR USE OF FIXED-PRICE AND LONG-TERM SUPPLY CONTRACTS COULD SUBJECT US TO LOSSES IF WE HAVE COST OVERRUNS.

    We provide our products and services primarily through fixed-price contracts. In a fixed-price contract, we must fully absorb cost overruns, notwithstanding the difficulty of estimating all of the costs we will incur in performing these contracts and in projecting the ultimate level of sales that we may achieve. In addition, a number of our contracts to supply simulators to commercial airlines are long-term agreements, in some cases for 20 years. These agreements establish in advance the prices for the simulators we are to deliver, subject to limited adjustments for inflation and cost increases. If these adjustments do not fully offset inflation or cost increases, our results of operations could be adversely affected. Our failure to anticipate technical problems, estimate costs accurately, including the costs of new technological solutions, or control costs during performance of a fixed-price or long-term contract may reduce the profitability of a contract or cause a loss and materially affect our operating results.

    Although we believe that we have recorded adequate provisions in our financial statements for losses on our fixed-price contracts, we cannot assure you that our contract loss provisions will be adequate to cover all actual future losses.

OUR MILITARY AND MARINE BUSINESSES DEPEND HEAVILY ON GOVERNMENT PROGRAMS AND CONTRACTS, WHICH MAY BE PARTIALLY FUNDED AND CONTAIN PROVISIONS THAT ARE UNFAVORABLE TO US.

    We act as prime contractor or major subcontractor for various U.S., European, Canadian and other foreign government programs. Over its lifetime, a government program may be implemented by the award of many different individual contracts and subcontracts. The funding of these programs may be subject to governmental appropriations. For example, although multi-year contracts may be authorized in connection with major procurements, some governments, including the U.S. government, appropriate funds on a fiscal year basis even though a program may continue for several years. Consequently, military programs are sometimes partially funded initially, and additional funds are committed only as the appropriate government makes further appropriations. The termination of funding for a government program would result in a loss of anticipated future revenues attributable to that program which could have a negative impact on our operations. In addition, the termination of a program or failure to commit additional funds to a program already started could increase our overall costs of doing business.

    Generally, government contracts contain provisions permitting termination at the government's convenience, in whole or in part, without prior notice, upon the payment of compensation in some cases only for work done and commitments made at the time of termination. If any of the programs we are working on are terminated, we may not be able to procure new government contracts to offset the revenues lost. As our revenues are dependent on our procurement, performance and payment under our contracts, the loss of one or more critical contracts could have a negative impact on our financial condition.

OUR GOVERNMENT-FUNDED MILITARY PROGRAMS ARE HEAVILY REGULATED AND SUBJECT TO AUDIT.

    Like most suppliers of products and services to governments, we may be audited and reviewed periodically on some projects. Based on the results of its audits, a government may adjust our contract-related costs and fees, including allocated indirect costs. Adjustments arising from government audits and reviews may have an adverse effect on our results of operations. In addition, under certain government purchasing regulations, some of our costs, including most financing costs, amortizing of goodwill and other intangible assets, portions of our research and development costs, and some marketing expenses may not be reimbursable or allowed in our negotiation of fixed-price contracts. Further, as a government contractor, we may be subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities which purely private sector companies are not subject to, the results of which could have a material adverse effect on our operations.

    Failure to comply with applicable government regulations and requirements could lead to suspension or being barred from government contracting or subcontracting for a period of time. Among the causes for debarment are violations of various statutes, including those related to:

    - procurement integrity;

    - export control;

    - government security regulations;

    - employment practices;

    - protection of the environment;

    - non-compliance with government policies or programs; and

    - accuracy of records and the recording of costs.

    The termination of a government contract or relationship as a result of any of these acts would have a negative impact on our operations and could have a negative effect on our reputation and ability to procure other government contracts in the future.

IN THE FUTURE, WE MAY NOT BE ABLE TO OBTAIN FINANCIAL SUPPORT FOR OUR RESEARCH AND DEVELOPMENT ACTIVITIES.

    Some of our research and development initiatives have been carried out with the financial support of governmental agencies including substantial amounts from the government of Canada through Technology Partnerships Canada. If such financial assistance is not available to us in the future we may have to find alternative sources of financing, which may not be available.

WE MAY EXPERIENCE CONTRACT CANCELLATIONS IN CONNECTION WITH OUR EXISTING BACKLOG OF ORDERS.

    At March 31, 2002, we had approximately 460 active contracts representing a total order backlog of $2.7 billion. Our ability to complete sales with respect to all or a portion of the backlog may be adversely affected by the long-term financial condition of our customers. If certain of our customers become insolvent or bankrupt or experience other financial difficulties which make them unable or unwilling to purchase our products, our revenue would be adversely affected. In addition, approximately 70% of our backlog is comprised of long-term military contracts which may unilaterally be terminated by the government agencies that are parties to such contracts. Certain commercial contracts may also be terminated for convenience. We cannot assure you that our existing backlog will result in sales or that any such sales will be profitable.

OUR ABILITY TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY IS LIMITED, AND COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY, WHICH COULD WEAKEN OUR COMPETITIVE POSITION AND INCREASE COSTS.

    We rely on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We have not in the past relied on patents, trademarks or copyright protection to any significant extent to protect our intellectual property rights and prevent competitors from using our technology in their products. Our reliance on trade secrets and confidentiality agreements may be insufficient to prevent misappropriation of our technology or deter others from developing similar technologies. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology which could weaken our competitive position. Enforcement of our intellectual property rights or our ability to acquire them may be unavailable or limited in some countries. In addition, some of our government customers have the right to use royalty-free for government purposes intellectual property that we have developed under government contracts.

RELIANCE ON THE INTELLECTUAL PROPERTY OF OTHERS COULD PREVENT OR DELAY OUR PERFORMANCE OF CONTRACTS OR NEGATIVELY IMPACT OUR MARGINS.

    Our products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties. Such computer systems and software may not always be available to us to license or purchase. The production of our simulators is often dependent upon our receipt of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which our simulator is intended to simulate. We cannot assure you that we will be able to obtain such data on reasonable terms, or at all. Original manufacturers of these products and systems could object to the simulation by us of components of, or the totality of their products or systems, or could request high license fees that could negatively impact our profit margins.

CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE THEIR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO SELL OUR PRODUCTS AND INCREASE OUR COSTS.

    We face the risk that infringement claims may be brought against us or our customers in the future. If an infringement claim is successfully asserted, we may be required to spend significant time and money to defend against the claim, to develop a manufacturing process that does not infringe upon the rights of such other person or to obtain licenses for the technology, process or information from the owner. We may not be successful in the defense of such claims and may not be able to develop processes that do not infringe on the rights of third parties or obtain licenses on commercially acceptable terms, if at all. In addition, any litigation related to the defense of our intellectual property rights could be lengthy and costly and could adversely affect our operations or financial results, whether or not we are successful.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUES FROM INTERNATIONAL SALES AND ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

    We have manufacturing operations and training facilities in 16 countries and sell our products and services to customers around the world. For the fiscal year ended March 31, 2002, sales to customers outside the United States and Canada accounted for approximately 60% of our revenues. We expect that sales outside the United States and Canada will continue to account for a significant portion of our revenues for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:

    - changes to regulatory requirements;

    - changes to domestic and foreign government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

    - the complexity and necessity of using foreign representatives and consultants;

    - imposition of tariffs or embargoes, export controls, including U.S., Canadian and foreign arms export controls, currency exchange controls and restrictions, and other trade restrictions affecting countries in which we sell our products or services;

    - the difficulty of managing and operating an enterprise spread over various countries;

    - compliance with a variety of foreign laws; and

    - general economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

    The impact of these factors is difficult to predict and any one or more of these factors could adversely affect our operations in the future.

SOME OF OUR AGREEMENTS WITH UNIONS REPRESENTING CERTAIN OF OUR EMPLOYEES ARE SUBJECT TO RENEWAL IN THE NEAR FUTURE.

    We are party to 13 collective bargaining agreements throughout our business units which are subject to expiration at various times in the future. If we are unable to renew these agreements, or others as they become subject to renegotiation from time to time, it could result in work stoppages and other labor disturbances which could have a material adverse effect on our business.

OUR DEBT AGREEMENTS MAY RESTRICT OUR ABILITY TO FINANCE OUR FUTURE OPERATIONS AND, IF WE ARE UNABLE TO MEET OUR FINANCIAL COVENANTS, COULD CAUSE OUR DEBT TO BE ACCELERATED.

    The indenture governing our senior notes and our revolving credit facilities contain covenants that, among other things, restrict our ability to:

    - sell assets;

    - incur secured indebtedness;

    - engage in mergers or consolidations; and

    - engage in transactions with affiliates.

    These restrictions could hurt our ability to finance our future operations or our capital needs, or to engage in other business activities that may be in our interest. In addition, we are also required to comply with specified ratios and tests, including leverage, interest coverage ratios and a consolidated net worth test. Our ability to comply with these ratios and tests may be affected by events beyond our control. A breach of any of these agreements or our inability to comply with the required financial ratios or limits could result in a default, which would permit our lenders to declare amounts owed to them due and immediately payable.

OUR LEVEL OF DEBT MAY ADVERSELY AFFECT OUR FINANCIAL AND OPERATING ACTIVITY.

    We incurred indebtedness in connection with our recent acquisitions, including BAE SYSTEMS Flight Simulation and Training, Schreiner, SimuFlite and Valmarine and we expect our capital expenditures to continue at greater than our historical levels in the short term as we execute our business plan. As of March 31, 2002, our total debt and capital lease obligations were $926.5 million. A portion of the proceeds of this offering will be used to reduce the amounts outstanding under our revolving credit facilities. In the future, we may borrow more money, subject to the limitations imposed on us by our senior notes and our credit facilities.

    Our indebtedness may affect the way we conduct our business. For example, our level of indebtedness may:

    - require us to use a substantial portion of our cash flow from operations to pay interest and principal on our debt, thereby reducing the availability of that cash flow for other purposes such as capital expenditures, research and development, and other investments;

    - limit our ability to obtain additional financing for acquisitions, investments, working capital and other expenditures, which may limit our ability to carry out our business strategy;

    - result in high interest expenses if interest rates increase on our floating rate borrowings; or

    - heighten our vulnerability to downturns in our business or in the general economy and restrict us from making acquisitions, introducing new technologies and products, or exploiting business opportunities.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY EXCHANGE LOSSES.

    The majority of our revenues are not currently denominated in Canadian dollars, and we expect that our revenues will continue to be generated in currencies other than the Canadian dollar. A substantial portion of our operating expenses are payable in Canadian dollars. Therefore, fluctuations in the Canadian dollar exchange rate will impact our results of operations and financial condition from period to period. In addition, such fluctuations affect the translation of our results for purposes of our consolidated financial statements. Our reported results have been affected in recent years by the marked strengthening of the U.S. dollar compared to the Canadian dollar. Our currency hedging activities may not be successful.

WE MAY BE SUBJECT TO SIGNIFICANT ENVIRONMENTAL LIABILITIES IMPOSED BY ENVIRONMENTAL LAWS AND REGULATIONS OR CONTRACTUAL INDEMNITIES.

    Our operations include, and our past operations and those of some past operators at some of our sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to environmental laws and regulations in the various countries in which we operate or have operated. New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, the imposition of new clean-up requirements or claims on indemnities we have given may require us to incur substantial costs in the future which could have a material adverse effect on our financial condition and results of operations.

WE MAY BE SUBJECT TO LIABILITY CLAIMS ARISING FROM CASUALTY LOSSES.

    Due to the nature of our business, we may be subject to liability claims arising out of accidents or disasters involving aircraft, marine vessels or power plants for which we have provided training equipment or services or control systems used by employees operating or conducting maintenance on such aircraft, marine vessels or power plants, including claims for serious personal injury or death. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

THE PRODUCTS WE MANUFACTURE MAY BE SUBJECT TO WARRANTY OR OTHER CLAIMS.

    The simulators and control systems we manufacture are highly complex and sophisticated and may contain defects that are difficult to detect and correct. Errors may be found in our products after their delivery to the customer. If discovered, we may not be able to successfully correct such errors in a timely manner or at all. The occurrence of errors and failures in our products could result in warranty claims or the loss of customers. Correcting such defects could require significant capital investment. When defective products are integrated in our customers' equipment, we may face product liability claims based on damages to such equipment. Any claims, errors or failures could have an adverse effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

WE ARE SUBJECT TO COMPLIANCE WITH REGULATORY RULES IMPOSED BY AVIATION AUTHORITIES THAT MAY CHANGE WITHOUT NOTICE, RESULTING IN DISRUPTIONS TO OUR SALES AND OPERATIONS.

    We are subject to compliance with regulatory rules imposed by aviation authorities that may change without notice, resulting in disruptions to our sales and operations. Any changes imposed by a regulatory agency, including changes imposed by aviation authorities such as the U.S. Federal Aviation Administration (FAA) to safety standards, could require us to make unplanned modifications to our products and services, or may result in delays or cancellations of sales of our products and services. We cannot predict the future impact of changing law or regulation on our operations and any changes could have a material adverse effect on our results of operations or financial condition.

SALES OR LICENSES OF CERTAIN OF OUR PRODUCTS REQUIRE REGULATORY APPROVALS.

    The sale or license of virtually all of our products is subject to regulatory controls, including the prohibition of sales to certain countries, or of certain technology such as military-related simulators and nuclear power plant system simulators, without an export license or other approvals. These regulations change with some frequency. We cannot assure you that we will be permitted to sell or license certain products to customers and we may lose potential revenue as a result of the application of such regulations. Failure to comply with any of these regulations in the countries in which we operate could subject us to fines and other material sanctions.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, OR HIRE AND RETAIN QUALIFIED PERSONNEL, IT WOULD HARM OUR ABILITY TO CARRY OUT OUR BUSINESS STRATEGY.

    Our success depends to a significant degree upon the continued contributions of our key qualified technical personnel. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, product development, sales and qualified technical personnel. Competition for such personnel in the industries in which we operate is intense, and we may not be successful in attracting and retaining qualified personnel. Our inability to attract and retain qualified personnel in the future may seriously harm our business and results of operations.

                         RISKS RELATED TO THIS OFFERING

BECAUSE WE ARE A CANADIAN COMPANY, IT MAY BE DIFFICULT FOR INVESTORS IN THE UNITED STATES TO ENFORCE AGAINST US LIABILITIES BASED SOLELY UPON THE FEDERAL SECURITIES LAWS OF THE UNITED STATES.

    We are organized under the laws of Canada, and our principal executive office is located in Canada. Many of our directors and officers, and the representatives of the experts named in this prospectus, are residents of Canada, and a substantial portion of their assets and a majority of our assets are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the federal securities laws of the United States. There is doubt as to the enforceability in Canada against us or against any of our directors or officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the federal securities laws of the United States.

FUTURE SALES OF OUR COMMON SHARES IN THE PUBLIC MARKET COULD LOWER OUR SHARE PRICE.

    We may sell additional common shares in subsequent offerings. We may also issue additional common shares to finance future acquisitions, including acquisitions larger than those we have done in the past. We cannot predict the size of future issuances of our common shares or the effect, if any, that future issuances and sales of our common shares will have on the market price of our common shares. Sales of substantial amounts of common shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares.

THE PRICE OF OUR COMMON SHARES MAY FLUCTUATE SIGNIFICANTLY, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    The market price of our common shares could fluctuate significantly as a result of a variety of factors which are beyond our control. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including companies in the industries in which we operate. The price of our common shares could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

OUR ARTICLES OF AMALGAMATION AND SHAREHOLDER RIGHTS PLAN CONTAIN PROVISIONS THAT MAY DELAY OR PREVENT A CHANGE OF CONTROL.

    Our articles of amalgamation allow the issuance of an unlimited number of preferred shares in one or more series. There are no preferred shares outstanding. However, our board of directors may set the rights and preferences of any series of preferred shares in its sole discretion without the approval of the holders of common shares. The issuance of preferred shares, or the existence of our shareholder rights plan, which contains provisions allowing shareholders to acquire additional common shares at half their then market price in the event of a person becoming the beneficial owner of 20% or more of our shares other than pursuant to a permitted bid, could have the effect of delaying or preventing a change of control of our company.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. Forward-looking statements are necessarily made based on estimates and assumptions made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which, with respect to future events, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by us, or on our behalf.

    In particular, the words "expect", "anticipate", "intend", "believe", "feel" and similar expressions are intended to identify forward-looking statements. In light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements included in, or incorporated by reference in, this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. Numerous factors could cause our actual results to differ materially from those in the forward-looking statements, including the following:

    - the purchase of new aircraft and vessels by, and timing of delivery of new aircraft and vessels to, civil aviation, military aircraft and marine fleet operators;

    - a decision by the U.S. government, or other governments, to reduce defense spending or alter the regulatory environment of our industries;

    - rising costs to provide products and services, especially in connection with fixed-price contracts;

    - the effectiveness of our research and development program and our ability to develop new products and features in a timely manner;

    - the continued quality and reliability of our products and services;

    - a lack of success in bidding for competed contracts;

    - reduction or termination of significant government military programs;

    - difficulties in executing our business strategy;

    - the inability to successfully integrate our recent acquisitions; and

    - general political, economic and financial conditions in the markets in which we operate.

    The factors listed above should not be construed as exhaustive. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. See "Risk Factors" for a more detailed discussion of these and other risks. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                           EXCHANGE RATE INFORMATION

    The following table sets forth, for each period indicated, the high and low exchange rates, the exchange rate at the end of the period indicated, and the average of the exchange rates on the last day of each month during such period indicated, for one Canadian dollar expressed in U.S. dollars, based on the inverse of the noon buying rate in the City of New York for cable transfers as published by the Federal Reserve Bank of New York:

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                2000       2001       2002
                                                              --------   --------   --------
High........................................................   0.6969     0.6900     0.6598
Low.........................................................   0.6410     0.6346     0.6196
Period end..................................................   0.6669     0.6900     0.6268
Average.....................................................   0.6727     0.6648     0.6388

On July 2, 2002, the inverse of the noon buying rate was Cdn$1.00 per US$0.6552.

                                USE OF PROCEEDS

    We estimate that our net proceeds from this offering will be approximately $306.7 million (US$200.9 million, based on the noon buying rate on July 2, 2002), based on an assumed public offering price of $11.92 per common share (the closing price of our common shares on the TSX on July 2, 2002), after deducting the underwriting commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds will be approximately $353.0 million (US$231.3 million, based on the noon buying rate on July 2, 2002).

    We intend to use the net proceeds from this offering to reduce by $306.7 million the amounts outstanding under our revolving credit facilities. See "Indebtedness". Pending this use, we expect to invest the net proceeds in short-term, interest-bearing investment grade securities.

                                   DIVIDENDS

    We declared quarterly cash dividends of $0.025 per common share during fiscal 2001 and for the last three-quarters of fiscal 2000. A cash dividend of $0.02 per common share was declared for the first-quarter of fiscal 2000.

    On June 20, 2001, we declared a 100% stock dividend in respect of our common shares, which effectively achieved a two-for-one split of our outstanding common shares. Our common shares commenced trading on a split basis on July 5, 2001 on the TSX. We ascribed essentially no monetary value to the stock dividend.

    Commencing with the dividend payable on September 28, 2001, we raised the quarterly dividend to $0.03 per common share. We currently intend to maintain our quarterly dividend of $0.03 per common share. However, any decision to declare and pay dividends in the future will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors our directors may deem relevant.

    We permit our shareholders to elect to receive common share dividends in lieu of cash dividends. During fiscal 2000, fiscal 2001 and fiscal 2002, we issued 68,032, 34,410 and 17,605 common shares, respectively, as share dividends.

                                 CAPITALIZATION

    The following table describes our cash and capitalization as of March 31, 2002:

    - on an actual basis; and

    - on an as adjusted basis to give effect to our sale of 27,000,000 common shares in this offering at an assumed public offering price of $11.92 per share (the closing price of our common shares on the TSX on July 2, 2002), after deduction of estimated underwriting commissions and the estimated offering expenses payable by us, and the application of the net proceeds from this offering as described in "Use of Proceeds".

                                                                AS OF MARCH 31, 2002
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   ------------
                                                              (in millions of Canadian
                                                                      dollars)
Cash and short term investments.............................   $  110.1      $  110.1
                                                               ========      ========
Long-term debt, including current portion...................   $  926.5      $  619.8
Shareholders' equity
  Common shares (authorized -- unlimited: outstanding
    actual -- 218,955,780; as adjusted -- 245,955,780)......      186.8         498.3
  Retained earnings.........................................      446.8         446.8
  Currency translation adjustment...........................      (15.1)        (15.1)
                                                               --------      --------
  Total shareholders' equity................................      618.5         930.0
                                                               --------      --------
    Total capitalization....................................   $1,545.0      $1,549.8
                                                               ========      ========

    The table above excludes:

    - 12,462,822 common shares reserved for future issuance under our stock option plan as of March 31, 2002;

    - of which 4,999,078 common shares are issuable upon exercise of stock options outstanding under our stock option plan as of March 31, 2002 at a weighted average exercise price of $7.70 per share.

                        PRICE RANGE AND TRADING VOLUMES

    Our common shares are listed and posted for trading on the TSX under the symbol "CAE". We have applied to list our common shares on the NYSE under the symbol "CGT". The following table sets forth, for our fiscal periods indicated, the high and low closing sale prices and trading volume of our common shares on the TSX:

                                                                HIGH       LOW        VOLUME
                                                              --------   --------   ----------
                                                                ($)        ($)
FISCAL 2000
First Quarter...............................................    4.70       3.98     52,551,806
Second Quarter..............................................    4.83       4.00     48,574,342
Third Quarter...............................................    5.25       3.78     61,370,858
Fourth Quarter..............................................    8.05       4.93     62,770,938

FISCAL 2001
First Quarter...............................................    7.73       6.40     34,137,380
Second Quarter..............................................   10.25       7.58     61,660,124
Third Quarter...............................................   12.50       9.25     61,929,544
Fourth Quarter..............................................   12.83      10.35     46,310,856

FISCAL 2002
First Quarter...............................................   15.05      12.13     41,288,994
Second Quarter..............................................   15.34       8.25     66,402,008
Third Quarter...............................................   11.61       7.35     95,798,110
Fourth Quarter..............................................   11.97       9.70     65,122,133

FISCAL 2003
First Quarter...............................................  14.37      11.30      57,801,859
Second Quarter (through July 2, 2002).......................  11.92      11.92         873,943

    On July 2, 2002, the closing sale price of our common shares on the TSX was $11.92.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    YOU SHOULD READ THE FOLLOWING SELECTED CONSOLIDATED FINANCIAL DATA IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    The following table sets forth selected consolidated statement of earnings data for each of the years in the three-year period ended March 31, 2002 and balance sheet data as at March 31, 2001 and 2002 and as at March 31, 2002 as adjusted to give effect to our sale of 27,000,000 common shares in this offering at an assumed public offering price of $11.92 per share (the closing price of our common shares on the TSX on July 2, 2002), after deducting the underwriting commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described in "Use of Proceeds". The selected financial data set forth below are derived from, and are qualified by reference to, our audited consolidated financial statements and related notes included elsewhere in this prospectus. PricewaterhouseCoopers LLP, our independent auditors, audited these financial statements. Our consolidated financial statements have been prepared in accordance with Canadian GAAP. Canadian GAAP, as applied to us, conforms in all material respects with U.S. GAAP, except as otherwise described below and in note 21 to our consolidated financial statements.

                                                                    YEAR ENDED MARCH 31,
                                                              ---------------------------------
                                                                2000        2001       2002(1)
                                                              ---------   ---------   ---------
                                                              (in millions of Canadian dollars,
                                                                  except per share amounts)
STATEMENTS OF EARNINGS DATA:
CANADIAN GAAP
Revenue
  Civil Simulation and Training.............................  $  480.2    $  481.5    $  545.2
  Military Simulation and Marine Controls...................     384.9       409.9       581.3
                                                              --------    --------    --------
                                                              $  865.1    $  891.4    $1,126.5
                                                              ========    ========    ========
Operating earnings
  Civil Simulation and Training.............................  $   82.3    $  117.0    $  152.3
  Military Simulation and Marine Controls...................      15.4        34.9        90.0
                                                              --------    --------    --------
                                                              $   97.7    $  151.9    $  242.3
                                                              ========    ========    ========

Earnings from continuing operations.........................  $   62.3    $  105.2    $  149.3
Earnings and diluted earnings per share from
  continuing operations.....................................  $   0.28    $   0.49    $   0.69

Net earnings................................................  $   98.5    $  108.1    $  150.6
                                                              ========    ========    ========
Net earnings per share (basic and diluted)(2)...............  $   0.45    $   0.50    $   0.69
                                                              ========    ========    ========

U.S. GAAP
Earnings from continuing operations.........................              $   90.7    $  127.6
Earnings and diluted earnings per share from
  continuing operations.....................................              $   0.42    $   0.59

Net earnings................................................              $   93.6    $  134.2
Net earnings and diluted net earnings per share(2)..........              $   0.43    $   0.62

OTHER DATA:
EBITDA (Canadian GAAP)(3)...................................  $  120.0    $  171.0    $  285.4
EBITDA (U.S. GAAP)(3).......................................              $  151.9    $  266.4

                                                                    YEAR ENDED MARCH 31,
                                                              ---------------------------------
                                                                2000        2001       2002(1)
                                                              ---------   ---------   ---------
                                                              (in millions of Canadian dollars)
GENERAL STATISTICS:
Total backlog (at year end).................................  $1,747.1    $1,752.8    $2,695.9
Capital expenditures(4).....................................      21.8        76.3       249.6
Amortization(4).............................................      22.3        19.1        43.1

ADDITIONAL DATA:
CANADIAN GAAP(4)
Research and development expenses...........................              $   87.7    $   74.6
Rental expense..............................................                  38.9        48.2
Selling, general and administrative expenses................                  89.1       125.6
Interest expense (income)...................................                  (6.3)       22.7

                                                                        AS AT MARCH 31,
                                                              ------------------------------------
                                                                                          2002
                                                                2001        2002      AS ADJUSTED
                                                              ---------   ---------   ------------
                                                                                      (unaudited)
                                                               (in millions of Canadian dollars)
BALANCE SHEET DATA:
CANADIAN GAAP
Property, plant and equipment, net..........................  $  227.2    $  838.5       $  838.5
Total assets................................................   1,372.1     2,384.8        2,389.6
Total long-term debt........................................     265.3       926.5          619.8
Shareholders' equity........................................     464.1       618.5          930.0

U.S. GAAP
Property, plant and equipment, net..........................  $  244.7    $  931.4       $  931.4
Total assets................................................   1,369.0     2,449.2        2,454.0
Total long-term debt........................................     296.9     1,047.6          740.9
Shareholders' equity........................................     444.8       579.2          890.7

------------

(1) Our results for the year ended March 31, 2002 include the results of BAE SYSTEMS Flight Simulation and Training Inc. from April 2, 2001, Valmarine AS from August 1, 2001, Schreiner Aviation Training B.V. from August 24, 2001 and SimuFlite Training International, Inc. from
    December 31, 2001. These acquisitions affect the comparability of the fiscal 2002 results with fiscal years 2000 and 2001.

(2) In fiscal 2002, we adopted the new accounting standard for goodwill and intangibles. Giving effect to the standard, adjusted net earnings and diluted net earnings per share for fiscal 2001 and 2000 were $0.52 and $0.48. In fiscal 2001, we adopted the new accounting standard for income taxes and employee future benefits. See note 1 to our consolidated financial statements for details.

(3) Earnings from continuing operations before interest, tax, depreciation and amortization (EBITDA) is not a recognized measure under Canadian GAAP and U.S. GAAP. We believe that in addition to earnings, EBITDA is a useful supplemental measure as it provides investors with an indication of our ability to generate cash flows. EBITDA excludes amortization expense and the effects of amortization of goodwill and identifiable intangible assets which are non-cash charges. Investors should be cautioned, however, that EBITDA should not be construed as an alternative to net earnings determined in accordance with GAAP as an indicator of our performance or to cash flows from operating, investing and financing activities as a measure of liquidity and cash flows. Our method of calculating EBITDA may differ from other issuers and, accordingly, EBITDA may not be comparable to measures used by other issuers. We calculate EBITDA by adding back amortization as shown on our consolidated statements of cash flow to earnings from continuing operations before interest and income taxes as shown on our consolidated statements of earnings.

(4) These items may differ under U.S. GAAP. See note 21 to our consolidated financial statements for details.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS.

COMPARISON OF THE FISCAL YEAR ENDED MARCH 31, 2002 TO THE FISCAL YEAR ENDED
  MARCH 31, 2001

OVERVIEW

    Management's discussion and analysis of the fiscal 2002 financial results focuses on our core businesses, Civil Simulation and Training (formerly Commercial Simulation and Training) and Military Simulation and Marine Controls (formerly Military Simulation and Controls). During the year we accelerated our transformation from a supplier of simulation equipment to a provider of integrated training solutions in the civil aviation training market with the December 2001 acquisition of SimuFlite of Dallas, Texas and the August 2001 acquisition of Schreiner of the Netherlands. Our Military Simulation and Marine Controls segment strengthened our position in the U.S. military market with the first quarter acquisition of BAE SYSTEMS Flight Simulation and Training in Tampa, Florida and entered the commercial marine systems market with the second quarter acquisition of Valmarine in Drammen, Norway. On December 18, 2001, our board of directors approved the divestiture of our Forestry Systems segment to further sharpen our focus and to enhance our growth potential. The results of this segment are reported as discontinued operations and comparative amounts have been restated.

EARNINGS FROM CONTINUING OPERATIONS

    Consolidated earnings from continuing operations for fiscal 2002 climbed to $149.3 million, a 42% increase over the fiscal 2001 $105.2 million result. Earnings per share increased from $0.49 to $0.69, reflecting the effect of the restatement of Forestry Systems earnings as discontinued operations and the impact of the 100% stock dividend declared on June 20, 2001, effectively a stock split. All segments reported significantly improved performances in fiscal 2002 resulting from productivity improvements and cost reductions. Operating margins reached 21.5% for fiscal 2002 as compared to 17.0% in fiscal 2001. This improvement stems from the reduction in the manufacturing time to build a civil simulator, better execution on several military programs and cost containment initiatives. In addition, the Military Simulation and Marine Controls segment achieved robust results for the year due mainly to improved performance on its major programs, the first quarter acquisition of BAE SYSTEMS Flight Simulation and Training and the August 2001 acquisition of Valmarine. The Civil Simulation and Training segment's accelerated move into aviation training, through the two strategic acquisitions, helped to drive a 30% increase in this segment's operating earnings. In the fourth quarter, the segment absorbed the $7.0 million provision for workforce reductions announced in February 2002, the majority of which was expended by March 31, 2002.

    The earnings growth more than offset an increase in interest expense. Interest expense for the year at $22.7 million is higher than fiscal 2001 due primarily to the acquisition of four strategic businesses and capital spending in support of our growth initiatives in pilot training. In addition to cash flow from operations, this growth has been financed through the use of proceeds from the disposition of discontinued operations, utilization of our cash balances, short-term investments and long-term credit facilities.

CONSOLIDATED REVENUE

    Consolidated revenue for fiscal 2002, at $1.13 billion, reflects a 26% increase over the $891.4 million reported for the prior year. Revenue for Military Simulation and Marine Controls grew by 42% or $171.4 million, due primarily to the acquisition of BAE SYSTEMS Flight Simulation and Training which significantly enhanced our access to the U.S. military market, and Valmarine, which facilitated entry into the commercial marine control systems market. Revenue for Civil Simulation and Training rose 13%, driven by the acquisitions of SimuFlite in December and Schreiner in the second quarter, combined with the December opening of the Toronto Training Centre, the first quarter opening of the Sao Paulo Centre and other training centre initiatives.

DISCONTINUED OPERATIONS

    On December 18, 2001, our board of directors approved the divestiture of our Forestry Systems segment. Commencing in the third quarter the results of Forestry Systems were reported in discontinued operations and combined with the results of the Cleaning Technologies segment. Prior year amounts have been restated, accordingly. On March 28, 2002 we closed the sale of the Pulp and Paper Division of Forestry Systems to Advanced Fiber Technologies Income Fund
(AFT), a publicly traded income trust. The proceeds of the AFT offering, net of commissions, were approximately $123 million. AFT used the proceeds and an additional $39 million to acquire our business. In February, we completed the sale of CAE Ransohoff Inc. and CAE Ultrasonics Inc., two of our five Cleaning Technologies operations, to the former management of these operations, for US$21.4 million in the form of cash and subordinated notes. The result of these transactions, combined with an estimate of the net realizable value of the remaining discontinued operations contributed to a $1.3 million gain from discontinued operations for the year. Negotiations to sell the remaining businesses are proceeding and we expect to conclude agreements to dispose of some or all of the divestitures in the first half of fiscal 2003.

NET EARNINGS

    Consolidated net earnings increased 39% to $150.6 million or $0.69 per share in fiscal 2002 compared with consolidated net earnings of $108.1 million or $0.50 per share in fiscal 2001.

CASH FLOW

    Our cash and short-term investments decreased by a combined $169.5 million to $88.8 million and $21.3 million, respectively, and long-term debt increased by $560.2 million. These changes are the result of the four strategic acquisitions totalling $757.6 million and capital expenditures of $249.6 million primarily related to our expansion into aviation training. Total proceeds amounting to $187.1 million, received primarily in the fourth quarter from the disposition of the Pulp and Paper Division of Forestry Systems and the sale of CAE Ransohoff Inc. and CAE Ultrasonics Inc., were used to pay down debt. We received $42.6 million in the third quarter on the completion of a tax efficient sale and leaseback of the first two simulators installed in the Toronto Training Centre. In addition, on January 15, 2002, we completed a US$36.4 million project financing transaction with Banco ITAU of Brazil for the Sao Paulo Aviation Training Centre. This project financing comprises a 7.5-year term loan issued by the Brazilian bank and enables us to borrow exclusively on the strength of our Brazilian operations.

BACKLOG

    Order backlog as at March 31, 2002 reached $2.7 billion, up 54% over last year. The backlog includes two major programs, the Eurofighter visual system program and the Astute Class Submarine Training program for the U.K. Royal Navy, secured in the first half of the 2002 fiscal year.

REVIEW OF OPERATIONS

    CIVIL SIMULATION AND TRAINING

    Our Civil Simulation and Training business is a world leader in the design and production of commercial flight simulators, visual systems and training systems. The acquisitions of Schreiner in the second quarter and SimuFlite in December, combined with the December opening of the Toronto Training Centre, the first quarter opening of the Sao Paulo Training Centre and other training centre initiatives have accelerated our move into aviation training. These strategic initiatives have facilitated our transformation from a supplier of simulation equipment to a provider of integrated training solutions in the civil aviation training market and positioned us as the world's second largest independent aviation training company.

    FINANCIAL RESULTS

                                                                           YEAR ENDED MARCH 31,
                                                           ----------------------------------------------------
                                                             2002       2001       2000       1999       1998
                                                           --------   --------   --------   --------   --------
                                                                (amounts in millions of Canadian dollars)
Revenue..................................................   $545.2     $481.5     $480.2     $352.8     $296.8
Operating earnings.......................................   $152.3     $117.0     $ 82.3     $ 55.9     $ 56.7
Operating margins........................................   27.9%      24.3%      17.1%      15.8%      19.1%
Backlog (at year end)....................................   $641.2     $649.5     $527.8     $482.7     $339.9
Capital expenditures.....................................   $216.7     $ 72.9     $ 11.7     $ 23.2     $ 27.4

    Revenue for fiscal 2002 reached $545.2 million, $63.7 million or 13% higher than revenue for fiscal 2001. The increase in revenue from fiscal 2001 primarily stems from the Schreiner and SimuFlite acquisitions combined with the launch of the Sao Paulo, Toronto and Madrid training centres. In addition, higher visual upgrade and support service revenues were realized. Operating earnings of $152.3 million for the year were $35.3 million or 30% higher than fiscal 2001. These results reflect the impact of the accelerated move into aviation training and significant margin improvement achieved through productivity gains and cost containment initiatives. In addition, these operating earnings reflect a fourth quarter $7.0 million provision for workforce reductions, the majority of which was spent by March 31, 2002.

    Capital expenditures increased significantly in the fiscal year, the majority of which relate to the construction of five new training facilities.

    OPERATIONAL HIGHLIGHTS

    During the first half of the fiscal year, our strategy to expand and grow through pilot training gained significant momentum. The acquisition of Schreiner was announced along with plans to open a flight-training centre in Denver and an agreement to build and operate, with Emirates, the international airline of the United Arab Emirates (UAE), a new flight-training centre in Dubai. The acquisition of Schreiner in August 2001, and its four established training centres (Amsterdam and Maastricht, The Netherlands, Brussels, Belgium, and Dallas, Texas) added a total of 19 full flight simulators to our network of training facilities. On July 6, 2001, a long-term training agreement with Alitalia -- Linee Aeree Italiane was signed for three full flight simulators to be built, installed and owned by us, to provide training to Alitalia and other carriers at the Alitalia training centre in Rome. On July 14, 2001 we and Emirates signed an agreement to build and operate jointly a new aviation training centre in Dubai. The centre is scheduled to open in the summer of 2002. We also signed a five-year training service agreement with Qatar Airways, the new centre's first anchor customer.

    During the second quarter we concluded a contract with Frontier Airlines to train at our new training centre in Denver, Colorado scheduled to open in the summer of 2002. On December 13, we officially opened the Toronto Training Centre near Pearson International Airport and announced an agreement with Air Canada to train its Boeing 747-400 pilots at the new facility. Air Canada is the fourth Canadian airline anchor tenant at the Centre, joining Air Canada Jazz (formerly Air Canada Regional Inc.), Skyservice and Air Transat. The Centre provides training on three full flight simulators, an Airbus A330/340, an Airbus A320 and a Boeing 747-400. A fourth simulator for the Bombardier Dash 8-100/300 will be installed in early 2003. The acquisition of SimuFlite of Dallas, Texas was completed on December 31, 2001 for US$210.9 million, subject to an adjustment based on an audit of the closing balance sheet. Up until this strategic move, our entry into aviation training had concentrated on the wide-bodied and regional jet markets in the civil sector. The acquisition of SimuFlite positions us in the business-aircraft training segment -- and in the key U.S. market. Next year, SimuFlite will have 29 full flight simulators, all but one in Dallas, serving the business-aircraft market (the largest addressable or out-sourced aviation training market in the world). We see this market segment as the one least affected by the events of September 11, 2001 and one with solid growth potential. It is also a market specifically suited to our new, next generation simulator -- CAE Sim XXI. By the end of fiscal 2003, we expect to have in operation an installed base of over 80 full flight simulators. We will continue to execute our pilot training strategy, with the focus now on integrating the SimuFlite and Schreiner operations, ramping up utilization in the Toronto, Madrid and Sao Paulo Training centres, and progressing as planned on the Denver, Rome and Dubai centres.

    We achieved one of the most significant milestones on the CAE Sim XXI simulator program -- its inaugural test flight in January. CAE Sim XXI's modular design is the result of the latest next-generation technologies used to produce high quality high fidelity full flight simulators. The CAE Sim XXI simulator is easier to assemble, test, integrate, evaluate, deliver and maintain. Engineering activities for the first and second production of CAE Sim XXI simulators are underway and will be delivered to our training centre in Dubai. CAE Sim XXI manufacturing techniques will be extended to other of our simulation products. In addition, during the fourth quarter our full flight simulators at both the Toronto and Madrid aviation training centres received Level D certification, the highest level in full flight simulation. These achievements clearly demonstrate our commitment to maintaining our technological leadership.

    During the fiscal year, we were awarded 22 of 26 full flight simulator orders or 85% of the competed market (fiscal 2001 -- 35 of 42 full flight simulator orders). We also captured 16 of 27 competed visual systems, or 59%. New customers included an approximately $95 million contract for four full flight simulators all equipped with CAE's Maxvue Plus visual systems, to Khalifa Airways and an Airbus A330 full flight simulator equipped with our new image generator CAE Tropos to Taiwan-based EVA Airways Corp.

    OUTLOOK

    We expect to maintain our commanding leadership position in civil simulation and visual systems due to our focus on customer relationships, our commitment to innovation and technology, product quality, reliability and efficiency, and our continuing efforts to shorten delivery cycles through process improvements. We expect to increase our advantage in lead-time, cost, quality and reputation for performance through operational improvements and research and development programs. Last year we launched a large-scale research and development program to improve our flight simulator products. The next generation full flight simulator, CAE Sim XXI, is expected to go into full production later this year and is targeted for the growing regional and business jet training markets. It will also provide significant spin-off benefits for our entire suite of simulation and training products. Our capabilities in simulation-based interactive learning, including our CAE Simfinity system, will also complement our traditional strength in full flight simulators and flight training devices. Combined with our growing network of training centres, this complete suite of simulation-based equipment and training products permits us to offer airlines and business jet operators a range of training solutions.

    The events of September 11, 2001 had a negative impact on commercial airlines, on aircraft manufacturers and, by extension, on us, because we are, to some degree, dependent on the health and success of those industries. We have experienced some softening of near-term demand for civil simulators and anticipate a reduction in simulator orders in fiscal 2003. In addition, now that we have entered the civil aviation training market, the market for new simulators to third parties has been reduced, as we now manufacture these for our own use. The building of simulators for our own training centres, as well as for sale, the introduction of CAE Sim XXI, a continued focus on productivity savings through cycle time reductions and other cost containment initiatives should enable us to maintain current operating margins. The growth we expect to come from training should offset the decline in simulator sales.

    MILITARY SIMULATION AND MARINE CONTROLS

    Our Military Simulation and Marine Controls business is a premier designer and manufacturer of military flight and land-based simulation and training systems, and is a world leader in the supply of marine control systems. Three major events occurred during the first half of fiscal 2002, which served to accelerate our strategic initiatives in the military and marine markets. First, the acquisition of BAE SYSTEMS Flight Simulation and Training was completed on April 2, 2001 reflecting our commitment to strengthen our access to the U.S. defense market. On August 1, 2001, we announced the acquisition of Valmarine for approximately $63 million. Valmarine is a leader in the commercial marine control systems market (namely cruise lines, large passenger ferries and specialized cargo vessels). This acquisition is the foundation for growth in the Marine Controls Division and meets a key strategic objective by accelerating our entry into the commercial marine control systems market. In July, we were selected as one of several prime contractors under the United States Air Force
(USAF) Training Systems Acquisition II (TSA II) contract. This permits us to pursue USAF, Air Force Reserve, Air National Guard, and Foreign Military Sale products and services programs.

    FINANCIAL RESULTS

                                                                   YEAR ENDED MARCH 31,
                                                   ----------------------------------------------------
                                                     2002       2001       2000       1999       1998
                                                   --------   --------   --------   --------   --------
                                                        (amounts in millions of Canadian dollars)
Revenue..........................................  $  581.3   $  409.9   $  384.9   $  355.7   $  334.2
Operating earnings...............................  $   90.0   $   34.9   $   15.4   $   25.2   $   20.6
Operating margins................................   15.5%       8.5%       4.0%       7.1%       6.2%
Backlog (at year end)............................  $2,054.7   $1,103.3   $1,219.3   $1,242.6   $1,242.2
Capital expenditures.............................  $   32.9   $    3.4   $   10.1   $   45.7   $   25.4

    Revenue of $581.3 million for fiscal 2002 was $171.4 million or 42% above fiscal 2001, driven by the acquisitions of BAE SYSTEMS Flight Simulation and Training and Valmarine and activity on major programs awarded earlier in the year (Astute, Eurofighter). Operating earnings of $90.0 million were $55.1 million or 158% better than last year. These results reflect the significant improvement in performance on major programs, including the E-3A Airborne Warning and Control System, the Astute Class Submarine Training program, the C-5B Weapon System Trainer, the NATO Flying Training in Canada program and the Medium Support Helicopter Aircrew Training Facility, in addition to the BAE SYSTEMS Flight Simulation and Training and Valmarine acquisitions and the continuing impact of productivity and cost saving initiatives.

    Backlog at a record $2.05 billion, almost doubled last year's amount and includes the Eurofighter visual system program and the Astute Class Submarine Training programs.

    OPERATIONAL HIGHLIGHTS

    This segment secured three major contracts in the year, reinforcing our strategy and accelerating initiatives. During the second quarter, Eurofighter Simulation Systems GmbH selected us for visual systems for the Eurofighter EF2000 combat aircraft Aircrew Synthetic Training Aids program. Valued at over $170 million, the contract extends over several years, with the first deliveries to take place in calendar year 2002. Also during the second quarter, the FAST Consortium, owned half by us and half by Alenia Marconi Systems, signed a contract with the Defence Procurement Agency of the U.K. Ministry of Defence for the Astute Class Submarine Training program. This Private Finance Initiative contract is for the provision of comprehensive training services to the Royal Navy for 30 years, with an option to renew for an additional 10 years, in the operation and maintenance of the Astute Class submarines. A new training centre is being built in Scotland to house the simulators and provide classroom-training facilities. The contract added over $400 million to our backlog. During the fourth quarter, we signed a contract with the U.S. Army to be the prime contractor for the Army Special Operations Forces Aviation Training and Rehearsal Systems (ASTARS). The initial delivery order, valued at approximately $50 million, is for the design of the world's first AH/MH-6 Light Assault/Attack Reconfigurable (LASAR) Combat Mission Simulator (CMS) to train aircrews of both the AH-6 and MH-6 helicopters. The helicopter simulator, which will feature a 24-foot dome display, will be used by the U.S. Army 160th Special Operations Aviation Regiment (SOAR), the elite regiment of soldiers known as the "Night Stalkers", who have played a key role in Afghanistan. As prime contractor for the ASTARS program, we will also analyze the training and simulation needs of the U.S. Army 160th SOAR and assist in the development of upgrades to existing systems and new training systems. This contract enhances our prospects for securing other U.S. military contracts at a time when military spending is on the rise.

    OUTLOOK

    The military simulation and training market is driven by the introduction of new aircraft platforms, upgrades and life extensions to existing aircraft and a shift to greater use of simulation in pilot training programs due to the high degree of realism and the significantly lower cost compared to live training. We expect to increase our advantage in lead-time, cost, quality and reputation for performance through continued operational improvements and research and development programs. In particular, we launched a research and development program to introduce CAE NeTTS Networked Tactical Training Systems, a new PC-based architecture to address the requirement for scalable, re-configurable, cost effective training devices. In addition to technology and price, the customers' -- in most cases, governments -- key purchase criteria often include the contractor's local geographic presence. With our leading-edge technology solution, we are well positioned to capitalize on upcoming international Military and Marine programs in Canada, the United States, Europe, the United Kingdom, Asia and Australia, as well as teaming and/or collaboration arrangements in other countries. Our Military Simulation and Marine Controls segment has provided an exceptionally strong performance in fiscal 2002. Following the events of September 11, 2001, there was strong evidence of an increase in military spending, particularly in the United States. We expect to benefit from these increases especially now that we have a recognized presence in the United States to bid as a prime contractor on defense contracts. These factors coupled with the record backlog, the majority of which is long-term, provide a solid platform for the future.

LIQUIDITY AND CAPITAL RESOURCES

    Our cash and short-term investments decreased by $169.5 million during the year. Cash decreased to $88.8 million from the March 31, 2001 level of $156.8 million. Short-term investments amounting to $21.3 million are comprised of fixed term deposits maturing within the next year. Long-term debt increased by $755.8 million primarily on the utilization of new US$200 million and US$350 million long-term credit facilities and the completion of a US$36.4 million project financing transaction with Banco ITAU of Brazil for the Sao Paulo Aviation Training Centre. These changes in cash and long-term debt are also the result of our strategic acquisitions totalling $757.6 million for the year and capital expenditures of $249.6 million relating to our expansion into aviation training. In addition, $195.6 million in long-term debt was repaid from the proceeds received from the disposition of the Pulp and Paper Division of Forestry Systems and the sale of CAE Ransohoff Inc. and CAE Ultrasonics Inc. totalling $187.1 million and from cash flow from operations.

    We employ foreign exchange forward contracts to manage exposures created when sales are made in foreign currencies. The amount and timing of forward contracts varies on a number of project related factors, including milestone billings and the use of foreign materials and/or subcontractors. As at March 31, 2002, we had $144.1 million Canadian equivalent in forward contracts. We also entered into cross currency swap-contracts. Currently, three contracts are in effect and will mature in December 2002. Two of the contracts are in U.S. dollars and have a total notional value of $21 million; the third is in Canadian dollars and has a notional value of $30 million. If both forward and swap-contracts were marked to market at year-end, a foreign exchange gain of $3.0 million would result. These would be equally offset by future losses of foreign denominated cash flows over the balance of the contracts.

    We also use financial instruments to manage our exposure to changing interest rates and to adjust our mix of fixed and floating interest rate debt. In order to benefit from the low short-term interest rates prevailing in the Canadian market, we concluded interest rate swap agreements in fiscal 2002 with three financial institutions for periods of between one and four years. Following the implementation of our strategy, the mix of fixed rate versus floating rate debt was 55%-45% respectively. As at March 31, 2002, we had interest rate swaps converting mostly floating based long-term debt into fixed term debt totalling $334.1 million, which if marked to market at that date would result in a loss of $2.2 million. We deal only with sound counter-parties in executing any of our financial instruments.

    As at March 31, 2002, we had long-term debt and capital lease obligations totalling $926.5 million. This compares to long-term debt and capital lease obligations of $265.3 million in the prior year. This increase in long-term debt is due to the investments made during the year and sale and leaseback transactions. At March 31, 2002, the short-term portion of the long-term debt was $37.5 million compared to $2.3 million last year.

    In addition to the term revolving facilities totalling approximately
$1 billion, our liquidity is enhanced through access to $57.8 million in unsecured lines of credit with various banks, compared with $85.0 million in 2001. In the normal course of business, we issued letters of credit and performance guarantees for a total amount of $243 million.

    As at March 31, 2002, we had approximately US$147.8 million of accumulated non-capital tax losses carried forward that can be used to offset tax payable on future earnings from U.S. operations. We also have accumulated non-capital tax losses carried forward relating to our operations in other countries of approximately $64.0 million.

    SALE AND LEASEBACK TRANSACTIONS

    From time to time we have entered into sale and leaseback transactions to access low cost capital to support our growth initiatives. In fiscal 2002, we entered into three such transactions. With the acquisition of Schreiner, we acquired a lease for three full flight simulators valued at $50 million. As part of the acquisition of SimuFlite we entered into a 12-year sale and leaseback arrangement with the seller for five simulators valued at $86 million. In December 2001 we entered into sale and leaseback arrangements with a financial institution for two simulators manufactured for our Toronto Training Centre. Proceeds, at market value, amounted to $42.6 million, $12.2 million over the carrying value. The guaranteed residual value of $9.2 million will be deferred as a liability until the lease expiry date and the difference, $3.0 million will be realized over the term of the 22 year lease. Future minimum lease payments for all such arrangements amounting to approximately $340 million as at March 31, 2002 are disclosed in Note 18 "Operating Lease Commitments" to the consolidated financial statements contained elsewhere in this prospectus.

    This transaction follows sale and leaseback arrangements completed in December 1999 for two simulators manufactured for Air Canada. Proceeds amounted to $35.5 million, $17.2 million above their carrying value. The guaranteed residual value amounted to $8.3 million.

    NON-RECOURSE PROJECT FINANCING

    During 1997, we arranged non-recourse project financing for the Medium Support Helicopter Aircrew Training (MSHAT) program we entered into with the U.K. Ministry of Defence. The contract was awarded to a consortium, CAE Aircrew Training Services plc (Aircrew). The capital value of the assets required to be supplied by Aircrew is in excess of $200 million. The entity that owns the assets comprised in the training centre is CVS Leasing Ltd. (in which we have an 11% interest). We manufactured and sold the simulators to CVS Leasing Ltd., and CVS Leasing Ltd. then leased this equipment to Aircrew for the full term of the MSH contract. As Aircrew is majority-controlled by us, its financial position and results of operations are consolidated in our financial statements. Future minimum lease payments associated with the simulators leased to Aircrew amount to approximately $278 million as at March 31, 2002 and are disclosed in Note 18 "Operating Lease Commitments" to the consolidated financial statements contained elsewhere in this prospectus.

    Both the Canadian Institute of Chartered Accountants and the United States Financial Accounting Standards Board are reviewing the existing accounting standards relating to transactions such as those described above. While no new guidance has yet been made public, any change in the standards could affect our accounting for these transactions.

CRITICAL ACCOUNTING POLICIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates are evaluated on an ongoing basis and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses. Actual results may differ from these estimates under different assumptions.

    Our critical accounting policies are those that we believe are the most important in determining our financial condition and results, and require significant subjective judgment by management. A summary of our significant accounting policies, including the critical accounting policies discussed below, is set out in the notes to our consolidated financial statements.

    REVENUE RECOGNITION

    We generate a significant portion of our revenue from long-term contracts. The payment terms under our contracts vary with the type of project, typically taking 15 to 18 months for payment for a civil flight simulator and up to two years or longer for a military or marine project.

    Revenue from long-term contracts is recognized using the percentage of completion method, where revenue, earnings and unbilled accounts receivable are recorded as related costs are incurred, on the basis of percentage costs incurred to date on a contract, relative to the estimated total costs. Significant judgment is involved in estimating the total costs to complete a project. Revisions in cost and earnings estimates during the term of the contract are reflected in the period in which the need for revision becomes known. Losses, if any, are recognized fully when first anticipated. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Warranty provisions are recorded at the time revenue is recognized, based on past experience. Where customer support is billed separately, revenue is recorded ratably over the support period.

    Training service revenues are recognized in the period such services are provided. All other revenue is recorded and related costs transferred to cost of sales at the time the benefits and the risks of ownership associated with the product are transferred to the customer.

    Credit risk also exists but it is considered minimal because our customers are primarily well-established companies with good credit ratings or government agencies. Before accepting an order, we make a credit evaluation in order to properly assess the credit risk. When we identify a collection risk a provision for doubtful accounts is recorded.

    VALUATION OF INTANGIBLE ASSETS AND GOODWILL

    We account for our business combinations under the purchase method of accounting. The total cost of an acquisition is allocated to the underlying net assets based on their respective estimated fair values. Part of this allocation process requires that we identify and attribute values and estimated lives to the intangible assets acquired. We may engage experts to assist us in these matters, however these determinations involve considerable judgment. They often involve the use of significant estimates and assumptions, including those with respect to future cash flows, discount rates and asset lives. These determinations will affect the amount of amortization expense to be recognized in future periods.

    Effective April 1, 2001, we adopted the CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS HANDBOOK Section 3062, "Goodwill and Other Intangible Assets". This section requires that goodwill and intangible assets with indefinite useful lives not be amortized. Other intangible assets are amortized over their estimated useful lives. Their fair value is to be assessed annually and, if necessary, written down for any impairment. Goodwill represents the cost of investments in subsidiaries in excess of the fair value of the net identifiable assets acquired. Goodwill for acquisitions made prior to fiscal 2002 was amortized up to March 31, 2001 using the straight-line method over 40 years.

    DEFERRED DEVELOPMENT COSTS

    Where we intend to produce or market a product under development that is clearly defined, has identifiable costs, is technically feasible, and has a clearly defined market or use, and we expect to have the financial resources to complete the project, the costs associated with the project are deferred to the extent that their recovery through future sales or use of the product is reasonably assured. This requires us to make judgments about the likelihood of recovery of the costs. If we determine that recovery of the costs through future sales or use is no longer likely, any deferred costs not likely to be recovered are charged against earnings in the period. Once the project is complete, we amortize the deferred costs by reference to sales of the product over a period not exceeding five years.

NEW ACCOUNTING STANDARDS

    During the year, we implemented certain changes to our accounting policies in order to conform to new Canadian Institute of Chartered Accountants (CICA) accounting standards.

    On April 1, 2001, we adopted the new recommendations of the CICA
Section 1581, "Business Combinations" and Section 3062 "Goodwill and Other Intangible Assets". Accordingly, all business acquisitions performed during fiscal 2002 were accounted for using the purchase method. In addition, we ceased amortizing goodwill from April 1, 2001, as we adopted the goodwill impairment model introduced by the new accounting rules. Goodwill amortization amounted to $5.1 million for the year ended March 31,

2001. In addition, no write-down of goodwill arose from the application of the impairment model upon adoption of these new recommendations.

    In accordance with CICA Section 1650 "Foreign Currency Translation", we will no longer amortize the exchange gains or losses arising on the translation of long-term foreign currency debt. Exchange gains or losses arising on translation will be included in earnings as incurred. Effective April 1, 2002, the recommendations will be applied retroactively and consequently, prior years' financial statements will be restated. At March 31, 2002, the unamortized exchange loss relating to the existing long-term foreign currency debt amounted to $9.2 million (2001 -- $7.6 million). The impact of this accounting change will be a charge to fiscal 2002 earnings of $1.1 million, net of $0.5 million in taxes, and a charge to fiscal 2002 opening retained earnings of $5.3 million, net of $2.3 million in taxes.

    Effective April 1, 2002, we will prospectively adopt the new recommendations of CICA Section 3870 "Stock-based Compensation and Other Stock-based Payments". The standard encourages but does not require that the fair value method of valuing stock options be used for transactions with employees. We will not change the method currently used to account for stock options granted to employees, but we will provide the required pro forma disclosures on the impact of the fair value method, which produces estimated compensation charges. For the year ended March 31, 2002, had the new standard been adopted, a reduction of less than $0.01 on both earnings and diluted earnings per share from continuing operations and net earnings and diluted net earnings per share would have been presented.

QUARTERLY FINANCIAL INFORMATION

                                                               FIRST      SECOND     THIRD      FOURTH
                                                              QUARTER    QUARTER    QUARTER    QUARTER
                                                              --------   --------   --------   --------
                                                                             (unaudited)
                                                              (amounts in millions of Canadian dollars
                                                                      except per share amounts)
2002
Continuing operations
  Revenue...................................................   $242.3     $255.1     $279.9     $349.2
  Earnings..................................................   $ 33.0     $ 34.9     $ 40.4     $ 41.1
  Earnings per share........................................   $ 0.15     $ 0.16     $ 0.19     $ 0.19
Net earnings................................................   $ 34.4     $ 38.3     $ 40.9     $ 37.0
Basic and diluted net earnings per share....................   $ 0.16     $ 0.18     $ 0.19     $ 0.17

2001
Continuing operations
  Revenue...................................................   $202.9     $215.0     $244.4     $229.1
  Earnings..................................................   $ 21.7     $ 27.9     $ 27.8     $ 27.8
  Earnings per share........................................   $ 0.10     $ 0.13     $ 0.13     $ 0.13
Net earnings................................................   $ 13.0     $ 34.6     $ 31.5     $ 29.0
Basic and diluted net earnings per share....................   $ 0.06     $ 0.16     $ 0.15     $ 0.13

COMPARISON OF THE FISCAL YEAR ENDED MARCH 31, 2001 TO THE FISCAL YEAR ENDED
  MARCH 31, 2000

EARNINGS FROM CONTINUING OPERATIONS (RECLASSIFIED)

    On December 18, 2001, our board of directors approved a plan to divest the Forestry business segment. As a result of the planned divestitures, our consolidated financial statements for 2001 have been reclassified to reflect the results of operations for the Forestry group as a discontinued operation.

    Consolidated earnings from continuing operations climbed to $105.2 million, a 69% improvement from last year's level of $62.3 million. Earnings per share reached $0.49, an increase of 75% over last year's $0.28 per share, reflecting both the earnings improvement and the per share impact of our common share purchases under a normal course issuer bid. The growth in earnings is anchored by margin improvements across both business units arising from a combination of cost savings from consolidation and integration, tangible productivity improvements in our core manufacturing and the growth in volume. Operating earnings for Civil Simulation and Training outpaced growth in revenue, as the incremental volume to meet demand for direct sales as well as the manufacture of simulators for our own training centres combined with productivity improvements contributed to a significant increase in margins. Operating earnings for Military Simulation and Marine Controls increased 127%, due to an improvement in the mix of program activity and the completion early in the year of certain higher cost programs.

CONSOLIDATED REVENUE

    Consolidated revenue for fiscal 2001, at $891.4 million, reflects an increase of 3% over the fiscal 2000 level of $865.1 million. Revenue for Military Simulation and Marine Controls grew by 7% or $25 million due to higher activity on certain U.S. military simulation programs, in marine controls applications attributable to the Astute Class Submarine Training program and from the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) base Benson in Oxfordshire, England. Civil Simulation and Training revenue increased slightly over fiscal 2000 reflecting the continued buoyant market and our success in capturing a major share of full flight simulator orders.

DISCONTINUED OPERATIONS

    In addition to the above restatement to include the Forestry group as a discontinued operation, in February 2000, we had approved a plan to divest our Cleaning Technologies and Energy Control Systems businesses. On May 31, 2000, the sale of substantially all of the assets of the Energy Control Systems businesses to SNC-Lavalin was completed.

    The results of these operating units along with the results of Railway Technologies and Services, which was sold in December 1999, have been reported as discontinued operations. The results of discontinued operations amounted to a net gain of $2.9 million, as the earnings from the Forestry group more than offset losses relating primarily to the Cleaning Technologies business. This compares to a gain from Discontinued Operations of $36.2 million in fiscal 2000, which included an after-tax gain of $13.6 million from the sale of the Railway Technologies and Services group.

NET EARNINGS

    Consolidated net earnings increased 10% to $108.1 million or $0.50 per share compared with consolidated net earnings of $98.5 million or $0.45 per share in fiscal 2000.

CASH FLOW

    Our cash and short-term investments increased by a combined $45 million during the year to $156.8 million and $122.8 million, respectively. The increase reflects the higher earnings and significantly lower working capital, offset by higher capital expenditures in support of growth in civil flight training.

BACKLOG

    Order backlog as at March 31, 2001 was unchanged at $1.8 billion.

REVIEW OF OPERATIONS

    CIVIL SIMULATION AND TRAINING

    Our Civil Simulation and Training business is the world leader in the design and production of civil flight simulators, visual systems and training systems. We officially opened our first independent training centre -- CAE South America Flight Training centre in Sao Paulo, Brazil, on April 19, 2001.

    FINANCIAL RESULTS

                                                                           YEAR ENDED MARCH 31,
                                                           ----------------------------------------------------
                                                             2001       2000       1999       1998       1997
                                                           --------   --------   --------   --------   --------
                                                                (amounts in millions of Canadian dollars)
Revenue..................................................   $481.5     $480.2     $352.8     $296.8     $186.3
Operating earnings.......................................   $117.0     $ 82.3     $ 55.9     $ 56.7     $ 27.4
Operating margin.........................................   24.3%      17.1%      15.8%      19.1%      14.7%
Backlog (at year end)....................................   $649.5     $527.8     $482.7     $339.9     $154.2
Capital expenditures.....................................   $ 72.9     $ 11.7     $ 23.2     $ 27.4     $  9.0

    Operating earnings of Civil Simulation and Training climbed 42% over the preceding year's level, to a record $117.0 million. Revenue in fiscal 2001 was up slightly over fiscal 2000. The revenue reflects very little training revenue as yet for the simulators we are building for our own training centres. Productivity improvements and the leverage on costs resulting from the high volume level, from both external orders and training centre requirements, has driven significant improvement in operating earnings.

    Capital expenditures increased significantly in fiscal 2001, the majority of which relates to the construction of three training facilities.

    OPERATIONAL HIGHLIGHTS

    Demand for flight training equipment remained strong during fiscal 2001 due to ongoing fleet renewal, fleet expansion, strong demand in the regional and business jet markets and pilot attrition. The use of simulators for training continued to expand due to improved technology and the significant costs savings as compared with flight training aboard an actual aircraft. Furthermore, simulation allows for training pilots to cope with high risk situations such as engine fires and windshear, which cannot safely be attempted on the actual aircraft.

    In fiscal 2001, we won 35 of 42 competed full flight simulators, representing a worldwide market share of 83%. CAE's civil Maxvue visual system captured 28 out of 42 competed orders, or a 67% market share.

    During the year, we obtained full flight simulators orders from five new customers, Air France, Air New Zealand, Southwest Airlines, Ryan Air and WestJest. We won all full flight simulators orders for regional jets.

    We made significant progress in our strategic move into the civil flight training business. The training facility in Sao Paulo, Brazil was completed and put into operation. During the year, agreements with Varig, Gol Transportes Aereos of Brazil and LAPA of Argentina were announced for aircraft training. These agreements are in addition to the long-term agreement, announced last year, with Sao Paulo-based Transportes Aereos Regionais S.A. (TAM) for Fokker 100 and Airbus A320 training in the new facility. Air Nostrum, the regional feeder of Iberia, is our anchor customer in our new training centre in Madrid, Spain.

    MILITARY SIMULATION AND MARINE CONTROLS

    Our Military Simulation and Marine Controls business is a premier designer and manufacturer of military flight and land-based simulation and training systems, and is a world leader in the supply of marine control systems.

    FINANCIAL RESULTS

                                                                   YEAR ENDED MARCH 31,
                                                   ----------------------------------------------------
                                                     2001       2000       1999       1998       1997
                                                   --------   --------   --------   --------   --------
                                                        (amounts in millions of Canadian dollars)
Revenue..........................................  $  409.9   $  384.9   $  355.7   $  334.2   $  370.1
Operating earnings...............................  $   34.9   $   15.4   $   25.2   $   20.6   $   30.9
Operating margin.................................    8.5%       4.0%       7.1%       6.2%       8.3%
Backlog (at year end)............................  $1,103.3   $1,219.3   $1,242.6   $1,242.2   $  489.4
Capital expenditures, net........................  $    3.4   $   10.1   $   45.7   $   25.4   $   16.2

    Revenue increased by $25.0 million or 7% while operating earnings increased by $19.5 million or 127% in the fiscal year. The revenue increase reflects higher activity on the U.S. Air Force E-3A Airborne Warning and Control (AWAC) Flight Crew Training Program and in marine control applications attributable to the U.K. Royal Navy on the Astute Class Submarine Training program. Higher revenues were also generated from the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) base Benson in Oxfordshire, England, which officially opened in July 2000. The increase in operating earnings reflects the effect of the repositioning strategy whereby four independent military simulation and training businesses were successfully integrated into one focused profit centre.

    OPERATIONAL HIGHLIGHTS

    We reached an agreement with BAE Systems North America to buy BAE SYSTEMS Flight Simulation and Training of Tampa, Florida. This purchase was concluded on April 2, 2001. The acquisition strengthens our access to the U.S. defense market and a relationship with BAE Systems PLC, which enhances our global position in the defense simulation and training sector.

    We continued our efforts to establish ourselves as a significant training equipment provider. We were awarded contracts for Germany's Tornado Cockpit Procedure Trainer at Holloman Air Force Base, C-130J upgrade for the Commonwealth of Australia, upgrade for NATO E-3A, update for U.K. MoD Maintenance Training System and Lynx Mk8 and Eurofighter 2000. We were also successful in enhancing our position as a training service provider. We continue to focus on expanding our relationship with current customers through long-term service agreements, upgrades of current devices and provision of additional training equipment.

    On July 17, 2000, His Royal Highness The Duke of York attended the inauguration of the Medium Support Helicopter Aircrew Training Facility (MSHATF) at Royal Air Force (RAF) base Benson in Oxfordshire, England. This showcase facility represents the first turnkey training services program for us, and the first transfer of a complete military training function to a commercial contractor under terms of a private financed initiative contract. This achievement is an important milestone in relation to our entry into the military and civil training services business. For the inauguration, five of the six flight simulators that form the core of the Medium Support Helicopter Aircrew Training Facility in the U.K. were delivered and certified Ready for Training. The one remaining flight simulator was delivered and certified in April 2001. We also commenced provision of third party training for Canadian Air Force pilots.

    We won contracts to provide the Integrated Platform Management System for three of the Korean Navy's new KDX-II class Destroyers. The Korean Navy plans to build up to six of these 5,000-ton warships in a continuing modernization of its forces.

    During the year the FAST Consortium, owned 50% by us and 50% by Alenia Marconi Systems, was selected as the Preferred Bidder by the Defence Procurement Agency of the U.K. Ministry of Defence for the Astute Class Submarine Training program. This Private Finance Initiative contract is for the provision of comprehensive training services to the Royal Navy for up to 40 years in the operation and maintenance of the Astute Class Submarine Training program. A new training centre will be built in Scotland to house the simulators and provide classroom-training facilities. Contract negotiations were completed in the second quarter of fiscal 2002 and added approximately $420 million to backlog.

                                    BUSINESS

    We are a world leading designer and manufacturer of advanced simulation and control equipment and provider of integrated training solutions for the military, civil aviation and marine markets. With over 50 years of experience, strong technical capabilities, a highly trained workforce and a global reach, we have built an excellent reputation and long-standing customer relationships.

    We have delivered simulation products to the military forces of more than 30 countries, are the world's leading supplier of civil flight simulators in the competed market, in which contracts are awarded on the basis of a competitive bidding process, and are the second largest independent provider of civil aviation and training services based on the number of simulators operated. We are a world leader in the provision of marine automation systems for both naval and commercial shipping and we supply full scope simulators to support the training of staff for both nuclear and fossil-fueled power generation plants. We also provide a range of simulation equipment for sea and land-based activities.

    Over the last two years, our company has undergone a significant transformation from being primarily a manufacturer of simulation and controls equipment to a provider of fully integrated training solutions through an expanding network of aviation training centres in strategic locations around the world. We are leveraging our technology, expertise and customer relationships acquired in supplying high quality simulation equipment and services to develop integrated training solutions for military forces, commercial airlines, business aircraft operators, aircraft manufacturers and marine vessel operators. Our training solutions are customized to meet our customers' varied needs for a range of equipment, facilities, training materials, support services and personnel.

    Headquartered in Canada, we have a global presence with approximately 6,400 employees at our manufacturing operations and training facilities in 16 countries, including approximately 1,200 based in the United States. In fiscal 2002, we generated $1.1 billion in revenue. At March 31, 2002, we had approximately 460 active contracts representing a total order backlog of $2.7 billion.

    We report our results based on two business segments: (i) Military Simulation and Marine Controls and (ii) Civil Simulation and Training.

    MILITARY SIMULATION AND MARINE CONTROLS

    We are a world leader in the design and production of military flight simulation equipment. We develop simulation equipment and training for a variety of military aircraft, including fighter jets, helicopters and transport planes. We also have an extensive product range covering many American and European weapon systems. Our military simulators provide full combat environments that include interactive enemy and friendly players, as well as weapons and military sensors. These simulators incorporate highly realistic visual scenes covering areas as large as whole countries that are able to show the effects and characteristics of a variety of battlefield features, including those seen through Infra Red and Low Light Level TV Sensors.

    We have moved beyond the supply of simulation equipment into the provision of military training with our Medium Support Helicopter Aircrew Training Facility in the United Kingdom and our C-130 transport plane training facilities in Tampa, Florida and Marietta, Georgia. Following our April 2001 acquisition of BAE SYSTEMS Flight Simulation and Training in Tampa and the subsequent creation of CAE USA, we were named a prime contractor for several military contracts for the United States. We believe we are better able to win military contracts globally because we operate with a local presence in the United States, the United Kingdom, Germany, Canada and Australia, and we have teaming arrangements and local representation in several other countries.

    We are a world leader in the supply of automation and controls systems for the naval and commercial marine markets, and have been selected for the provision of controls for more than 100 warships in 13 navies. Our marine control systems monitor and control propulsion, electrical steering, ancillary, auxiliary and damage control systems. We have moved beyond the supply of marine controls into the provision of naval training services through our participation in the 30-year U.K. Royal Navy Astute Class Submarine Training program. In August 2001, we entered the commercial marine market by acquiring Valmarine, a civil marine control systems vendor focused on cruise lines, passenger ferries and cargo vessels. Valmarine has installed automation systems on approximately 450 vessels worldwide.

    CIVIL SIMULATION AND TRAINING

    In fiscal 2002, we had an 85% market share in the worldwide competed civil full flight simulator market and a 59% market share in the worldwide competed visual systems market. We build civil simulators for all categories of aircraft including those built by Airbus, Boeing, Bombardier, Cessna, Dassault, Embraer, Fairchild/Dornier, Gulfstream and Raytheon. We also build simulators for civil helicopters, including models by Bell Helicopter and Sikorsky. In 2001, we entered the civil flight training business by opening our first pilot training centre in Sao Paulo, Brazil in April and launching our Toronto, Canada facility in December. During 2001, we also acquired Schreiner and SimuFlite, adding six new pilot training centres to our operations. We are the world's second largest independent provider of training services, based on the number of simulators available for third party training. As at March 31, 2002, we had an installed base of 59 civil full flight simulators in seven countries, located in nine CAE training centres and three other locations.

INDUSTRY OVERVIEW

    The military and civil markets we serve are driven by factors particular to each market. We believe the military market is most influenced by a combination of defense spending and the nature of military activity. We believe the civil market is most affected by the nature and composition of aircraft fleets, pilot demographics, certification requirements and market demand for commercial and business air travel.

    MILITARY SIMULATION AND MARINE CONTROLS

    Military forces increasingly rely on sophisticated and interrelated weapons systems and equipment, computer systems, visual systems and other advanced technologies to operate in a broadening range of conditions and scenarios. Achieving a high state of operational readiness is a constant goal and challenge for militaries. Simulators enable military organizations to achieve their training goals while minimizing the physical use of expensive systems and equipment. In addition, the use of simulators helps to avoid injuries to personnel and the loss of equipment due to training accidents. Simulators allow for the training of tasks and missions that cannot be practiced in the real world.

    Flight simulators are used to train pilots to operate a variety of military aircraft including fighter jets, helicopters and transport aircraft. Flight simulators permit the crews of military aircraft to coordinate and improve their essential combat skills in a safe, cost-effective and realistic range of environments. The simulators enable pilots to realistically practice both offensive and defensive tactics, such as firing aircraft weapons systems and avoiding attack from enemy surface and air threats. The immersive environment provided by simulators allows pilots to train for highly demanding maneuvers and life threatening scenarios, such as rotor failure, missile impact or the effects of exceptional turbulence.

    Simulators for land systems provide similar advantages. Though land systems equipment is generally less complex than that found in aircraft and marine vessels, the systems often operate in conjunction with other equipment in environments involving many soldiers and various weapons systems.

    Simulators for submarines and other naval vessels provide many of the same training advantages as flight simulators. Crews of submarines are able to coordinate and improve their essential combat and operational skills, including navigation, weapons deployment, mission skills and speed in processing critical data in a safe, cost-effective and realistic range of environments. Such simulators are used to train crews for highly demanding maneuvers and life threatening scenarios, such as catastrophic structure failure and missile impact. Other simulators for naval control systems permit a crew to learn to operate a ship's control systems in a variety of environments.

    Integrated shipboard control systems installed on naval and civil ships enable crews to monitor and control the vital platform machinery and systems such as propulsion, electrical power generation and distribution, steering, auxiliaries and damage control. The operational effectiveness of a ship is greatly enhanced by incorporating on-board control systems training capability. Operators can be continuously trained while at sea using these systems. This facilitates high levels of fleet readiness to respond to demands of national security for naval ships and facilitates enhanced passenger comfort and safety in civil applications such as cruise liners.

    We believe the following trends will continue to drive the development of the military simulation and marine controls market:

    INCREASING DEFENSE SPENDING

    Following the September 11, 2001 terrorist attacks, the U.S. government increased its defense spending. The fiscal 2003 defense budget submitted by the Bush administration to Congress was US$379 billion, a 13.5% increase over the amended fiscal 2002 defense budget of US$334 billion. The Bush administration's defense budget also requested an increase in spending of approximately
US$120 billion over the next five years. The United States government's defense spending has recently represented about one-third of the world's total defense spending. Military spending is also increasing in Asia, while defense expenditures are stable in NATO countries other than the United States. Apart from spending on defense, there is an increased emphasis on security in most Western nations in the face of increased terrorist threats. It is expected that some of this spending will address new technologies and training for counter-terrorism activities.

    RAPID EVOLUTION OF TECHNOLOGY AND WARFARE

    Technological advances and the changing nature of warfare have resulted in a rapid evolution of weapons systems and equipment. This has been illustrated by current events in Afghanistan, where the coalition forces are facing asymmetric threats and where extensive use is being made of unmanned air vehicles (UAV) such as the Predator and Global Hawk. Military forces face a wide range of operations which are increasingly likely to be asymmetric or involve operations in urban terrain. In light of these changing circumstances, the key focus of military forces has evolved towards information dominance linked with networked weapons systems. These highly technical networked systems lend themselves to simulation training.

    Accelerated developments in computer and visual technologies enable devices of greater fidelity and promote the proliferation of simulation technologies. In particular, the rapid evolution of commodity graphics technologies of recent years has substantially redefined the price/performance envelope of visual equipment. Visual systems provide simulator-correlated, geo-specific representations of the synthetically-generated environment under a broad range of weather, illumination and other conditions. Visual database representations can be rapidly synthesized from Geographical Information System (GIS) data and applied to military mission rehearsal exercises.

    The introduction of new aircraft and weapons platforms, as well as upgrades and life extensions to existing aircraft and weapons platforms, will necessitate new training requirements for military operators. For example, we expect programs in Europe such as the Eurofighter 2000, the A400M military airlifter, the NH90 helicopters as well as upgrades for the Tornado tactical aircraft and Lynx helicopter fleets will create additional flight simulation requirements. The U.S. Air Force upgrade of its C-130 fleet under the Avionics Modernization Program will also require corresponding upgrades and new simulators to train aircrews on upgraded aircraft. The U.S. Air Force's decision to lease KC-767 tankers from Boeing will also produce a need for new training simulators.

    Early in 2002, the U.S. Army announced its next generation training strategy, Flight School XXI, which calls for extensive integrated simulator training for aviators before their first combat unit assignments. The U.S. Army is effecting far-reaching changes to its land forces structure through a program called the Future Combat System. This program will employ a range of manned and unmanned vehicles which will generate significant training requirements as the equipment is deployed. We believe that the Future Combat System will generate new opportunities to exploit simulation technology in vehicle and system design. We also expect the advent of new digital communications systems and lighter air mobile forces to create additional training needs for European land forces.

    EVOLVING ROLE OF SIMULATION TRAINING

    We believe that the military will continue to make greater use of simulation as an effective solution for more frequent and sophisticated training requirements for several reasons. First, advances in technology have enhanced the realism that can be achieved in simulation training. As a result, militaries are more receptive to utilizing this technology. The achieved realism combined with the development of extensive environment databases offer militaries the ability to train in situations and conditions either difficult or impossible to consistently replicate in a physical setting. Second, simulation training also is more cost effective than training personnel on actual equipment. Third, simulation training involves less potential for accidents and resulting injury to personnel and damage to equipment. Finally, we believe simulation will increasingly be used in areas consistent with the Simulation Based Acquisition initiatives of the U.S. Department of Defense which seek to use simulation to evaluate competing system designs prior to commitment to full scale design and development.

    INCREASING INTEREST OF GOVERNMENTS IN PRIVATELY FINANCED LONG-TERM TRAINING
     MODELS

    The increasing sophistication of weapons systems has resulted in the need for more sophisticated training equipment and services. The development, construction and delivery of these training resources require a high level of specialized technology and knowledge, and often involve significant expense. The U.K. government has increasingly turned to private sector companies to build, maintain and deliver training equipment and services under long-term financed arrangements because these companies can deliver an integrated training solution more quickly and efficiently and at lower cost. We are already in full scale operation in the U.K.'s first military training privately financed initiative, the Medium Support Helicopter Aircrew Training Facility, and are under contract to deliver the Astute Class Submarine Training program under private finance. The U.K. is currently considering the outsourcing of all undergraduate pilot training under the Military Flying Training System project. It is reviewing bids on the Armoured Vehicle Training Service (AVTS) program, which would be a private financed initiative outsourcing of all training associated with gunnery, tanks and armored vehicles. The government of Germany is currently seeking tenders for the NH90 helicopter training programs under this form of procurement and several other European nations are also considering this type of procurement approach.

    INCREASING COMPLEXITY OF SHIPS AND REDUCED MANPOWER

    We believe that new ship designs will continue to steadily increase in complexity and value with the commensurate demand for more sophisticated control systems and integration solutions. At the same time, the need for navies and civil ship owners/operators to reduce operational costs by reducing manpower on-board ships adds to the demand for complex automation. The potential reduction of engineering manpower is of particular interest to those navies that face manpower retention problems due to long periods at sea. There is a trend towards the procurement of larger turnkey packages of ship controls and associated electronic/electrical systems by navies, owners of high-end merchant ships and shipbuilders around the world. This should allow companies with the capability to undertake such larger scale integration tasks to win contracts of greater value, with the attendant long-term benefits that will accrue due to the requirement to support these ships typically for over 20 years.

    CIVIL SIMULATION AND TRAINING

    The use of flight simulators in pilot and crew training is well established within the commercial and business markets. Increased utilization of simulators has occurred as a result of the growth in commercial and business air travel which, in turn, has driven fleet expansion and increased demand for pilot training. Civil simulator usage has also increased due to advances in technology that enable increased realism and the significant cost savings provided by flight simulation training compared to actual flight time. The use of synthetically-generated reproductions of airport configurations and terrain incorporated into the simulation further enhance the effectiveness of simulation training. Simulators are also utilized by pilots to supplement actual flying time to maintain their certification. Today's most sophisticated civil flight simulators are rated Level D by the FAA or receive similar ratings from regulatory authorities in other countries, indicating that a pilot can be certified to fly an aircraft type based solely on simulator training. Flight simulators also allow pilots to experience and learn emergency procedures that cannot be practiced safely aboard the actual aircraft.

    Flight simulation equipment is purchased by major and regional airlines, aircraft manufacturers and independent training providers. Simulators are manufactured by a limited number of companies and are sold based on the criteria of product quality, service, delivery, supplier reputation, price and life cycle costs. In fiscal 2002, 26 full flight simulators were sold to third parties in the global competed market. Prices for civil flight simulation equipment can range from US$2 to 5 million for a flight training device to US$12 to 14 million for a full flight simulator.

    Within the flight simulation industry, training services is the largest and fastest growing market segment. The training services market consists of sales of equipment systems, facilities, tools and programs designed to enable pilots to obtain and retain the necessary qualifications to pilot a particular aircraft, and to enable maintenance workers to inspect, maintain and repair aircraft. Training is carried out by airlines as well as independent training providers. Currently, approximately 45% of the full flight simulators in use around the world are owned and operated by commercial airlines to provide training to their pilots, with the vast majority owned by large commercial airlines. These large commercial airlines also use independent training facilities to supplement their training programs. Ownership of simulators by regional airlines and business aircraft operators is considerably less common. As a result these companies primarily use independent training providers.

    We believe the following trends and developments will continue to drive the civil simulation and training industry:

    EFFECTIVENESS AND COST ADVANTAGES OF SIMULATOR TRAINING

    Simulator training is an essential element in civil pilot and crew training. The realism of the simulated flight experience has made simulators an effective tool for training pilots and crew. Pilots and crew can be trained for a variety of aircraft, using visualizations of most of the civil airports around the world, and in varying environmental conditions. The cost savings to aircraft operators are substantial as costs such as fuel, ground crew and maintenance, as well as aircraft wear and tear, are avoided. The average cost to train in a full flight simulator is US$500 an hour, whereas it can cost as much as US$5,000 to US$10,000 to fly an actual aircraft for an hour. In addition, simulator training minimizes the risk of accidents and resulting injury to personnel and damage to equipment. Full flight simulator training users are also accorded more favorable liability insurance premiums. Simulator based training also offers considerable flexibility with respect to the timing and duration of training sessions. In the past, the use of independent training services was limited by the availability of convenient training centres. With the development of additional independent training centres around the world, we believe that this historical deterrent will be addressed. We believe that the costs of acquiring and maintaining full flight simulators will encourage additional usage of independent training providers by commercial airlines.

    PILOT CERTIFICATION AND LICENSE REQUIREMENTS

    Piloting an aircraft is a regulated activity requiring both initial and recurring training to achieve defined levels of competence and experience. To keep a license to fly an aircraft weighing over 12,500 pounds, certain regulations require pilots to demonstrate proficiency for that aircraft type at least once a year. Certification and license requirements can be satisfied through simulated flight and many pilots elect to do so.

    EXPANSION AND DIVERSIFICATION OF AIRCRAFT FLEETS

    The introduction of new aircraft and expansion and diversification of fleets creates incremental pilot training requirements. Simulation training is now considered an essential element in pilot and crew training for the large commercial, regional and business segments of the market. An experienced pilot typically needs between 15 and 40 hours on a simulator to learn the intricacies of a new aircraft. We estimate that approximately one simulator is required to support every 20 commercial aircraft in operation.

    New aircraft deliveries are a major driver for this market. In "The World Market for Large Commercial Jet Transports", Forecast International/DMS Inc. projects that 6,895 large commercial jet transports worth some US$550 billion will be produced from 2002 to 2011.

    Demand for civil air travel and the timing of delivery of new aircraft have been adversely affected by the September 11, 2001 terrorist attacks. As a result, we anticipate a reduction in new third party orders for full flight simulators in this fiscal year. However, the impact of these events has been less severe on the demand for flight training services.

    Virtually every business aircraft transaction, whether a new or after-market transaction, triggers the need for pilot training. Business aircraft simulation training is primarily provided by independent training providers. We believe that additional demand for business aircraft simulation training will be attributable to growth in new business aircraft sales; 2,500-3,000 after-market sales annually of existing aircraft in operation; and the increase in fractional ownership and unscheduled charter flights. We believe the long-term growth outlook for civil air travel will drive increased aircraft deliveries across the spectrum of aviation service providers and, in turn, the demand for simulation technology and training.

    PILOT DEMOGRAPHICS

    According to AIR Inc., a major pilot recruitment firm, U.S.-established airlines will retire 50% of their pilots by 2010. AIR Inc. estimates that almost 9,000 American pilots will retire in the next five years. As pilots retire, other pilots must be trained to fly the aircraft. Historically, the major commercial airlines hired a substantial number of pilots from the military as these pilots retired or otherwise left military service. In recent years there have been fewer available military pilots. The relative lack of available military pilots has caused increased demand for qualified pilots throughout the industry. As a result, the major airlines have begun to more actively promote pilots to larger aircraft from within their existing ranks or from regional airlines operating smaller aircraft. This increased mobility within a fleet results in more pilots needing to be certified on different aircraft and a corresponding increase in training requirements.

KEY STRENGTHS

    Our key competitive strengths include:

    MARKET LEADERSHIP

    We are a world leading designer and manufacturer of advanced simulation and control equipment and provider of integrated training solutions for the military, civil aviation and marine markets. With over 50 years of experience, we have developed an excellent reputation and long-standing customer relationships with the military forces of over 30 countries, leading defense contractors, and more than 100 leading commercial airlines and aircraft manufacturers.

- A PREMIER SUPPLIER TO MILITARIES WORLDWIDE -- We provide simulation equipment and training to the military forces of more than 30 countries, including those of the United States. We have provided simulators for a wide range of aircraft and have developed the broadest rotary wing expertise of any simulator manufacturer. We have established a leading position in Europe in the supply of army command team land-based training systems, by supplying such systems to the forces of Germany, Austria, Italy and Norway. The selection of our visual system for the prestigious Eurofighter program solidly establishes our Medallion visual system as a premier system for full mission simulation applications.

    We believe that our physical presence in countries such as the United States, Germany and the U.K. has enabled us to develop strong relationships and a good reputation with governments and other defense contractors who are important decision makers regarding defense contracts. In fiscal 2002, we were awarded contracts, among others, by the German Army Aviation School, the U.S. Coast Guard, the German Armed Forces, the Dutch Army School of Artillery, the Norwegian Armed Forces, the Canadian Department of National Defence, the Republic of Singapore Air Force, the U.K. Royal Navy, the Australian Army and the Royal Netherlands Air Force. Our ability to win contracts with the

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    U.S. military has been significantly enhanced with the awarding of prime contractor status under several omnibus procurement programs.

    Since introducing our first ship automation and control systems, or Integrated Platform Management System, 19 years ago, we have become a leading provider of marine control systems, having provided controls for over 100 warships in 13 navies. We are also a leading supplier of maritime mission training devices. In fiscal 2002, we were awarded contracts, among others, by the Royal Malaysian and Indian Navies.

- WORLD LEADER IN THE COMPETED CIVIL FULL FLIGHT SIMULATOR MARKET -- In fiscal 2002 we won contracts for 22 out of 26 competed civil full flight simulators, giving us a market share of approximately 85%. Since our inception we have taken orders for approximately 440 full flight simulators and flight training devices from approximately 100 commercial airlines, aircraft manufacturers and training centres in 38 countries, and to date have delivered about 410 of them. With half a century of experience in designing and manufacturing full flight simulators, we have established long-standing relationships with leading commercial airlines throughout the world. We believe our ability to maintain our global leadership is strengthened by the capital and technology intensive nature of the industry, which creates substantial barriers for new entrants.

- WORLD LEADER IN THE CIVIL VISUAL SYSTEMS MARKET -- We are the world leader in the design and manufacture of visual systems, which are an integral part of any simulator. In fiscal 2002 we won 16 out of 27 contracts for competed visual systems, for a market share of 59%. Our visual systems provide the full spectrum of visual solutions for simulated training in both the civil and military markets. These systems, including image generators, synthetic environments and display systems, generate complex visual scenery that is used on full flight simulators and other training devices. Our innovative use of commodity graphics in Level D certified flight simulators is an industry first that has set a new standard in visual scene fidelity. Our ability to quickly migrate commodity graphics advancements into visual flight simulation enables us to offer superior solutions at an attractive price/performance level.

- A LEADING PROVIDER OF TRAINING SERVICES -- We are the second largest independent provider of civil aviation training services in the world, based on the number of simulators operated. Our leadership in flight simulation technology and ability to supply our own simulators provides us with a significant cost advantage over our non-integrated competitors in the civil training market because simulators can represent 80% or more of the investment in a typical training centre. We are unique in being the only company that manufactures simulators both for the competed market and for its own training centres. Furthermore, our expansion into training has enabled us to better manage our inventory and meet unscheduled or emergency delivery orders, since we can, if necessary, deliver simulators originally intended for our training centres to meet unplanned third party purchase orders.

    To accelerate our growth in the provision of training services, we have invested in greenfield training facilities and acquired existing training operations. Our acquisition of Schreiner and SimuFlite, combined with our own network of training facilities and teaming arrangements, provided us with an installed base of 59 simulators in 12 facilities worldwide as at March 31, 2002. We expect to have over 80 simulators in operation by the end of fiscal 2003. We have a competitive advantage over major airlines selling unused simulator time to third parties in that we offer our customers access to simulators during regular business hours. We also have training centres located at convenient locations for pilots, mitigating the high costs of pilot travel time to go to a training facility.

    In addition, we are a growing provider of sophisticated training services to some of the world's leading military organizations through our role in the U.K. Medium Support Helicopter Training Facility and Astute Class Submarine Training program.

    TECHNOLOGY LEADERSHIP

    Our commitment to research and development has enabled us to be a leading developer and integrator of simulation and control technology and we believe it will enable us to continue this leadership in the future. This strength is enhanced by our ability to apply technological advances across multiple product lines.

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For example, the customized products or features we develop to meet the specific requests of customers for our military simulators often employ technology that can be applied to improve our civil simulators and training devices. We believe that our commitment to the development of new simulation technologies has solidified our position in the military market as well as with airlines, aircraft manufacturers and training centres. In fiscal 2002, we invested approximately 10% of our consolidated revenue on research and development, with the majority allocated to full flight simulators and to visual systems. We also invested in advanced technologies and manufacturing processes that have enabled us to reduce simulator life cycle costs and shorten production time while achieving new levels of realism. While the allocations to specific technology areas will change, we expect to spend at approximately the same relative level on research and development in fiscal 2003.

    Our next generation full flight simulator, CAE Sim XXI, our web-based simulation products, CAE Simfinity, and our new scaleable visual system, CAE Tropos, are all results of our commitment to leading edge technology. In the defense sector, we are advancing new simulation architectures that improve the scaleability of our products with our CAE NeTTS product and by creating network deployable tactical simulations through our STRIVE product. Our Medallion visual system is capable of meeting the most demanding needs of high performance military aircraft simulation.

    DIVERSIFIED REVENUE SOURCES

    We have diversified our revenue sources between the equipment and training markets, military and civil markets and on a geographic basis. Our multiple revenue streams help reduce the impact of material fluctuations in a particular market or geographic region. For example, the recent weakness in the civil equipment market following the September 11, 2001 terrorist attacks has been offset by stronger military sales and increased civil training services revenue. We believe both the military and civil markets offer significant long-term growth opportunities.

    INCREASED BACKLOG

    At March 31, 2002, we had approximately 460 active contracts representing a total order backlog of $2.7 billion, an increase of 54% over the previous year. We expect that 40% of our backlog will be fulfilled in the next two years. Over $2.0 billion of the backlog is in our Military Simulation and Marine Controls business segment with much of it in the form of long-term contracts which position us to win upgrade work in the future. Our backlog includes the Eurofighter visual system, Medium Support Helicopter Training Facility and the Astute Class Submarine Training program. Our backlog provides us with a measure of stability and visibility in near-to-medium-term operating performance.

BUSINESS STRATEGY

    We intend to be the preferred choice for integrated training solutions for the global military and civil simulation markets, while continuing to be a market leader in the provision of simulation and controls equipment. We are committed to creating the most advanced and realistic training environment available by developing next generation simulators and visual systems, training products and services, and by continuing to build our global network of advanced training centres. We intend to optimize the productivity and economies of scale of our manufacturing platform and to use our leading edge technology to expand the scope of the products and services we provide across our businesses.

    We intend to build on our long-standing relationships with customers, by maintaining our high quality customer service and by developing our core simulation and training markets. Key elements of our strategy include the following:

    MAINTAIN AND BUILD UPON TECHNOLOGY LEADERSHIP

    We intend to maintain our market leadership in simulator, visual system and controls technology. We have recently introduced new products, including CAE's STRIVE synthetic and tactical environment software, the CAE Sim XXI next-generation civil full flight simulator, the CAE Simfinity web-based simulation learning system, and CAE Tropos, our latest image generator for visual systems. We believe each

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of these products reflects our commitment to innovation and to meeting the needs of our customers. Each of these new products is significant and represents a market differentiator and new platform for further innovation. We intend to continue to expand our product lines by adapting our core proprietary technologies to new and different applications. In addition, we intend to continue to apply the technological advances developed for one product or market segment to our other products and services. We believe this approach optimizes the returns we achieve on our technology investments and also serves to focus expenditures in areas that will provide benefits across our organization. For example, we are implementing technologies and procedures we developed for our CAE Sim XXI civil simulator across our other products and services.

    CAPITALIZE ON OUR MILITARY AND MARINE EXPERTISE

    We will focus on growing our business with military customers around the world, and particularly in the United States. We believe we can capitalize on the experience, expertise and increased visibility with military customers that we have gained from winning and performing significant contracts, such as the U.K. Royal Air Force Medium Support Helicopter program. We will continue our commitment to customer service by focusing on anticipating and meeting the needs of our military clients for highly-customized equipment and training. We believe our ability, through CAE USA, to be a prime contractor in the United States, in addition to strong supplier relationships with leading U.S. defense contractors, will enable us to further penetrate the U.S. military simulation and controls market. We intend to continue to foster partnerships with key original equipment manufacturers such as Boeing, with whom we are teamed to pursue the U.S. Army's Flight School XXI program, Agusta Westland (our partner in the Rotorsim consortium) with whom we are teamed to deliver training equipment and services in support of Agusta Westland aircraft sales worldwide, and Lockheed Martin, with whom we are teamed on the C-130 Aircrew Training System for the U.S. Air Force. We are also leading the Landmark consortium, comprising Westland, Vickers and others, which is bidding on the AVTS program for the U.K. Ministry of Defence. We will continue to pursue opportunities to provide long-term training services to military organizations, including leveraging the naval training expertise and experience gained in the United Kingdom and Canada into other markets.

    We intend to grow our naval controls business by expanding the scope of our products and services and to use our technologies and experience in naval control systems to enhance CAE Valmarine's position as a world leader in commercial marine controls. In addition, we expect that we will be able to exploit our customer-installed base to enhance our naval simulation and controls equipment and training services.

    GROW CIVIL SIMULATION AND TRAINING BUSINESS

    We intend to grow our civil simulation and training business by expanding our aviation training centre operations to meet the needs of our customer base. We are building upon our simulator expertise, technology and relationships to develop and deliver integrated training solutions. We believe that the training market represents an opportunity to generate greater revenue that is less cyclical and less affected by market developments than revenue derived from the equipment market. We are focused on increasing the utilization rates at our training centres, and improving operating efficiencies by applying best practices across our network. We intend to continue to integrate the business training centres we acquired in the SimuFlite and Schreiner acquisitions and to selectively expand our number of simulators and global network of training centres to better meet our customers' needs. In addition, we intend to pursue opportunities to provide training services to commercial airlines, which currently perform much of their pilot training in-house.

    Customer service quality is a key market differentiator that we will exploit by applying best practices between the commercial and business aviation sectors. We will continue to build on our customer service by further developing comprehensive training services delivered by highly trained staff in convenient locations.

    INCREASE PROFITABILITY AND EFFECTIVENESS

    We are committed to continuing to increase profitability by reducing costs, increasing productivity and enhancing our competitiveness. This commitment is evidenced by our operating margin performance in fiscal 2002, where we achieved margins of 21.5% compared to 17.0% for the previous year. In addition, as a result of improved technology and manufacturing processes, we have reduced manufacturing cycle times for the

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production of a full flight simulator from 32 weeks to 14 weeks, thereby shortening the overall time within which to produce a full flight simulator from 18 to 14 months. We intend to continue to improve our productivity through further reductions in cycle times, improvements in materials and parts procurement and fabrication processes, additional efficiencies through the full integration of recently acquired operations and the continuing effects of recurring cost savings from previous improvements.

PRODUCTS AND SERVICES

    We provide a wide range of simulation and training products and services, individually and as integrated solutions, to the military and civil markets. Our products, although based on our core technologies and processes, are customized to meet the needs of each client. In particular, the products we have produced for our military customers are often built to respond to their specific detailed requirements. Our civil products and services are more standardized, although they may involve some degree of customization.

    Our products and services include full flight simulators, full mission simulators, visual systems, training devices and systems, flight training centres, marine automation and controls systems and support services. Full flight and full mission simulators, as opposed to flight training devices, incorporate actual physical motion by utilizing hydraulic or other mechanical technology.

    FULL FLIGHT SIMULATORS

    Our flight simulators replicate aircraft performance in normal and abnormal operations and in a comprehensive variety of environmental conditions. Our simulators utilize simulation models, sophisticated visual systems, our extensive visual databases of airports and terrain, and motion and sound cues to create fully immersive virtual reality training environments. We develop and produce full flight simulators for commercial jets, business jets, military transport planes, fighter jets and both civil and military helicopters.

    A flight simulator is a device that integrates mechanical, electrical, hydraulic and digital processing systems to realistically represent in real-time, the operation of a sophisticated piece of equipment in a complex environment.

              [DIAGRAM OF COMPONENTS OF A FULL FLIGHT SIMULATOR.]

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    A simulator can be broken down into six main components:

    - computer complex;

    - simulated aircraft cockpit;

    - interface system;

    - visual system;

    - motion and control loading system; and

    - instructor station.

    The computer complex consists of a main PC-based server and a variety of peripheral devices. The simulator operates in real time using sophisticated proprietary software. As a part of the certification of a simulator, overall operation of the software is tested. The FAA or other certification authorities check the results of the test in order to certify the simulator for training purposes.

    The simulated aircraft cockpit is an exact replica of the specific cockpit of the aircraft being simulated. Most flight simulators are built to reproduce a specific tail number, that is, an actual aircraft. This makes the training environment as realistic as possible, so that the skills learned in the simulator are readily applied in real life. The cockpit contains all the equipment of the real aircraft, the instruments and controls, and even the same air supply, lights, and storage compartments. Many of the cockpit components are purchased from the original equipment manufacturers.

    The simulated aircraft cockpit requires information in many different formats. It requires digital data to read and enable lights and switches, analog information for dials and gauges, and video signals for displays. It is the function of the interface system to translate the host computer data and produce the required data type for the cockpit.

    The visual system simulates an exterior image that responds to simulated aircraft motion. Using sophisticated image generator hardware and software, it creates simulated scenes during flight including take-off, approach and landing. The visual system enables a detailed and accurate representation of the airport and its surroundings, such as runways, taxiways, lighting systems and buildings, as well as key landmarks and obstructions, that are key to aircrew training. The generated image is further enhanced through the visual modeling of complex weather systems and lighting, creating a realistic and immersive environment.

    The motion system is designed to generate the correct motion and acceleration cues for the cockpit. The system uses six hydrostatic actuators (motion jacks), configured to allow for six degrees of freedom (pitch, roll, yaw, heave, forward and lateral movement).

    The purpose of the control loading system is to provide the simulated loading effects at the manual flight controls during both normal and emergency operations. The system uses hydraulics to give the controls the same feel as those in the real aircraft.

    The instructor station is situated in the simulator cockpit and is the major difference between the simulator and the actual aircraft cockpit. It allows an instructor to control all the variables and monitor aircrew actions throughout the training session. It consists of two graphics display units controlled by a computer through which the instructor can manipulate the training environment including weather conditions and aircraft malfunctions.

    Our new full flight simulator, CAE Sim XXI, is lightweight and modular in design. CAE Sim XXI encompasses new manufacturing processes and incorporates next generation technologies to reduce simulator life cycle costs, shorten simulator production time and provide an increased level of realism. Our first CAE Sim XXI units are currently in commercial production for the business jet market. We intend to apply the technology developed for CAE Sim XXI to our other civil, military and marine simulation and controls products.

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    FULL MISSION SIMULATORS

    Full mission simulators go beyond the capabilities of full flight simulation to include a full model of the battlefield environment or tactical environment, which may include a representation of the actions of other players and weapon systems. As a result, military simulators are more expensive to produce. These devices support the training of the full mission of the aircraft in a representative scenario, often providing the capability to represent situations which are impossible to create in the real world at reasonable expense. In addition, full mission simulators often incorporate simulated training for more than the cockpit crew, such as the tactical crew of a maritime patrol aircraft.

    We have built an expertise in the development and production of military helicopter simulation equipment and training. The development of helicopter simulators involves different challenges than developing simulators for fixed wing aircraft. Helicopters are increasingly used in a variety of roles by the military including for attack, reconnaissance, troop transport, tactical support, search and rescue, anti-submarine warfare and other missions. To be an effective training tool, a helicopter simulator must be able to recreate a number of these activities. Helicopters differ from fixed wing aircraft in many ways, such as flight controls, aerodynamics and vibration. In addition, the cockpits of many helicopters are more open and include larger windows than those of fixed wing aircraft, which creates additional challenges when creating the visual systems. Our Medallion visual display systems have large fields of view which are capable of meeting these demands, such as the 240 degree by 90 degree system we are providing for the U.S. Army ASTARS program. We have developed a number of technical solutions that have improved the realism of helicopter simulators, including:

    - advanced simulation models such as complex tactical simulations, advanced ground handling models, blade aerodynamics models and air wake models for realistic wind effects;

    - integrated modeling of specific sensor suites including forward looking infrared systems;

    - a 3-DOF (degree of freedom) helicopter vibration platform augments our 6-DOF motion system, providing high fidelity vibration cues to the pilot;

    - modular simulator packaging such as roll-on/roll-off cockpits and reconfigurable trainers; and

    - specialized visual databases such as our 3D ocean visual models for high fidelity ship landing dynamics.

    VISUAL SYSTEMS

    Our visual systems, which are an integral part of any simulator, provide a full spectrum of visual solutions for simulated training in both the civil and military markets. They include image generators, synthetic environments and display systems to generate complex visual scenery used on full flight simulators and other training devices. Our visual systems are sold either with our simulators or separately.

    CIVIL VISUAL SYSTEMS

    Our first Maxvue visual system was sold in 1992 and set the standard for civil visual systems by achieving fidelity and precision previously found only in military visual systems. Two follow-on generations of Maxvue were introduced in 1994 and 1997. Each of these products was developed using input from the flight training community as well as technology advancements, enhancing the visual realism required for training. Over the past 12 years, we have also developed one of the most extensive visual database libraries, with over 250 accurate representations of airports around the world. This comprehensive library, combined with our advancements in image generator capabilities, provides a compelling visual solution for our customer base.

    We have recently completed an extensive two-year engineering effort that combines our know-how in high image generation with commodity 3D graphics technology developed by ATI Technologies Inc. (ATI). This development approach, which provides a significant performance and cost advantage over our competitors, couples state-of-the-art graphic chips with our proven modeling and databases capabilities. We have a long-term agreement with ATI under which we collaborate to integrate its 3D graphics Radeon chips into our future visual system products.

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    In May 2002, we launched the CAE Tropos visual system, the first member in a new family of image generator products, and have sold it to both EVA Airways and Airbus. The Tropos architecture enables a new level of scene density, clarity and realism, thereby defining a new standard in high-end civil image generation. The open architecture of the software modeling and databases enable high-quality image generation within our CAE Simfinity product, as well as other training tools.

    MILITARY VISUAL SYSTEMS

    Our military Medallion line of visual systems operates with our high-density visual and tactical databases to recreate a realistic and interactive training environment. For example, our low altitude training area database combines a variety of environments, including mountains, forests and plains. Friendly and enemy forces can be introduced by the operator into the training environment through our Interactive Tactical Environmental Management System (ITEMS) software tool. We have also developed a forward-looking infrared sensor system
(FLIR) that simulates the infrared sensor systems used on military airplanes and helicopters. Our FLIR processes surface characteristics and ambient thermal characteristics to calculate the infrared intensity of all virtual objects. We offer our FLIR system as a stand-alone product or for integration into all types of visual systems.

    For military training, our visual systems can create the images of a wide variety of locations and terrain, often based on information from satellite photography. We produce visuals representing mission-specific parameters as requested by our customers, including location and conditions. We have also developed numerous high-end visual systems for helicopter simulation, requiring real-time imagery over a much larger field of view than fixed wing aircraft. The image presented to the aircrew must be fully recreated within only one-tenth of a second after receiving inputs from the pilot.

    In fiscal 1999, we formed a visual system simulation alliance with Sogitec Industries S.A. The alliance aims to create products that will address the full scope of training and research application needs for the very high visual scene complexity and resolution demands of the military full mission simulator. The first product arising out of the alliance, Medallion, was introduced during 1999. Medallion complements and extends the Maxvue family of visual system products and delivers the level of performance needed to support very high visual complexity for defense training. The quality and performance of Medallion enabled us to win the Eurofighter EF2000 Visual System contract in 2001, one of the largest visual programs in military simulation. In 2001, we were also awarded the Apache attack helicopter CMS update program through TRW for the U.S. Army.

    Our engineering efforts are now focused on developing a more powerful and scaleable derivative of our unique civil CAE Tropos visual system which would broaden our spectrum of military visual system products and enables us to compete in new market segments. This underscores our strategy of leveraging technological advancements from one market segment to develop differentiating products in other markets.

    TRAINING DEVICES AND SYSTEMS

    Our training devices and systems are based on the same real time and highly realistic software and visual systems as our full flight simulators but without the complex motion systems (and in some cases without a visual system). We build full size stationary simulators and create software for personal computer-based simulation for air, marine and land applications. We also manufacture and design training devices which allow the user to simulate the maintenance of aircraft.

    Our CAE NeTTs simulation-based military training system permits customers to meet a range of training requirements -- from initial classroom to full operational mission readiness training. Its multi-site capability and scalability for multiple weapon systems and different engagement environments permits customers to engage in global exercises of multi-national forces in a broad variety of combat situations.

    Another training system, CAE Simfinity, was introduced in May 2001. CAE Simfinity combines our proprietary software with complete courseware enabling students, pilots and maintenance technicians to learn and practice on their own personal computer whenever they wish. In November 2001, we first licensed a CAE Simfinity training system. We entered into a five year agreement with Boeing which will allow Boeing's

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customer support engineers and field service representatives to have access, via the Internet, to this sophisticated troubleshooting and training tool.

    Our simulation-based e-learning (seLearning) courseware is intended as a complement to our traditional training devices, while also serving as a training market differentiator. The concept behind seLearning courseware is to make full fidelity simulations (currently available only on high-end training devices) accessible to a much broader audience via desktop or laptop computers over a network or the Internet.

    FLIGHT TRAINING CENTRES

    We offer civil aviation training on our simulators and training devices as well as flight training instruction at training centres located around the world. Our acquisitions of Schreiner and SimuFlite, combined with our own network of training facilities, provided us with an installed base, as at March 31, 2002, of 59 civil aircraft simulators in nine company-operated facilities worldwide and in three other training centres. We expect to have over 80 simulators in operation by the end of fiscal 2003. For commercial aviation training, we had 36 full flight simulators in operation in fiscal 2002. We plan to add about 18 more simulators for the commercial market in fiscal 2003. For business aviation training, we had 23 simulators in operation at March 31, 2002. We plan to add five more business aircraft simulators in fiscal 2003.

    We regard 5,500 - 6,000 hours annually as practical capacity for a commercial airline simulator. For business jet simulators, we regard
4,000 - 4,500 hours annually as practical capacity even though the service is usually provided on a "per course" as opposed to a "per hour" basis. The utilization and the pricing varies depending on the location and the type and age of our simulators. Our objective is to achieve 75-80% utilization of practical capacity at our facilities through a combination of short and long-term contracts.

    In the military market, we have also moved successfully beyond the provision of simulation equipment and into training. Currently, we operate our Medium Support Helicopter Aircrew Training Facility (MSHATF) in the United Kingdom and three C-130 training facilities in Tampa (Florida), Marietta (Georgia) and Brussels (Belgium). They are the only C-130 training centres in the world. The MSHATF is training crews from the U.K. Royal Air Force, the Canadian Forces and the Royal Netherlands Air Force, while the C-130 facilities are training the U.S. Marines Coast Guard and the Air National Guard, the Belgian Air Force and others.

    MARINE AUTOMATION AND CONTROL SYSTEMS

    Our marine automation and control systems business is a world leader in the supply of marine control systems.

    Marine automation and control systems, or Integrated Platform Management Systems (IPMS), are used to monitor and control a ship's propulsion, electrical steering, ancillary, auxiliary and damage control systems (DCS). Our IPMS have accumulated over 2.5 million hours of operational experience and have been or are in the process of being installed on 100 warships (including submarines) of 13 navies around the world, including those of the United States, the United Kingdom and Germany.

    Our systems can be provided for new ship classes as well as retrofitted for existing vessels. We also provide full scope IPMS trainers and software support facilities. We were the first company in the world to provide an integrated On-Board Training System (OBTS) that enables sailors to train whether at sea or in port. Our DCS provides significant improvement to the traditional plotting of damage assessment information and repair actions with advanced Human-Machine Interface hardware (consoles) at every DCS station. The OBTS and DCS along with other advanced features of our IPMS greatly improve the operational effectiveness of naval vessels.

    The Damatic XD ship automation system sold by CAE Valmarine under license is installed in approximately 440 vessels worldwide. We supply many of the world's cruise lines, passenger ferry companies and shipbuilders. The advanced functionality that we pioneered in the naval automation sector, such as our DCS, is now being introduced to CAE Valmarine's customers.

    Within our marine controls segment, we also design and manufacture power plant simulators and provide power plant simulator software upgrades. Power plant training simulators are used by electric utilities to train operators of power plant control rooms. We have supplied power plant training simulators to utilities around the world. We are the sole supplier of CANDU simulators and control systems to utilities worldwide. In addition, we supply power plant simulators for pressurized water reactors, boiling water reactors, and fossil and process simulators.

    SUPPORT SERVICES

    We provide a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. To better serve our customers around the world, we operate from six regional offices in North America, Europe and Asia. Customers use our technical services to answer questions, trouble-shoot and receive advice. This extends to service visits by our engineers to assist our customer maintenance and repair activities. Our Civil Upgrade services are not restricted to CAE products; we can upgrade most other manufacturers' simulators. Our services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders.

    Military support services include the provision of contractor logistic support, maintenance services and simulator instruction at over 60 sites worldwide. We provide maintenance support for all of the Canadian Forces flight simulators at six bases and all but one of the installed flight simulators of the German Army, Air Force and Navy. In the United States, we provide a range of services across a wide number of bases, including the instruction of UAV Predator operators. We also provide a range of support services to facilities in Australia, the United Kingdom, the Netherlands and Italy, as well as mission software support for Canada's CF-18 fighter aircraft.

    We believe that our service business provides opportunities to influence the upgrade of installed simulators while providing us with valuable insights into customer training needs.

    A recent third party survey of more than 150 of our customers indicates that we have generated the highest level of customer service and civil simulator equipment satisfaction in our industry.

CUSTOMERS AND PROGRAMS

    We have a global and geographically diversified business, and in fiscal 2002 derived 30.8%, 11.4%, 9.1% and 8.1% of our revenues from customers located in the United States, Great Britain, Canada and Germany, respectively, while 15.4% was derived from other European countries and 25.2% from the rest of the world. We have a substantial portfolio of customers in each of our core markets. Set out below is a description of some of the more significant contracts that we have in place with customers in the military and civil markets.

    MILITARY SIMULATION AND MARINE CONTROLS

    Our military simulation and controls business segment has been awarded contracts by the military forces of more than 30 countries. The following table illustrates some of our principal contracts and associated product/services which demonstrate our ability to apply our technology to, and develop sophisticated integrated training solutions for, a wide range of military equipment:

         CUSTOMER               TYPE OF EQUIPMENT                           DESCRIPTION
--------------------------  --------------------------  ---------------------------------------------------
U.S. Air Force and Army     Various training devices,   One of several prime contractors under the
                            device upgrades and         U.S. Air Force Training Systems Acquisition II
                            training services           (TSA II) and U.S. Army Simulation and Training
                                                        Omnibus Contract (STOC) procurement programs

U.S. Army                   AH-6 and MH-6 Helicopter    Prime contractor for U.S. Army Special Operations
                            simulators                  Forces Aviation Training and Rehearsal Systems
                                                        (ASTARS)

U.S. Air Force              C-130J Maintenance and      Multiple simulators and training devices and
                            Aircrew Training System     support services for new C-130J aircraft

U.K. Royal Air Force        AgustaWestland EH-101       Build, equip, finance and operate the Medium
                            Merlin, Boeing CH-47,       Support Helicopter Programme (MSH)
                            Chinook, Eurocopter Puma
                            Helicopter simulators

U.K. Royal Navy             Submarine simulators and    Training services for Astute Class Submarine
                            training services           Training Service

Canadian Navy               Submarine training devices  Relocation, operation and maintenance contract for eight Victoria Class Submarine Trainers

German Army                 CH-53G,UH-1D,EC-135         Night flying and ab-initio pilot training
                            Simulators

Eurofighter Simulation      Eurofighter Typhoon         Preferred supplier for Eurofighter visual system
Systems GmbH                fighter jet simulator       (EF2000) Visual systems for 27 training devices
                            visual systems

Republic of Singapore Air   Chinook Helicopter full     Chinook Full Mission Simulator (FMS)
Force                       flight simulator

Royal Air Force of Oman     Super Lynx 300 Helicopters  2 Super Lynx 300 Helicopter Mission simulators mission simulators

Norwegian Army              Brigade Command Team        Combat Simulation System
                            Trainer

    The products and services we provide our military customers are highly customized to fit the particular training needs or mission objectives of the customer.

    U.S. AIR FORCE TSA II AND U.S. ARMY STOC OMNIBUS PROGRAMS

    We have been selected as a qualified prime contractor to pursue orders under the U.S. Air Force (USAF) Training Systems Acquisition II (TSA II) program. The USAF TSA II is a 15-year program, valued at up to US$3 billion. It allows the USAF Air Force Reserve, Air National Guard and the Foreign Military Sale customers to acquire a range of training products and services by issuing task orders to qualified prime contractors. We expect the USAF will use the TSA II to procure a variety of aircrew, maintenance and other training systems, including training devices, courseware, software, visual/sensor systems and contractor logistic support. We are also pre-qualified to pursue task orders issued by the U.S. Army Simulation Training and Instrumentation Command (STRICOM) through our status as a prime contractor under the U.S. Army Simulation Training Omnibus Contract procurement program (STOC).

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
    U.S. ARMY -- ASTARS

    In April 2002, we signed a contract pursuant to STOC to be the prime contractor for the U.S. Army Special Operations Forces Aviation Training and Rehearsal Systems (ASTARS). The systems and training devices we develop will interface with existing mission preview and planning systems and after-action review training systems. We also will provide services such as rapid prototyping of potential new weapons and other systems. Our first delivery order under this program, initially valued at $50 million, requires us to design the world's first AH/MH-6 Assault/Attack Reconfigurable Combat Mission Simulator to train aircrews of both the AH-6 and MH-6 helicopters. The AH-6 and MH-6 helicopters, known as Little Birds, are used for a range of missions, including close-air fire support, resupply operations in hostile areas and personnel recovery. This simulator will provide aircrew training and mission rehearsal capabilities to the U.S. Army's special forces aviation organization known as the Night Stalkers. It will interface with existing U.S. Special Operations Command mission rehearsal and database generation systems to ensure that joint operations and missions can be practiced and validated. As prime contractor for ASTARS, we will analyze the U.S. Army's training and simulation needs and will provide upgrades and new training systems as ordered by the U.S. Army.

    U.S. AIR FORCE -- C-130J

    We are providing simulators and training devices to the U.S. Air Force for the new C-130J Hercules transport aircraft. In addition to designing and manufacturing simulators, we will also provide training support services such as maintenance and logistics support. This is done in conjunction with a 1994 teaming agreement we have with Lockheed Martin Aeronautical Corporation (LMAC) that made us the exclusive supplier of C-130J training systems procured through LMAC.

    U.K. ROYAL AIR FORCE -- MSH

    We moved beyond simulation into training with our October 1997 contract for the U.K.'s Medium Support Helicopter (MSH) program, the largest program in our history. This is a turnkey contract in which we built, equipped, financed and continue to operate a training centre for MSH. The contract is for an initial 20-year period with a possible extension for an additional 20 years. We developed the facility under the U.K. Ministry of Defence's Private Finance Initiative (PFI). It was the first application of PFI to a simulator-based flight training program.

    On July 17, 2000, the MSH Aircrew Training Facility (MSHATF) officially opened at Royal Air Force (RAF) Base Benson in Oxfordshire. The facility provides training to the RAF and third party customers on the Eurocopter Puma, Boeing CH-47 Chinook, and EHI EH-101 Merlin helicopters. The MSHATF is equipped with six CAE-built full mission simulators, four computer-based training classrooms, and a state-of-the-art tactical control centre to plan and monitor training missions. It is staffed with a team of highly experienced former military instructors. Of the total initial contract, valued at L399 million, L274 million ($633 million) is still included in our backlog, being the "take or pay" training commitment of the U.K. Ministry of Defence. The balance of the contract consists of subcontract work and third party financing.

    In July 2001, we signed a 15-year contract with the Royal Netherlands Air Force (RNLAF), worth over $30 million, to train its CH-47D Chinook helicopter aircrews at MSHATF. The RNLAF will begin training at our facility in early 2003, following our upgrade of the CH-47D simulators to ensure concurrency with their helicopters. The contract represented the second third-party customer for our facility at MSHATF following our commencement of training in 2000 for Canadian Air Force pilots.

    U.K. ROYAL NAVY -- ASTUTE CLASS SUBMARINES

    In September 2001, FAST Training Services Ltd. (FAST), the joint venture we own equally with Alenia Marconi Systems, signed a contract with the U.K. Ministry of Defence valued at approximately $740 million. The value of the contract to us is approximately $420 million, including the value of sub-contracts received by us from FAST. FAST will provide comprehensive training services to the Royal Navy for 30 years to operate and maintain the first three new-generation Astute class nuclear submarines. We will also provide several simulators for the submarine's platform and propulsion systems. The contract includes an option for increasing the training service capacity to accommodate up to three additional submarines and for the extension of training service for up to an additional 10 years. This contract builds upon our success in 1999 in winning the control system contract for the Astute class submarines.

    CANADIAN NAVY -- VICTORIA CLASS SUBMARINES

    We were selected by the Government of Canada to relocate, operate and maintain eight Victoria class submarine trainers, currently located in the United Kingdom, to a new navy training facility in Halifax, Canada. We will operate and maintain the trainers for three years and the Government of Canada has an option to renew for up to two more years. The value of the contract is approximately $24 million.

    GERMAN ARMY -- NIGHT FLYING AND AB-INITIO TRAINING CENTRE

    We are providing 12 full flight simulators to the German Army's helicopter training school in Bueckeburg. These simulators are designed to support flying at night with night vision goggles and to provide initial pilot training and conversion training. Three simulator types are being provided -- two of which support current aircraft in service and one to support the training of novice pilots. These simulators include new technology to permit the interchange of helicopter cockpits within the simulator superstructure (known as roll-on, roll-off design). This gives the customer a cost effective diversified training platform -- cockpits not in use as a full flight simulator can instead be used as flight training devices.

    EUROFIGHTER -- EF 2000

    In July 2001, we signed a contract with Eurofighter Simulation Systems GmbH
(ESSG) for the Aircrew Synthetic Training Aids program (ASTA) to develop and deliver synthetic environment simulation for the initial 16 of an expected total of 36 training devices, including full mission simulators, cockpit trainer/ interactive pilot stations and other ancillary devices. These devices will be electronically linked to provide multi-aircraft mission training.

    In November 2001, we signed a contract with ESSG as the preferred supplier of visual systems for the Eurofighter EF2000 combat aircraft ASTA. Valued at over $170 million for the eventual 27 training devices, it represents the largest single program to date for our visual systems business. We are teamed with Sogitec on this program and the visual systems will include a new state-of-the-art Medallion-X image generator which we developed jointly with Sogitec. For the display devices, we will supply front projection domes and rear projected mosaic displays to create a completely immersive environment. Specialized projectors will provide an enhanced display of airborne targets. In addition, database tools will allow users to create new virtual environments to meet future training requirements.

    The aggregate value to us at present of these two ASTA contracts is $210 million.

    SINGAPORE AIR FORCE -- CHINOOK HELICOPTERS

    In December 2001 we signed a contract with the Republic of Singapore Air Force valued at more than $47 million for a Chinook Full Mission Simulator
(FMS). The Chinook FMS will feature our Medallion visual system, which will include visual channels for the Chinook's chin windows and databases that will be optimized for low-level helicopter training, and our ITEMS system. Other features include a high fidelity vibration platform integrated with the motion system, state-of-the-art mission planning, instructor/operator station and a powerful software support facility that includes a visual database modeling station. We also will provide maintenance support for 15 years.

    ROYAL AIR FORCE OF OMAN -- SUPER LYNX HELICOPTERS

    In May 2002, we signed a contract with the Sultanate of Oman to design and manufacture two Super Lynx 300 helicopter mission simulators for the Royal Air Force of Oman for delivery in 2004. The two fixed base mission simulators will feature our Medallion visual system which will support both night mission goggles and FLIR training for helicopter aircrews. Advanced simulations for the defensive aids suite, radar systems and weapon systems of the Super Lynx helicopter will also be included as part of the program.

    NORWEGIAN ARMY -- COMBAT SIMULATION SYSTEM

    In October 2001 we were selected by the Norwegian Armed Forces to deliver a combat simulation system to train commanders and their staff in traditional combat situations and operations other than war. The system includes a virtual battlefield scenario, including weapons, vehicles, aircraft, ground forces and logistics. The multi-party capacity of the system is of special value for preparing forces for peace support operations. The armed forces of Germany, Austria and Italy are already using our combat simulation system.

    CIVIL SIMULATION AND TRAINING

    We offer a full range of flight simulation and training systems including:

    FULL FLIGHT SIMULATORS

    We have taken orders for approximately 440 full flight simulators and flight training devices from more than 100 airline customers, aircraft manufacturers and training centres worldwide of which about 410 have been delivered to date. We build civil simulators for all major aircraft and manufacturers' types, including the following:

           LARGE TRANSPORT AIRCRAFT                REGIONAL AIRCRAFT        BUSINESS AIRCRAFT
----------------------------------------------  -----------------------  -----------------------
Airbus A300, A310, A319, A320, A321, A330,      ATR 42, 72               Bombardier
  A340                                                                     Challenger 601, 604

Boeing B717, 727, 737 Classic, 737 NG, 747,     Bombardier CRJ-200, 700  Bombardier Global
  757, 767, 777                                                            Express

Boeing DC-6, 8, 9, 10                           Bombardier Dash 8        Bombardier Learjet 31,
                                                                           45, 60

Boeing MD-10, 11, 80, 81, 82, 88, 90            Dornier 328 Turboprop,   Cessna Citation 550,
                                                  328 Jet                  Excel,
                                                                           Ultra/Bravo, II

L-1011                                          Embraer ERJ 145, 170     Gulfstream IV, V

                                                Fokker 28, 50, 100       Piper Cheyenne III

                                                SAAB 340B                Raytheon Hawker 800 XP

                                                                         Sikorsky S-76

    In June 2001, we were awarded a contract from Airbus to develop an Airbus 380 simulator to support the development of the new Airbus A380 super-jumbo aircraft. The system includes a moveable Maxvue visual system that can be used with roll-in/roll-out cockpits. The contract also includes options for additional equipment such as a cabin motion system and our next generation visual system.

    We have sold our civil full flight simulators to the leading commercial airlines and manufacturers in the world, including:

     NORTH AMERICA               EUROPE                REST OF WORLD       AIRCRAFT MANUFACTURERS
-----------------------  -----------------------  -----------------------  -----------------------
Air Canada               Aer Lingus               Air China                Airbus
American Airlines        Air France               Air India                Boeing
America West Airlines    Alitalia                 Air New Zealand          Bombardier
Continental Airlines     British Airways          All Nippon Airlines      Embraer
Delta Airlines           Finnair                  Asiana Airlines          Fairchild/Dornier
Mexicana                 Iberia                   Cathay Pacific
Northwest Airlines       KLM                      China Airlines
Southwest Airlines       Lufthansa                China Southern
United Airlines          Olympic Airways          Dragonair
U.S. Airways             Ryanair                  Emirates Airline
WestJet                  Scandinavian Airlines    EVA Airways
                         Turkish Airlines         Indian Airlines
                                                  Japan Airlines
                                                  Jet Airways
                                                  Khalifa Airways
                                                  Korean Airlines
                                                  Kuwait Airways
                                                  Malaysia Airlines
                                                  Quantas Airways
                                                  Royal Air Maroc
                                                  Singapore Airlines

    FLIGHT TRAINING CENTRES

    We have developed and are continuing to expand our global network of strategically located training centres. We build our training centres in locations that are close to our significant customers to minimize the costs associated with a pilot's travel to and from training. Our training centres typically host four to eight simulators. However, our largest facility located at Dallas/Fort Worth, currently hosts 23 simulators. Our practice is to secure at least one long-term training agreement with a commercial or regional airline prior to establishing a new civil training centre.

    Our customers at our commercial aviation training centres include major commercial and regional airlines that elect to outsource some of the training of their pilots and other crew members using either our training instructors or their own. Our business aviation training centres are used by more than 3,000 customers.

    As part of our strategy of being an integrated supplier of training solutions, on August 24, 2001, we acquired Schreiner from Schreiner Luchvaart Groep B.V. which had four commercial training facilities located in The Netherlands, Belgium and United States. On December 31, 2001, we acquired SimuFlite from GE Capital Commercial Equipment Financing. Headquartered in Dallas, Texas, with over 370 employees, SimuFlite operated two training facilities in Dallas, Texas and a C-130 training facility in Marietta, Georgia. As a result of these acquisitions and our own development of training centres, we have become the second largest independent provider of business third party aviation training in the world.

    Our civil training centre network consists of the following facilities:

                                                                        NUMBER OF FULL               NUMBER OF
                                                  ANCHOR(S) OR       FLIGHT SIMULATORS AT     FULL FLIGHT SIMULATORS
FACILITY TYPE AND LOCATION                     PRIMARY CUSTOMER(S)     THE END OF FY02      EXPECTED AT THE END OF FY03
--------------------------                     -------------------   --------------------   ---------------------------
CAE TRAINING CENTRES

Brussels, Belgium(1)                                      Various                  7                         7
Sao Paulo, Brazil                                      TAM Linhas                  5                         5
                                                 Aereos SA, LAPA,
                                                  Gol Transportes
                                                Aereos, Aerolinas
                                                       Argentinas
Toronto, Canada                                   Air Canada, Air                  6                         7
                                               Transat, Skyservice
Amsterdam, The Netherlands(1)                      KLM Cityhopper                  7                         7
Maastricht, The Netherlands(1)                     KLM Cityhopper                  4                         5
Madrid, Spain                                         Air Nostrum                  1                         4
Dubai, United Arab Emirates                         Qatar Airways                 --                         2
Dallas, United States(1)                                  Various                  2                         4
Dallas/Fort Worth, United States(2)                                               23                        28
Denver, United States                          Frontier Airlines,                 --                         5
                                                    Air Wisconsin
Grapevine/Dallas, United States(2)                                   1 level A (with 4      1 level A (with 4 FTDs)
                                                                               FTDs)

FLIGHT SCHOOLS(3)

3 flight schools (Evora, Portugal(4),                                            N/A                       N/A
  Maastricht and Amsterdam, The Netherlands)

SIMULATORS GENERATING TRAINING REVENUES BUT
  NOT LOCATED IN A CAE CENTRE

Rome, Italy (Alitalia)                                   Alitalia                 --                         3
Miami, United States (Airbus)                             Various                  2                         2
Singapore (Singapore Airlines)                            SilkAir                  1                         1
Dulles, United States (PAIFA)                                 ACA                  1                         1
Seattle, United States (Horizon Air)                  Horizon Air                 --                         1

-------------

(1) Acquired with the purchase of Schreiner Aviation Training B.V.

(2) Acquired with the purchase of SimuFlite Training International, Inc. (not included in total of full flight simulators).

(3) Basic training on small aircraft for future commercial pilots.

(4) We have a 45% interest in this training facility.

    We expect to commence operations at our commercial training centre in Denver, Colorado in the summer of 2002. This facility will start with several full flight simulators, with Air Wisconsin and Frontier Airlines as its anchor clients. We have entered into an agreement with Emirates, the international airline of the United Arab Emirates, to jointly build and operate a commercial and business training centre in Dubai. Our anchor client is Qatar Airways. The centre is scheduled to commence operations in the summer of 2002 and will eventually house six full flight simulators, including our first delivery of a CAE Sim XXI simulator.

    In January 2002, all of our full flight simulators at both our Toronto and Madrid aviation training centres received Level D certification, the highest level in full flight simulation. Our Sao Paulo aviation training centre recently received the prestigious "Brazil 500 Years" award for its contribution to South American aviation training.

SALES AND MARKETING

    Each of our business segments has its own team of sales and marketing professionals. As of March 31, 2002, our sales and marketing team consisted of 121 persons, with 37 dedicated to military simulation and training, 16 dedicated to marine controls and 68 dedicated to civil simulation and training.

    Our sales and marketing strategy for our military simulation and marine controls business segment is to achieve broad market penetration by ensuring that we effectively monitor the needs of customers well before they request tenders for particular project opportunities. Project cycle times in the military market are long and our marketing activities track program status up to three years ahead of an actual tender to ensure we are well positioned. We maintain a group of representatives in key locations around the world to extend the reach of internal sales and marketing teams. We employ an advertising and promotion campaign targeted at the trade publications that addresses the defense training sector and targets readers in our customer community. Our sales and marketing professionals work closely with prospective clients to evaluate customer needs and ensure that our technology is considered as requirements are developed. We believe that our knowledge of our customers and their needs is instrumental to our success in winning contracts.

    Our civil aviation and training sales and marketing force is comprised of two groups: Commercial Aviation and Training and Business Aviation Training. Commercial Aviation and Training comprises our equipment sales and support services business and the aviation training services targeted at the regional, major and second tier-major airlines market segments.

    In the equipment and support services segment, sales and marketing initiatives are pursued by a dedicated group of eight personnel who are geographically organized to cover the world. This group is supported by local, in-country contract representatives in areas where this is tactically important. The group remains in continuous communication with clients, actively soliciting business for equipment sales and upgrade services and responding to client-initiated requests for proposals.

    The commercial aviation group is organized into two regions -- Americas/Asia and Europe/Middle East/ Africa. Supporting business development in these regions is a team of seven personnel, four in Americas/ Asia and three in Europe/Middle East. Supporting the sales of existing capacity in the training centres is a team of regional sales staff. In both business development activities and capacity sales, each group pursues opportunities through direct contact with airline clients and market research driven prospecting techniques.

    Business Aviation Training is structured to accommodate the higher transaction-oriented nature of the corporate aircraft training market. We have a sales force of approximately 45 staff covering our global markets. Local area representation is also used in South America. This segment is much more transaction based and requires direct contact and prospecting approaches to both seek out and retain new client prospects. The segment also requires a high degree of personalized service and customer care, which is provided at our principal training centre in Dallas, Texas.

RESEARCH AND DEVELOPMENT

    We differentiate ourselves by providing superior products and services that rely on the latest, most advanced technology available. As a result, we have a long-standing commitment to research and development. Each business segment is encouraged to apply research and development across the whole spectrum of its operations, from product development to production processes and techniques.

    An additional part of our research and development strategy is to participate with several universities and government agencies in North America and in Europe in specific research projects. While development is the first priority, applied research is also vitally important to our future. In addition to our basic internal research and development, research and development may also be carried out within customer contracts. This involves the development of technology which is necessary to complete a contract requirement but is also useful and may be reapplied by us in a broader sense. Certain of our initiatives also receive the support of the Canadian government through Technology Partnerships Canada.

    Total research and development expenditures include our basic research and development costs as well as program related development costs. Basic internal research and development expenditures were in excess of $50 million for fiscal 2002, the product portion of which was largely associated with the development of the CAE Sim XXI simulator, CAE Simfinity training system and CAE Tropos visual system. In addition to these development activities, basic internal research and development funds a variety of product enhancement and process improvement initiatives. Basic research and development expenditure is expected to be at the same level in fiscal 2003 and will be primarily focussed on applying our CAE Sim XXI design and manufacturing techniques to additional simulator platforms, extending the CAE Simfinity and CAE Tropos product capabilities, and developing the next generation open and distributed simulation environment.

MANUFACTURING

    Our manufacturing facilities are located in Montreal, Canada; Tampa, United States; Burgess Hill, United Kingdom; and Stolberg, Germany.

    The manufacturing process for our simulators is complex, involving the coordination of approximately 250,000 parts and millions of lines of software code. The manufacture of a civil simulator includes five major stages: design, manufacture and assembly, testing, pack and ship and final test on-site. This entire process has historically taken up to 18 months. As a result of recent process improvements in the manufacture and assembly stage, the time has been reduced to approximately 14 months. Military simulators are much more complex and unique than civil simulators, and therefore take more time to design, manufacture and test.

    Manufacturing is organized into 12 manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables and harnesses, cabinets and chassis, aircraft instruments and avionics), and mechanical (welding, sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly).

    Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off-the-shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, as well as through simulated part manufacturers.

    The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new aircraft types or those out of production. The timely delivery of these parts is often the responsibility of our customers. Our contracts normally link in these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, our customers rely on our ability to make simulated parts.

COMPETITION

    The markets in which we sell our products are highly competitive. Certain competitors are also our customers and suppliers on specific programs. The extent of competition for any single project generally varies according to the complexity of the product and the dollar volume of the anticipated award. We believe that we compete on the basis of:

    - the performance and flexibility of our products;

    - reputation for prompt and responsive contract performance;

    - accumulated technical knowledge and expertise;

    - breadth of our product line; and

    - price.

    Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields.

    Our major competitors in the military simulation and training market include Lockheed Martin Corporation, L-3 Communications Corporation, Boeing, NLX Corporation, Indra Systemas, Alenia Marconi Systems, Thales Training Simulation, Flight Safety International, Inc. and STN ATLAS Elektronik GmbH. Some of these competitors are predominantly local (one country or region) competitors. We sometimes partner with these and other competitors to cooperate on program contracts.

    Our major competitors in the marine controls market include Lockheed Martin Corporation, Northrop Grumman Corporation (Sperry Marine Systems), Siemens AG, ABB Asea Brown Boveri Ltd., Vosper Thornycroft Holdings plc, L-3 Communications Corporation and MTU Elekronik GmbH.

    Our major competitors in the civil simulation equipment market include Thales Training Simulation and NLX Corporation. Evans & Sutherland Computer Corporation also competes for visual systems. Our major competitors in civil pilot training include FlightSafety Boeing Training International L.L.C, FlightSafety International, Inc., GE CAT and PanAm International Flight Academy Inc.

REGULATORY MATTERS

    Each of the markets in which we operate is subject to extensive regulations. We strive to operate in a manner that exceeds minimum regulatory requirements. To achieve higher standards of behavior, we make business decisions that are aligned with our ethical principles of integrity, respect, teamwork, quality, innovation and citizenship.

    The flight simulators, flight training devices and many of the other products we offer must be certified by the government regulatory agencies responsible for air travel in the countries in which we operate. For example, the FAA must certify every flight simulator in the United States before it becomes operational, and also certify periodically during each year as to the continued compliance of the simulator. The regulatory agencies of other countries have similar approval processes for simulators that are used in that country. The regulatory regimes of these agencies have created much of the training market by establishing and enforcing certification requirements for pilots and crew. These regulatory agencies also must approve the curriculum we use at our training centres, and in some cases the centre itself.

    A large portion of our business is controlled, including our military, marine and nuclear simulation and controls businesses. Requirements under Canada's Defence Production Act, Export and Import Permits Act, the United Nations Act, the U.S. Arms Export Control Act, and multilateral export control regimes and arrangements contribute to a multi-faceted control regime in which we must operate. Although civil simulators do not require an export permit from Canada in order to be exported to most countries, a permit would be required if the simulator was to be exported to a country on Canada's Area Control List. In addition, UN embargoes from time to time restrict to whom we may sell, irrespective of the nature of the product. U.S. regulation may impact exports to Cuba and other destinations of U.S.-origin parts, as well as sales to a company or individual that is listed in one of the U.S. banned lists. The regulations and other arrangements associated with these laws, often amended, include:

    - Export Permits Regulations (Canada);

    - Controlled Goods Regulations (Canada);

    - Export Administration Regulations (United States);

    - International Traffic in Arms Regulations (United States);

    - Missile Technology Control Regime (International);

    - Nuclear Suppliers Group (International);

    - Wassenaar Arrangement for Export Controls (International);

    - United Nations Arms Embargoes (International);

    - Import and Export Control Act (United Kingdom);

    - Act Implementing Article 26(2) of the Basic Law (Germany); and

    - Customs (Prohibited Exports) Regulations (Australia).

    Our import/export control program is a system established to ensure that imports, exports and transfers to foreign parties are consistent with defense and import/export regulations and other international rules. Our import/export control program is based on a corporate philosophy that we want to maximize the benefits of our international efforts while ensuring that we comply with all applicable import/export control laws and regulations. The import/export control program is an important part of our operation to ensure compliance with import and export control requirements. An essential part of the import/export control program is the establishment of mechanisms that provide checks and safeguards at key steps in program development and implementation, helping to better manage international program initiatives. Such oversight helps to ensure that the right questions are being asked to preclude us from effecting transfers that may be contrary to import/export controls or inconsistent with the various regimes.

GOVERNMENT CONTRACTS

    The majority of our contract revenue in our military simulations and marine controls business segment result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

    In most instances, under government regulations, certain costs, including certain financial costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts. We are subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract's completion, the government may perform a post award audit of all aspects of contract performance to insure that we have performed in accordance with the terms of the contract.

    Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically,

    - the contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

    - the government may not be liable for the contractor's costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

    - the contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

    In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, the contract may be usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

INTELLECTUAL PROPERTY

    We own certain patents and have filed applications in respect of additional patents. We enter into agreements containing non-disclosure and confidentiality clauses with third parties and have similar provisions in place with our employees to protect our proprietary information and trade secrets. We also have internal policies concerning both ethics and intellectual property which guide our employees in their dealings with our intellectual property and that of third parties. Our Intellectual Property Committee, comprising some of our most senior technology-oriented officers, is mandated to oversee the protection, management and exploitation of our inventions, trade secrets and other intellectual property.

    Given the lengthy delay in obtaining patents (during which some technology has evolved into newer generations), the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, we believe that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

    Our agreements with Technology Partnerships Canada restrict our ability to license (other than to customers) or transfer ownership of intellectual property developed with the program's support until all funding has been repaid or Technology Partnerships Canada's consent has been obtained.

ENVIRONMENT

    Our operations include, and our past operations and those of some past operators at some of our sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to environmental laws and regulations in the various countries in which we operate or have operated. We believe our exposure to environmental risk to be relatively limited and that our operations are in compliance in all material respects with such environmental laws and regulations.

    In March 2002, as part of our announced plan to divest our Forestry businesses we completed the sale of our fiber screening business to the Advanced Fibre Technologies Income Fund (AFT). We provided AFT with a conditional indemnity that addresses any environmental matters that relate to the business before it was sold. Accordingly, should any environmental issues arise with respect to (i) our fiber screening business prior to its sale, or (ii) any other business that we have or will divest where we have provided or may provide environmental indemnities, we may face claims that we are responsible for the expenditures necessary to resolve those issues. At this time, no such claims have been made to us.

EMPLOYEES

    A key component of our success is our highly trained workforce. As of March 31, 2002, we had approximately 6,400 employees. We invest approximately 3% of our annual payroll budget in training and development activities to help our staff keep pace with constant technology evolution and to ensure succession planning.

    Approximately 825 of our employees are unionized, covered by 13 collective agreements. Six labor contracts were ratified in fiscal 2002. Over the next 15 months we will enter into negotiations for the renewal of six collective agreements including the collective agreement for 700 employees in Montreal which will expire in June 2003. There are no indications that negotiations on new contracts will include work stoppages. We consider employee relations to be satisfactory.

LEGAL PROCEEDINGS

    From time to time, we are involved in legal proceedings arising in the ordinary course of our business. We believe that we have made adequate reserves for these proceedings and that there is no litigation pending against us that could have a material adverse effect on our results of operations and financial condition.

SIGNIFICANT ACQUISITION

    On December 31, 2001, we completed the acquisition of all of the shares of SimuFlite Training International, Inc. from GE Capital Commercial Equipment Financing for US$210.9 million, subject to adjustment based on an audit of the closing balance sheet. US$54 million of this was financed by a sale and leaseback of certain long-term assets of SimuFlite provided by the seller and the remaining portion was financed through a newly established long-term credit facility. The acquisition was accounted for using the purchase method. The allocation of the purchase price was to net non-cash working capital for $14.8 million, tangible assets for $175.8 million, intangible assets for $76.9 million, goodwill $106.3 million, future income tax for $15.1 million and long-term debt for $52.4 million.

SIGNIFICANT SUBSIDIARIES

    Our activities are conducted directly by CAE Inc. and through a number of subsidiaries incorporated in various jurisdictions. Our significant subsidiaries include CAE Machinery Ltd. (Canada), CAE International Holdings Limited (Canada), CAE (US) Inc. (U.S.), CAE SimuFlite Inc. (U.S.), CAE Investments B.V. (Netherlands), CAE International Capital Management Hungary Limited Liability Company (Hungary), Civil Aviation Training Solutions Inc. (U.S.) and CAE Training B.V. (Netherlands), all of which are, directly or indirectly, wholly-owned.

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
                                   MANAGEMENT

DIRECTORS AND SENIOR EXECUTIVE OFFICERS

    The following table sets forth information about our directors and senior executive officers, and their respective positions as of the date of this prospectus:

NAME                                      TITLE
----                                      -----
LYNTON R. WILSON, O.C...................  Chairman of the Board of Directors
DEREK H. BURNEY.........................  President and Chief Executive Officer and Director
DONALD W. CAMPBELL......................  Group President, Military Simulation and Training
PAUL G. RENAUD..........................  Executive Vice President, Chief Financial Officer and
                                          Secretary
RASHID A. KHAN..........................  Executive Vice President, Marine Controls
RIZK (HANI) MACRAMALLAH.................  Executive Vice President, Operations
HARTLAND J. A. PATERSON.................  Vice President, Legal and General Counsel
JEAN-FRANCOIS THIBODEAU.................  Vice President and Treasurer
ROBERT C. HEDGES........................  Controller and Assistant Secretary
JOHN A. (IAN) CRAIG.....................  Director
RICHARD (DICK) J. CURRIE, C.M...........  Director
R. FRASER ELLIOTT, C.M., Q.C............  Director
H. GARFIELD EMERSON, Q.C................  Director
ANTHONY S. FELL.........................  Director
THE HONOURABLE JAMES A. GRANT, P.C.,      Director
  Q.C...................................
JAMES F. HANKINSON......................  Director
E. RANDOLPH (RANDY) JAYNE II............  Director
JAMES W. MCCUTCHEON, Q.C................  Director
GEORGE K. PETTY.........................  Director
LAWRENCE N. STEVENSON...................  Director

    On May 24, 2002 we announced the appointment of Gary Scott as Group President, Civil Simulation and Training, effective July 8, 2002. Prior to this appointment, Mr. Scott was President of FlightSafety Boeing Training International from 2000 to 2002, Vice President Finance and Business Strategy for Boeing Commercial Airplanes' Commercial Aviation Services from 1999 to 2000, Vice President Business Strategy for Boeing Commercial Airplanes during 1999, Vice President and Chief Operating Officer, Boeing Enterprises during 1998, and Vice President and General Manager of Boeing Commercial Airplanes Group's 737/757 Programmes from 1996 to 1998.

    LYNTON R. WILSON, O.C. is Chairman of our board of directors. Mr. Wilson is the Chairman of Nortel Networks Corporation and is also a director of DaimlerChrysler AG. Mr. Wilson has been a director since 1997.

    DEREK H. BURNEY has been our President and Chief Executive Officer and a director since 1999. Mr. Burney also serves as a director of Shell Canada Limited. From 1993 to October 1999, Mr. Burney was Chairman and Chief Executive Officer of Bell Canada International Inc. From 1989 to 1993, he was Canada's Ambassador to the United States.

    DONALD W. CAMPBELL has been our Group President, Military Simulation and Training since 2002 and was formerly our Executive Vice President, Military Simulation and Training from 2000 to 2002. Prior to this, Mr. Campbell was Deputy Minister of Foreign Affairs and Prime Minister's Personal Representative for Economic Summit from 1997 to 2000 and Canada's Ambassador to Japan from 1993 to 1997.

    PAUL G. RENAUD has been our Executive Vice President, Chief Financial Officer and Secretary since 2000 and was formerly our Vice President Finance, Chief Financial Officer and Secretary from 1996 to 2000.

    RASHID A. KHAN has been our Executive Vice President, Marine Controls since 2000, and was formerly our Vice President and General Manager, Marine Systems from 1998 to 2000, and our Director Marine Control Systems and Power Plant Simulation from 1996 to 1998.

    RIZK (HANI) MACRAMALLAH has been our Executive Vice President, Operations since 2000 and was formerly our Vice President Operations from 1996 to 2000.

    HARTLAND J. A. PATERSON has been our Vice President, Legal and General Counsel since 2001 and was formerly Vice President, Legal and Regulatory of Cable & Wireless PLC (Japan) from 1999 to 2001, Director, Legal Affairs of
Cable & Wireless PLC (Caribbean) from 1997 to 1999 and Senior Legal Consultant of Northern Telecom (Asia) Ltd. (Greater China business unit) from 1996 to 1997.

    JEAN-FRANCOIS THIBODEAU has been our Vice President and Treasurer since 2001. From 1999 to 2001, he was Treasurer of G.T.C. Transcontinental Group Ltd. From 1994 to 1999, he held the title of Director of Finance and Treasury of Provigo and held various operational positions within Provigo from 1988 to 1994.

    ROBERT C. HEDGES has been our Controller and Assistant Secretary since 1998 and was formerly Financial Planning Consultant of Financial Concept Corporation in 1998 and Vice President, Finance and Chief Financial Officer of Holliday & Scandrett International Inc. from 1996 to 1998.

    JOHN A. (IAN) CRAIG is a business consultant and was formerly Chief Marketing Officer of Nortel Networks Corporation. Mr. Craig is also a director of Bell Canada International Inc., Arris Group Inc. and Williams Communications Group, Inc. Mr. Craig has been a director since 2000.

    RICHARD (DICK) J. CURRIE, C.M. is non-executive Chairman of BCE Inc. He was formerly President and a director of George Weston Limited and was President and a director of Loblaw Companies Limited for almost 25 years until December 2000. Mr. Currie has served as a member of RJR Nabisco's Advisory Board and on the Advisory Board of Jacob Suchard (Zurich) and is presently on the Advisory Board of Barry Callebaut (Zurich). Mr. Currie is Past Chairman of the Richard Ivey School of Business Administration of The University of Western Ontario and has served on the Visiting Committee to the Harvard Business School. Mr. Currie has been a director since 2001.

    R. FRASER ELLIOTT, C.M., Q.C. is a senior partner in the law firm of Stikeman Elliott. Mr. Elliott is also a director of the Toronto General & Western Hospital Foundation. Mr. Elliott has been a director since 1951.

    H. GARFIELD EMERSON, Q.C. is National Chairman and a senior partner of the law firm of Fasken Martineau DuMoulin. Mr. Emerson is also the Chairman of Rogers Communications Inc., Vice-Chairman of Rogers Wireless
Communications Inc. and a director of Canada Deposit Insurance Corporation, University of Toronto Asset Management Corporation and Sunnybrook & Women's Health Sciences Centre. He was formerly President and Chief Executive Officer of NM Rothschild & Sons Canada Limited, investment bankers. Mr. Emerson has been a director since 1992.

    ANTHONY S. FELL is Chairman of RBC Dominion Securities Inc. Mr. Fell is also a director of BCE Inc., a director of Munich Reinsurance Company of Canada, a director of Loblaw Companies Limited, Chairman of the Board of Trustees of University Health Network and a Governor of the Duke of Edinburgh's Award Program in Canada. Mr. Fell has been a director since 2000.

    THE HONOURABLE JAMES A. GRANT, P.C., Q.C. is a partner in the law firm of Stikeman Elliott. Mr. Grant is a director of Canadian Imperial Bank of Commerce, Shire Pharmaceuticals Group plc and various charitable and social organizations. Mr. Grant has been a director since 1991.

    JAMES F. HANKINSON is a business consultant and was formerly President and Chief Executive Officer of New Brunswick Power Corporation. He is also a director of Maple Leaf Foods Inc. Mr. Hankinson has been a director since 1995.

    E. RANDOLPH (RANDY) JAYNE II is a Senior Partner in Heidrick & Struggles International, Inc., an executive search firm (1996-present) and is a Founder and the Global Managing Partner of that firm's Semiconductor, Hardware and Systems Specialty Practice. Prior to this, he served as a senior executive in McDonnell Douglas Corporation and an officer in the U.S. Air National Guard (1987-1996). Mr. Jayne has been a director since 2001.

    JAMES W. MCCUTCHEON, Q.C. is Counsel to the law firm of McCarthy Tetrault. Mr. McCutcheon is a director of Dominion of Canada General Insurance Company, E-L Financial Corporation, Empire Life Insurance Company (Chairman 1991-1997), Guardian Capital Group Limited and Noranda Inc. Mr. McCutcheon has been a director since 1979.

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
    GEORGE K. PETTY is a business consultant and was formerly President and Chief Executive Officer of BCT.Telus Corporation, a Canadian telecommunication and information services company. Mr. Petty has been a director since 1996.

    LAWRENCE N. STEVENSON is President & Chief Executive Officer of Pathfinder Capital Inc., an investment and venture capital firm. Mr. Stevenson was formerly Chief Executive Officer of Chapters and Chapters Online Inc. Mr. Stevenson is also a director of SNC-Lavalin Group Inc. and Sobeys Inc. Mr. Stevenson has been a director since 1998.

BOARD OF DIRECTORS

    Our board of directors is currently comprised of 13 persons, 12 of whom are outside and unrelated directors. In accordance with the provisions of the Canada Business Corporations Act, the size of the board of directors may be increased to a maximum of 21 persons. Our directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. In addition to fulfilling all statutory requirements, the board of directors oversees and reviews:

    - our strategic and operating plans and financial budgets and the performance against these objectives;

    - our principal risks and the adequacy of our systems and procedures to manage these risks;

    - our compensation and benefit policies;

    - management development and succession planning;

    - business development initiatives;

    - our communications policies and activities, including shareholder communications;

    - the integrity of our internal controls and management information systems;

    - the monitoring of our corporate governance system; and

    - the performance of the President and Chief Executive Officer.

COMMITTEES OF THE BOARD OF DIRECTORS

    The committees of our board of directors are the Audit Committee, the Governance Committee, the Compensation Committee and the Executive Committee.

    AUDIT COMMITTEE

    The Audit Committee reviews, reports, and where appropriate, makes recommendations to the board of directors on:

    - the internal audit plan and the adequacy of our system of internal controls;

    - the external audit plan and the terms of engagement and fees of our external auditors;

    - financial risk management;

    - the integrity of our financial reporting process; and

    - our material public financial documents, including our annual and interim consolidated financial statements, our annual information form and management's discussion and analysis contained in our interim and annual reports.

    The Audit Committee consists of James F. Hankinson (Chairman), John A. Craig, Richard J. Currie and James W. McCutcheon, all of whom are outside and unrelated directors.

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
    GOVERNANCE COMMITTEE

    The Governance Committee is responsible for reviewing the effectiveness of the company's corporate governance system. As part of this broad mandate, specific duties of the Governance Committee include:

    - reviewing with the Chairman of the Board on an annual basis the performance of the board of directors and its committees;

    - monitoring conflicts of interests, real or perceived, of both the board of directors and management and ensuring that our Code of Conduct is implemented throughout the company;

    - reviewing methods and processes by which the board of directors fulfills its duties, including the number and content of meetings and the annual schedule of issues for the consideration of the board of directors and its committees;

    - monitoring the communication process between the board of directors and management;

    - recommending criteria to the board of directors for the evaluation of the President and Chief Executive Officer;

    - reviewing the size and composition of the board of directors;

    - establishing selection criteria for board members;

    - evaluating the contribution of each director, and recommending annually to the board of directors the slate of directors (including new nominees) for shareholder approval;

    - assessing the adequacy and form of compensation of directors; and

    - reviewing and approving the company's donation policy.

    The Governance Committee is also responsible for providing the board of directors with an appropriate succession plan for board members and an orientation program for new members to the board of directors and oversees a system that enables an individual director to engage an outside adviser at our expense in appropriate circumstances. The Governance Committee consists of Anthony S. Fell (Chairman), H. Garfield Emerson, Lawrence N. Stevenson and Lynton R. Wilson, all of whom are outside and unrelated directors.

    COMPENSATION COMMITTEE

    The Compensation Committee reviews and approves the design and administration of our compensation and benefit plans and policies other than in respect of the President and Chief Executive Officer, whose compensation arrangements are reviewed and approved by the board of directors based on recommendations from the Compensation Committee. The Compensation Committee is also responsible for the administration of our executive pension plans, the monitoring of our pension fund investments and for management development and succession planning. The Compensation Committee consists of George K. Petty (Chairman), James A. Grant, E. Randolph Jayne II and Lynton R. Wilson, all of whom are outside and unrelated directors.

    EXECUTIVE COMMITTEE

    During the interval between meetings of the board of directors, the Executive Committee may, subject to any regulations that the board of directors may from time to time impose and limitations provided by statute and our by-laws, exercise all of the powers of the board in the management and direction of our operations. The Executive Committee consists of Derek H. Burney, R. Fraser Elliott, James A. Grant, and in accordance with the by-laws of the company, the Chairman of the Board, Lynton R. Wilson. Three of the Executive Committee's four members are outside and unrelated directors.

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
                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common shares as of June 15, 2002 and as adjusted to reflect the sale of our common shares in this offering, by:

    - each of our directors;

    - each of our senior executive officers; and

    - all directors and senior executive officers as a group.

    We are not aware of any person or entity who beneficially owns 10% or more of our outstanding common shares. Unless otherwise indicated in the table, each of the individuals named below has sole voting and investment power with respect to the common shares beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 15, 2002 through the exercise of any warrant, stock option or other right. The applicable percentage of "beneficial ownership" is based upon 219,314,846 common shares outstanding as of June 15, 2002. Unless otherwise indicated, the business address of the persons included in the table is CAE Inc., Suite 3060, Royal Bank Plaza,
P.O. Box 30, Toronto, Ontario, Canada, M5J 2J1.

                                                                                          PERCENTAGE OF SHARES
                                                 NUMBER OF SHARES BENEFICIALLY OWNED       BENEFICIALLY OWNED
                                                -------------------------------------   ------------------------
                                                OUTSTANDING   RIGHT TO       TOTAL      BEFORE THIS   AFTER THIS
BENEFICIAL OWNER                                  SHARES       ACQUIRE      NUMBER       OFFERING      OFFERING
----------------                                -----------   ---------   -----------   -----------   ----------
DIRECTORS AND SENIOR EXECUTIVE OFFICERS
  Lynton R. Wilson, O.C.......................   2,276,176       --        2,276,176        1.04%        *
  Derek H. Burney.............................     142,439     308,000       450,439       *             *
  Donald W. Campbell..........................       8,219      45,000        53,219       *             *
  Paul G. Renaud..............................      90,929     280,000       370,929       *             *
  Rashid A. Khan..............................       1,896      80,500        82,396       *             *
  Rizk (Hani) Macramallah.....................      80,255     107,500       187,755       *             *
  Hartland J. A. Paterson.....................         734       --              734       *             *
  Jean-Francois Thibodeau.....................         284       --              284       *             *
  Robert C. Hedges............................       9,320      16,500        25,820       *             *
  John A. (Ian) Craig.........................      10,000       --           10,000       *             *
  Richard (Dick) J. Currie, C.M...............      --           --           --           *             *
  R. Fraser Elliott, C.M., Q.C................   6,532,072       --        6,532,072        2.98%        2.65%
  H. Garfield Emerson, Q.C....................      16,600       --           16,600       *             *
  Anthony S. Fell.............................     200,000       --          200,000       *             *
  The Honourable James A. Grant, P.C., Q.C....      10,000       --           10,000       *             *
  James F. Hankinson..........................       4,018       --            4,018       *             *
  E. Randolph (Randy) Jayne II................      --           --           --           *             *
  James W. McCutcheon, Q.C....................     100,292       --          100,292       *             *
  George K. Petty.............................       4,011       --            4,011       *             *
  Lawrence N. Stevenson.......................       4,038       --            4,038       *             *
  All directors and senior executive officers
    as a group (20 persons)...................   9,491,283     837,500    10,328,783        4.69%        4.18%

------------

*   Less than 1% of the outstanding common shares.

                          DESCRIPTION OF SHARE CAPITAL

    Our authorized capital consists of an unlimited number of common shares, without par value and an unlimited number of preferred shares, without par value, issuable in series. As of June 15, 2002, there were 219,314,846 common shares issued and outstanding. There are no preferred shares issued and outstanding.

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
    The holders of our common shares are entitled to one vote per share with respect to each matter presented to our shareholders on which the holders of common shares are entitled to vote. The holders of common shares are entitled to receive rateably any dividends declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share rateably in all assets remaining after payment of liabilities. The holders of our common shares have no preemptive, subscription or conversion rights.

    Our preferred shares may be issued in one or more series as determined by our board of directors. Our board of directors is authorized to fix the number, the consideration per share and the rights and restrictions of the preferred shares of each series. The preferred shares of each series rank on a parity with the preferred shares of each other series with respect to the payment of dividends and the return of capital on our liquidation, dissolution or winding-up. The preferred shares are entitled to preference over the common shares and any other shares ranking junior to the preferred shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the preferred shares as a class may not be amended without approval of at least two-thirds of the votes cast at a meeting of the holders of preferred shares. The holders of preferred shares are not entitled to any voting rights except as provided by our board of directors when authorizing a series or as provided by law.

STOCK OPTION PLAN

    Options to purchase common shares may be granted under our stock option plan to our officers and other key employees and those of certain of our subsidiaries. The term of an option is normally six years from the date of the grant except in the case of retirement, cessation of employment, debt or an optionee's employer ceasing to be us or one of our subsidiaries. The right to exercise an option in its entirety accrues by 25% annual increments over a period of four years from the date of grant. The exercise price payable for each common share covered by an option is based on the market value of common shares on the day prior to the effective date of the grant of the option. As of June 15, 2002, 12,103,746 common shares are reserved for grant under our stock option plan.

SHAREHOLDER RIGHTS PLAN

    We are party to an amended and restated shareholder protection rights plan with Montreal Trust Company of Canada, dated June 14, 2000. We have issued one right in respect of each common share outstanding at the close of business on March 7, 1990. We will issue rights on the same basis for each common share issued after March 7, 1990 but prior to the earlier of:

    - the time at which the rights become exercisable upon the occurrence of specified events;

    - the time at which the right to exercise rights is terminated under the terms of the plan; or

    - the date immediately after our annual meeting of shareholders to be held in 2003.

    If a person becomes the beneficial owner of 20% or more of our outstanding common shares other than pursuant to a permitted bid, each right may be exercised to purchase that number of common shares which have an aggregate market price equal to twice the exercise price of the rights (which is fixed at $100) for a price equal to the exercise price. Effectively, this means that, under certain circumstances, a shareholder can acquire additional common shares from us at half their then market price.

OWNERSHIP RESTRICTIONS

    There is no law or government decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of common shares, other than withholding tax requirements. See "Income Tax Considerations -- Canadian Federal Income Tax Considerations".

    There is no limitation imposed by Canadian law or our articles of incorporation or other charter documents on the right of a non-resident to hold or vote our common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the

Government of Canada of the acquisition by a "non-resident" of "control" of a "Canadian business", all as defined in the Investment Canada Act.

                                  INDEBTEDNESS

    As at March 31, 2002, our total debt was $926.5 million. We will use the net proceeds of this offering to reduce the amounts outstanding under our revolving unsecured term credit facilities. One of these credit facilities of US$200 million, of which, as at July 2, 2002, an amount of $265.6 million (US$174.0 million) was outstanding, was drawn down to pay for the purchase price in connection with the acquisition of SimuFlite and expires in June 2003. The interest rate payable is based on LIBOR plus 0.50%. The second credit facility of US$350 million and Euro 100 million, of which, as at July 2, 2002, an amount of $294.7 million (US$193.1 million) was outstanding, expires in April 2006. The interest rate payable is based on LIBOR (bankers acceptances) or EURIBOR plus 0.50% and we have entered into interest rate swap agreements to fix the interest rate under a portion of such facility. These facilities are subject to covenants restricting mainly our ability to sell assets, incur secured indebtedness, engage in mergers or consolidations and to engage in certain types of transactions with affiliates. Certain underwriters are lenders or affiliates of lenders to us under such credit facilities. You should read note 10 to our consolidated financial statements for a description of other outstanding indebtedness not being reduced from the net proceeds of this offering.

                           INCOME TAX CONSIDERATIONS

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

    The following summarizes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Tax Act") generally applicable to the holding and disposition of common shares by a holder who, at all relevant times for purposes of the Tax Act, is resident in Canada, deals at arm's length with the company, acquires and holds the common shares as capital property (a "Resident Holder"), and by a holder who, for purposes of the Tax Act, is not resident in Canada, deals at arm's length with the company, acquires and holds the common shares as capital property and does not use or hold the common shares in the course of carrying on, or otherwise in connection with, a business in Canada and who, for purposes of the Canada-United States Income Tax Convention (the "Treaty"), is a resident of the United States, has never been a resident of Canada, and has not held or used (and does not hold or use) common shares in connection with a permanent establishment or fixed base in Canada (a "U.S. Holder"). Generally, common shares will be considered to be capital property to a holder thereof provided that the holder does not use the common shares in the course of carrying on a business and such holder has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Resident Holders may, in certain circumstances, treat common shares, and every "Canadian security" (as defined in the Tax Act) owned by such Resident Holder, as capital property by making an irrevocable election permitted by subsection 39(4) of the Tax Act. Resident Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) is available and/or advisable in their particular circumstances.

    This summary does not deal with special situations, such as particular circumstances of traders or dealers in securities, limited liability companies, tax-exempt entities, insurers, financial institutions (including those to which the mark-to-market provisions of the Tax Act apply), nor is it applicable to any holder of common shares, an interest in which is a "tax shelter investment" for the purposes of the Tax Act or to U.S. Holders who are non-resident insurers carrying on an insurance business in Canada and elsewhere.

    This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals (the "Tax Proposals") to amend the Tax Act and regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the provisions of the Treaty, as amended, and Counsel's understanding of the current published administrative practice of the Canada Customs and Revenue Agency ("CCRA"). While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given in this respect.

    This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for any Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, or any changes in the Treaty or administrative practices of the CCRA. This summary does not take into account provincial, territorial, U.S. or other foreign income tax considerations, which may differ significantly from those discussed herein. Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation. This summary is not intended as legal or tax advice to any particular holder of common shares and should not be so construed. The tax consequences to any particular holder of common shares will vary according to that holder's particular circumstances. Each holder should consult the holder's own tax advisor with respect to the income tax consequences applicable to the holder's own particular circumstances.

    TAXATION OF RESIDENT HOLDERS

    DIVIDENDS

    In the case of a Resident Holder who is an individual, any dividends received or deemed to be received on the common shares will be required to be included in computing the Resident Holder's income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from Canadian resident corporations. A Resident Holder that is a "private corporation" (or a "subject corporation" as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the common shares to the extent that such dividends are deductible in computing the Resident Holder's taxable income. A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends that are not deductible in computing taxable income.

    DISPOSITIONS

    A disposition, or a deemed disposition, of a common share by a Resident Holder will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the common share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the common share to the Resident Holder. For this purpose, the adjusted cost base to a Resident Holder of a common share at any particular time will be determined by averaging the cost of that common share with the adjusted cost base of all common shares of the company held at that time by the Resident Holder.

    One-half of any capital gain realized by a Resident Holder will be included in computing the Resident Holder's income as a taxable capital gain. One-half of any capital loss realized by a Resident Holder may generally be deducted against taxable capital gains realized in that year, in the three preceding taxation years or in any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard. A capital loss realized by certain Resident Holders may be reduced in certain circumstances by the amount of any dividends, including deemed dividends, which have been received by such holders on the common shares to the extent and in the manner provided for in the Tax Act. A Resident Holder that is a "Canadian-controlled private corporation", as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains. Capital gains realized by a Resident Holder that is an individual may give rise to a liability for alternative minimum tax. Resident Holders should consult their own tax advisors with respect to alternative minimum tax.

    TAXATION OF U.S. HOLDERS

    DIVIDENDS

    Dividends paid or credited or deemed to be paid or credited to a U.S. Holder by the company are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends paid or credited to a U.S. Holder is generally limited to 15% of the gross amount of the dividend (or 5% in the case of a U.S. Holder that is a corporation beneficially owning at least 10% of the company's voting shares).

    DISPOSITIONS

    A U.S. Holder is not subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share in the open market, nor will capital losses arising therefrom be recognized under the Tax Act unless the share constitutes "taxable Canadian property" that is not "treaty-protected property" to the holder thereof for purposes of the Tax Act.

    A common share will be taxable Canadian property to a U.S. Holder if, at any time during the 60 month period ending at the time of disposition, the U.S. Holder or persons with whom the U.S. Holder did not deal at arm's length (or the U.S. Holder together with such persons) owned, or had options, warrants, other rights to acquire or an interest in, 25% or more of the company's issued shares of any class or series. In the case of a U.S. Holder to whom common shares represent taxable Canadian property, such shares will be considered treaty-protected property by reason of the Treaty (and no Canadian income tax will be payable under the Tax Act on any capital gain realized on a disposition of such shares in the open market) unless the value of such shares is derived principally from real property situated in Canada. We believe that the value of our common shares is not derived principally from real property situated in Canada.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    Subject to the limitations described in the next paragraph, the following summary describes the material United States federal income tax consequences to a holder of the common shares, referred to for purposes of this discussion as a United States holder, that is:

    - a citizen or resident of the United States;

    - a corporation (or other entity taxable as a corporation) created or organized in the United States or under the laws of the United States or of any state thereof, including the District of Columbia;

    - an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or

    - a trust, (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) if it has elected to be treated as a United States person under applicable United States Treasury regulations.

    This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to owning our common shares. This summary considers only United States holders that will own common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

    This summary is based on current provisions of the Code, current and proposed Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. This summary does not address all aspects of United States federal income taxation that may be relevant to any particular shareholder based on such shareholder's individual circumstances. In particular, this summary does not address the potential application of the alternative minimum tax or United States federal income tax consequences to shareholders that are subject to special treatment, including:

    - taxpayers who are broker-dealers or insurance companies;

    - taxpayers who have elected mark-to-market accounting;

    - tax-exempt organizations;

    - financial institutions or "financial service entities";

    - taxpayers who hold common shares as part of a straddle, "hedge" or "conversion transaction" with other investments;

    - dealers in foreign currency;

    - holders who received common shares as compensation;

    - holders who own, directly or indirectly (including through attribution), more than 10 percent of our common shares;

    - insurance companies;

    - partnerships or other pass through entities; and

    - taxpayers whose functional currency is not the United States dollar.

    In addition, this summary does not address any aspect of state, local or non-United States tax laws.

    Material aspects of United States federal income tax relevant to a holder other than a United States holder, referred to for purposes of this discussion as a non-United States holder, are also discussed below.

    Each holder of common shares is advised to consult such holder's own tax advisor with respect to the specific tax consequences to such holder of purchasing, holding or disposing of the common shares.

    TAXATION OF THE DISPOSITION OF COMMON SHARES

    Upon the sale, exchange or other disposition of common shares, a United States holder generally will recognize capital gain or loss in an amount equal to the difference between such United States holder's tax basis in the common shares, which is usually the cost of such shares, and the amount realized on the disposition. Capital gain from the sale, exchange or other disposition of common shares held more than one year is long-term capital gain which, in the case of noncorporate holders, is subject, in general, to lower tax rates than ordinary income. Gains recognized by a United States holder on a sale, exchange or other disposition of common shares will be treated as United States source income for United States foreign tax credit purposes. A loss recognized by a United States holder on the sale, exchange or other disposition of common shares is allocated to United States source income. The deductibility of a capital loss recognized on the sale, exchange or other disposition of common shares is subject to limitations.

    If a United States holder sells common shares and receives Canadian Dollars, changes in the value of the United States dollar and the Canadian dollar between the date of sale and the date of settlement can create income tax consequences to the United States holder. A United States holder that receives foreign currency, including Canadian dollars, upon disposition of common shares and converts the foreign currency into United States dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the foreign currency against the United States dollar, which will generally be United States source gain or loss.

    TAXATION OF DIVIDENDS PAID ON COMMON SHARES

    In the event we pay a dividend, a United States holder will be required to include in gross income as ordinary income the amount of any distribution paid on common shares, including any Canadian taxes withheld from the amount paid, on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the United States holder's income tax basis in the common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of common shares. Distributions of current or accumulated earnings and profits will be foreign source passive income, or, if received by certain financial institutions, financial services income, for United States foreign tax credit purposes and will not qualify for the dividends received deduction available to corporations.

    Distributions of current or accumulated earnings and profits paid in Canadian dollars to a United States holder will be includable in the income of a United States holder in a United States dollar amount calculated by reference to the exchange rate on the date the distribution is received. A United States holder that receives a Canadian dollars distribution and converts the Canadian dollars into United States dollars subsequent to receipt will have foreign exchange gain or loss based on any appreciation or depreciation in the value of the Canadian dollars against the United States dollar, which will generally be United States source ordinary income or loss.

    The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. Prospective purchasers of our common shares should consult their own tax advisors concerning the application of the United States foreign tax credit rules to their particular situation.

    We have not calculated, nor would we expect to calculate in the future, our earnings and profits under United States tax rules. Therefore, we cannot provide United States holders with such information.

    PASSIVE FOREIGN INVESTMENT COMPANY RULES

    We believe that we are not a passive foreign investment company (a "PFIC") for United States federal income tax purposes and do not believe we will become a PFIC in the foreseeable future. However, we cannot assure you that we will not become a PFIC because this conclusion is a factual determination made annually and thus is subject to change and the principles and methodology used in determining whether a company is a PFIC are not completely clear.

    In general, we will be a PFIC with respect to a United States holder if, for any taxable year in which the United States holder held common shares, either:

    - at least 75% of our gross income for the taxable year is passive income (the "income test");

    - at least 50% of the value, determined on the basis of a quarterly average, of the assets we own is attributable to assets that produce or are held for the production of passive income (the "asset test").

    If we own, directly or indirectly, at least 25% by value of the stock of another corporation, we will be treated for purposes of the PFIC tests as owning our proportionate share of the assets of the other corporation, and as receiving directly our proportionate share of the other corporation's income.

    If we are classified as a PFIC in any year with respect to which a United States person is a shareholder, we generally will continue to be treated as a PFIC with respect to such shareholder in all succeeding years, regardless of whether we continue to meet the income or asset test described above.

    If we are treated as a passive foreign investment company, unless a United States holder elects to have us treated as a "qualified electing fund" under applicable United States tax laws, or makes a "mark to market election," each of which are described below, the following income tax consequences will result to such United States holder:

    1. Distributions with respect to our common shares made by us during a taxable year to a United States holder that are "excess distributions" must be allocated rateably to each day of the United States holder's holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which we were classified as a passive foreign investment company are included as ordinary income in a United States holder's gross income for that year. The amount allocated to each other prior taxable year is taxed as ordinary income at the highest rate in effect for the United States holder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

    2. The entire amount of any gain realized upon the sale or other disposition of our common shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above.

    The foregoing rules with respect to distributions and dispositions may be avoided if a United States holder is eligible for and timely makes either a valid "qualifying electing fund" election, in which case the United States holder generally would be required to include in income on a current basis its pro rate share of our ordinary income and net capital gain or a valid "mark-to-market" election. We do not currently intend to complete the actions necessary, including providing the information necessary, for United States holders to make a qualifying electing fund election in the event that we were considered a passive foreign investment company for any taxable year.

    Assuming our common shares are regularly traded on a qualified exchange for purposes of the passive foreign investment company rules, the "mark-to-market" election would be available with respect to our common shares. If a United States holder makes a "mark-to-market" election, such holder will include in each year as ordinary income the excess, if any, of the fair market value of its common shares at the end of the taxable year over their adjusted tax basis. In addition, such United States holder will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the "mark-to-market" election. The electing United States holders' basis in our common shares will be adjusted to reflect any such income or loss amounts. Any gain or loss on the sale of the our common shares will be ordinary income or loss, except that such loss will be ordinary loss only to the extent of the previously included net "mark-to-market" gain.

    United States holders are urged to consult their tax advisors concerning United States federal income tax consequences of holding our common shares if we were a passive foreign investment company.

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
    TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS OF COMMON SHARES

    Except as described in "information reporting and back up withholding" below, a non-United States holder of common shares will not be subject to United States federal income or withholding tax on the payment of dividends on, and the proceeds from the disposition of, common shares, unless:

    - such item is effectively connected with the conduct by the non-United States holder of a trade or business in the United States and, in the case of a resident of a country which has a treaty with the United States, such item is attributable to a permanent establishment or, in the case of an individual, a fixed place of business maintained by the non-United States holder, in the United States;

    - the non-United States holder is an individual who holds the common shares as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

    - the non-United States holder is subject to tax pursuant to the provisions of United States tax law applicable to United States expatriates.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    United States holders generally are subject to information reporting requirements and back up withholding at a rate of 30% (subject to reduction in future years) with respect to proceeds paid from the disposition of common shares and dividends paid in the United States on common shares. Backup withholding will not apply if a United States holder provides an IRS Form W-9 or otherwise establishes an exemption from such withholding.

    Non-United States holders generally are not subject to information reporting or backup withholding with respect to dividends paid on, or the proceeds from the disposition of, common shares, provided that such non-United States holder provides a taxpayer identification number, certifies to its foreign status, or otherwise establishes an exemption from such requirements.

    The amount of any backup withholding generally will be allowed as a credit against a United States or non-United States holder's United States federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the IRS.

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
                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2002, we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Scotia Capital Inc. and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of common shares:

                                                                 Number
                        Underwriter                             of Shares
                        -----------                           -------------
Credit Suisse First Boston Corporation......................
Scotia Capital Inc..........................................
Goldman, Sachs & Co.........................................
RBC Dominion Securities Inc.................................
SG Cowen Securities Corporation.............................
Dundee Securities Corporation...............................
Raymond James Ltd...........................................
                                                               ----------
  Total.....................................................   27,000,000
                                                               ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all of the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The obligations of the underwriters under the underwriting agreement may be terminated at their discretion on the basis of their assessment of the state of the financial markets and also upon the occurrence of certain stated events.

    This offering is being made concurrently in the United States and in all of the provinces of Canada pursuant to the multi-jurisdictional disclosure system implemented by the securities regulatory authorities in the United States and Canada. The common shares will be offered in the United States and Canada through the underwriters either directly or through their respective U.S. or Canadian registered broker-dealer affiliates. Subject to applicable law, the underwriters may offer the common shares outside of the United States and Canada.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,050,000 additional shares at the initial public offering price less the underwriting commissions. The option may be exercised only to cover any over-allotments of common shares.

    The underwriters propose to offer common shares initially at the public offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of US$       per share. The underwriters
and selling group members may allow a discount of US$       per share on sales
to other broker/dealers. After the public offering the representative may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation and estimated expenses we will pay:

                                                        Per Share                           Total
                                             -------------------------------   -------------------------------
                                                Without            With           Without            With
                                             Over-Allotment   Over-Allotment   Over-Allotment   Over-Allotment
                                             --------------   --------------   --------------   --------------
Underwriting commissions paid by us........     $                $                $                $
Expenses payable by us.....................     $                $                $                $

    The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

    Some of the underwriters or their affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with us. They have received or will receive customary fees and commissions for these transactions. In addition, Credit Suisse First Boston Corporation, Scotia Capital Inc., RBC Dominion Securities Inc. and SG Cowen Securities Corporation are, or are affiliates of, lenders to us under our revolving credit facilities. A portion of the proceeds from the sale of our common shares offered hereby will be used to reduce the indebtedness which amounted to approximately $281.4 million as at July 2, 2002 under our revolving credit facilities provided by such lenders. Consequently, we may be considered to be a connected issuer of these underwriters under securities regulations in certain provinces in Canada. We are currently in compliance with the covenants and other obligations established pursuant to the revolving credit facilities. Neither the lenders under the credit facilities nor the underwriters were involved in our initial decision to distribute the common shares. The underwriters negotiated the terms and conditions of the offering and will not benefit in any manner from the offering other than the payment of their commission as described above. We intend to use more than 10% of the net proceeds from the sale of the common shares to repay indebtedness owed by us to such lenders. The offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.
Conduct Rules.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the U.S. Securities Act of 1933 or a prospectus under applicable Canadian securities legislation relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Scotia Capital Inc. for a period of 90 days after the date of this prospectus, except grants of options or issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan.

    Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and Scotia Capital Inc. for a period of 90 days after the date of this prospectus.

    We have agreed to indemnify the underwriters against liabilities under the U.S. Securities Act and the securities legislation of each Canadian province, or contribute to payments that the underwriters may be required to make in that respect.

    Our common shares are listed and posted for trading on the TSX under the symbol "CAE". We have applied to list our common shares on the NYSE under the symbol "CGT".

    In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the U.S. Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

    These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the TSX, the NYSE or otherwise and, if commenced, may be discontinued at any time.

    In accordance with the applicable policies of several Canadian provinces, the underwriters may not, throughout the period of distribution, bid for or purchase common shares. Exceptions, however, exist where the bid or purchase is not made to create the appearance of active trading in, or rising prices of, the common shares. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. We have been advised that in connection with the offering and pursuant to the first exception mentioned above, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the common shares at levels other than those which might otherwise prevail on the open market.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distribution on the same basis as other allocations.

                                 LEGAL MATTERS

    Certain legal matters relating to the sale of the common shares offered by this prospectus will be passed upon on our behalf by Stikeman Elliott with respect to matters of Canadian law and Shearman & Sterling, Toronto, Ontario, with respect to matters of U.S. law. R. Fraser Elliott and The Honourable James
A. Grant, each of whom are senior partners of Stikeman Elliott, are both members of our Board of Directors and Executive Committee. Mr. Elliott owns
6,532,072 common shares which represent 2.98% of our outstanding common shares as at June 15, 2002. Mr. Grant is also a member of our Compensation Committee. Certain legal matters relating to the sale of the common shares offered by this prospectus will be passed upon on behalf of the Underwriters by Osler, Hoskin & Harcourt LLP, Montreal, Quebec and Toronto, Ontario with respect to matters of Canadian law and Skadden, Arps, Slate, Meagher & Flom LLP, Toronto, Ontario with respect to matters of U.S. law. Except for shares held by Mr. Elliott, partners and associates of Stikeman Elliott and Osler, Hoskin & Harcourt LLP own, as a group, less than 1% of our common shares.

                                    EXPERTS

    Our auditors are PricewaterhouseCoopers LLP, Montreal, Quebec. Our consolidated financial statements as at March 31, 2002 and 2001 and for each of the three years in the period ended March 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

    The combined financial statements of SimuFlite as at December 31, 2001 and for the year ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common shares in Canada is Computershare Trust Company of Canada, at its principal offices in Toronto. The transfer agent and registrar for our common shares in the United States is Computershare Trust Company, Inc., at its principal offices in Denver, Colorado.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents, filed with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this prospectus:

    (a) Annual Information Form of CAE dated August 8, 2001 other than the sections entitled "Selected Consolidated Financial Information" and "Review of Operations and MD&A", which are superseded by the information contained in this prospectus;

    (b) Management Information Circular dated June 10, 2002 in connection with the annual meeting of shareholders of CAE to be held on August 7, 2002 other than the sections entitled "Report on Executive Compensation", "Determination of the President and Chief Executive Officer's Compensation" and "Statement of Corporate Governance Practices";

    (c) Audited Consolidated Financial Statements of CAE for the year ended March 31, 2002 and the Auditors' Report thereon; and

    (d) Management's Discussion and Analysis for the year ended March 31, 2002.

    All documents and any material change report (excluding confidential material change reports) of the type referred to in the preceding paragraphs filed by us with a securities commission or any similar authority in any of the provinces of Canada, after the date of this prospectus and prior to the termination of the offering, shall be deemed to be incorporated by reference in this prospectus.

    The information permitted to be omitted from this prospectus will be contained in a supplemented prospectus and will be incorporated by reference in this prospectus as of the date of the supplemented prospectus.

    ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT WILL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS.

    Copies of documents incorporated by reference herein and not delivered with this prospectus may be obtained upon request without charge from our Secretary at our head office: Suite 3060, Royal Bank Plaza, P.O. Box 30, Toronto, Ontario, Canada M5J 2J1, telephone: (416) 865-0070. Copies of these documents are available on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators at www.sedar.com.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form F-10 with respect to the common shares being sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information about us and the common shares to be sold in this offering, please refer to the registration statement.

    You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The registration statement and other information filed by us with the SEC is also available on the SEC's world wide website on the Internet at http://www.sec.gov. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services.

    Prior to this offering, we have not been required to file reports with the SEC. Following consummation of the offering, we will be required to file reports and other information with the SEC under the U.S. Securities Exchange Act of 1934 and with the securities regulators in each of the provinces of Canada under the applicable provincial securities legislation. Under a multi-jurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Securities Exchange Act of 1934. In addition, we are not required to publish financial statements as frequently or as promptly as U.S. companies.

    You are invited to read and copy any reports, statements or other information that we file with the SEC at its public reference room. Our public filings in Canada can also be inspected on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators at www.sedar.com.

             DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

    The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: (i) the documents listed above under "Documents Incorporated by Reference"; (ii) the consents of PricewaterhouseCoopers LLP, Montreal and Dallas; (iii) powers of attorney from certain of our directors and officers and from our authorized representative in the United States; and (iv) the underwriting agreement between CAE and the underwriters.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CAE INC.

Report of PricewaterhouseCoopers LLP........................       F-2

Consolidated Balance Sheets as at March 31, 2001 and 2002...       F-3

Consolidated Statements of Earnings for the years ended
  March 31, 2000, 2001 and 2002.............................       F-4

Consolidated Statements of Retained Earnings for the years
  ended March 31, 2000, 2001 and 2002.......................       F-5

Consolidated Statements of Cash Flow for the years ended
  March 31, 2000, 2001 and 2002.............................       F-6

Notes to Consolidated Financial Statements..................       F-7

Unaudited Pro Forma Condensed Consolidated Financial
  Information...............................................      F-35

Unaudited Pro Forma Condensed Consolidated Statement of
  Earnings from Continuing Operations.......................      F-36

Notes to Unaudited Pro Forma Condensed Consolidated
  Statement of Earnings.....................................      F-37

SIMUFLITE TRAINING INTERNATIONAL, INC.

Report of PricewaterhouseCoopers LLP........................      F-39

Combined Balance Sheet as at December 31, 2001..............      F-40

Combined Statement of Operations for the year ended
  December 31, 2001.........................................      F-41

Combined Statement of Stockholder's Equity for the year
  ended December 31, 2001...................................      F-42

Combined Statement of Cash Flows for the year ended
  December 31, 2001.........................................      F-43

Notes to Financial Statements...............................      F-44

                                AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF CAE INC.

We have audited the consolidated balance sheets of CAE Inc. as at March 31, 2002 and 2001 and the consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended March 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2002 in accordance with Canadian generally accepted accounting principles.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Canada
May 8, 2002 except for Note 21 D and Note 23 which are as at July 3, 2002

COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the shareholders dated May 8, 2002 except for Note 21 D and Note 23 which are as at July 3, 2002 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors' report when the change is properly accounted for and adequately disclosed in the financial statements.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Canada
May 8, 2002 except for Note 21 D and Note 23 which are as at July 3, 2002

                                    CAE INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  AS AT MARCH 31
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (amounts in millions of
                                                                   Cdn dollars)
ASSETS
Current assets
  Cash......................................................   $   88.8     $  156.8
  Short-term investments....................................       21.3        122.8
  Accounts receivable (note 4)..............................      378.2        245.6
  Inventories (note 5)......................................      130.9         99.4
  Prepaid expenses..........................................        9.9          8.6
  Income taxes recoverable..................................       15.8          8.2
  Future income taxes (note 14).............................       28.9         15.4
                                                               --------     --------
                                                                  673.8        656.8
                                                               --------     --------
Assets of discontinued operations (note 3)..................      123.8        370.9
Property, plant and equipment, net (note 6).................      838.5        227.2
Future income taxes (note 14)...............................       71.3         15.9
Intangible assets (note 7)..................................      163.4       --
Goodwill (note 8)...........................................      375.5         18.5
Other assets (note 9).......................................      138.5         82.8
                                                               --------     --------
                                                               $2,384.8     $1,372.1
                                                               ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities..................   $  420.5     $  315.0
  Deposits on contracts.....................................      189.1        175.9
  Long-term debt due within one year........................       37.5          2.3
  Future income taxes (note 14).............................       50.4         14.5
                                                               --------     --------
                                                                  697.5        507.7
                                                               --------     --------
Liabilities of discontinued operations (note 3).............       40.5        106.6
Long-term debt (note 10)....................................      889.0        263.0
Long-term liabilities.......................................       73.7         20.7
Future income taxes (note 14)...............................       65.6         10.0
                                                               --------     --------
                                                                1,766.3        908.0
                                                               --------     --------
SHAREHOLDERS' EQUITY
Capital stock (note 11).....................................      186.8        159.4
Retained earnings...........................................      446.8        321.2
Currency translation adjustment.............................      (15.1)       (16.5)
                                                               --------     --------
                                                                  618.5        464.1
                                                               --------     --------
                                                               $2,384.8     $1,372.1
                                                               ========     ========

Contingencies (note 16)

Approved by the Board:

              (Signed) D.H. BURNEY                             (Signed) L.R. WILSON
                    Director                                         Director

                                    CAE INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   YEARS ENDED MARCH 31
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                 (amounts in millions of
                                                              Cdn dollars, except per share
                                                                         amounts)
Revenue
  Civil Simulation and Training.............................  $  545.2    $481.5     $480.2
  Military Simulation and Marine Controls...................     581.3     409.9      384.9
                                                              --------    ------     ------
                                                              $1,126.5    $891.4     $865.1
                                                              --------    ------     ------
Operating earnings
  Civil Simulation and Training.............................  $  152.3    $117.0     $ 82.3
  Military Simulation and Marine Controls...................      90.0      34.9       15.4
                                                              --------    ------     ------
Earnings from continuing operations before interest and
  income taxes..............................................     242.3     151.9       97.7
Interest expense (income), net (note 10A (xi))..............      22.7      (6.3)       7.3
                                                              --------    ------     ------
Earnings from continuing operations before income taxes.....     219.6     158.2       90.4
Income taxes (note 14)......................................      70.3      53.0       28.1
                                                              --------    ------     ------
Earnings from continuing operations.........................  $  149.3    $105.2     $ 62.3
Results of discontinued operations (note 3).................       1.3       2.9       36.2
                                                              --------    ------     ------
Net earnings................................................  $  150.6    $108.1     $ 98.5
                                                              ========    ======     ======
Earnings and diluted earnings per share from continuing
  operations................................................  $   0.69    $ 0.49     $ 0.28
                                                              ========    ======     ======
Net earnings and diluted net earnings per share.............  $   0.69    $ 0.50     $ 0.45
                                                              ========    ======     ======
Average number of shares outstanding........................     217.6     215.7      219.0
                                                              ========    ======     ======

                                    CAE INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                                   YEARS ENDED MARCH 31
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                 (amounts in millions of
                                                                       Cdn dollars)
Retained earnings at beginning of year......................   $321.2     $241.9     $194.2
Adjustment for changes in accounting policies (note 1)......    --          (6.0)     --
Excess of common share purchase price over amount charged to
  capital stock.............................................    --          (1.2)     (30.2)
Net earnings................................................    150.6      108.1       98.5
Dividends...................................................    (25.0)     (21.6)     (20.6)
                                                               ------     ------     ------
Retained earnings at end of year............................   $446.8     $321.2     $241.9
                                                               ======     ======     ======

                                    CAE INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                   YEARS ENDED MARCH 31
                                                              ------------------------------
                                                                2002       2001       2000
                                                              --------   --------   --------
                                                                 (amounts in millions of
                                                                       Cdn dollars)
OPERATING ACTIVITIES
Earnings from continuing operations.........................  $ 149.3    $ 105.2    $  62.3
Adjustments to reconcile earnings to cash flows from
  operating activities:
  Amortization..............................................     43.1       19.1       22.3
  Future income taxes.......................................      7.5       (7.7)      (9.1)
  Investment tax credit.....................................    (19.0)     (22.5)     (18.3)
  Other.....................................................     (0.2)     (13.5)      (1.9)
  Decrease (increase) in non-cash working capital
    (note 15)...............................................     (7.6)      79.1      144.1
                                                              -------    -------    -------
NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES........    173.1      159.7      199.4
                                                              -------    -------    -------
INVESTING ACTIVITIES
Purchase of businesses (note 2).............................   (757.6)     --         --
Proceeds from disposal of businesses (note 3)...............    187.1        5.7       52.5
Short-term investments......................................    101.5      (51.7)     (71.1)
Capital expenditures........................................   (249.6)     (76.3)     (21.8)
Proceeds from sale and leaseback of assets..................     42.6      --          35.5
Deferred development costs..................................    (31.1)     (13.7)     --
Deferred pre-operating costs................................    (15.1)      (4.2)      (1.9)
Other assets................................................    (33.0)      (7.8)     (10.1)
                                                              -------    -------    -------
NET CASH USED IN CONTINUING INVESTING ACTIVITIES............   (755.2)    (148.0)     (16.9)
                                                              -------    -------    -------
FINANCING ACTIVITIES
Proceeds from long-term debt................................    755.8      --         --
Repayments of long-term debt................................   (195.6)     (16.2)      (5.5)
Dividends paid..............................................    (24.8)     (21.2)     (20.4)
Purchase of capital stock...................................    --          (1.3)     (36.3)
Common stock issuance.......................................      6.1        6.9        3.9
Other.......................................................     (2.3)      (3.0)      (3.3)
                                                              -------    -------    -------
NET CASH PROVIDED BY (USED IN) CONTINUING FINANCING
  ACTIVITIES................................................    539.2      (34.8)     (61.6)
NET CASH (USED IN) PROVIDED BY DISCONTINUED ACTIVITIES
  (NOTE 3)..................................................    (24.5)      10.4       20.1
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH.............     (0.6)       6.0       (3.1)
                                                              -------    -------    -------
NET (DECREASE) INCREASE IN CASH.............................    (68.0)      (6.7)     137.9
CASH AT BEGINNING OF YEAR...................................    156.8      163.5       25.6
                                                              -------    -------    -------
CASH AT END OF YEAR.........................................  $  88.8    $ 156.8    $ 163.5
                                                              =======    =======    =======

                                    CAE INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies of CAE Inc. ("CAE" or "the Company") and its subsidiaries conform with Canadian generally accepted accounting principles ("GAAP").

    NATURE OF OPERATIONS

    CAE designs and provides simulation equipment and services and develops integrated training solutions for the military, commercial airlines, business aircraft operators, aircraft manufacturers and marine vessel operators.

    CAE's flight simulators replicate aircraft performance in normal and abnormal operations and a comprehensive set of environmental conditions, utilizing visual systems with an extensive database of airports, other landing areas and flying environments and motion and sound cues to create a fully immersive training environment. The Company offers a full range of flight training devices based on the same software used in its simulators. CAE is developing a global network of training centres in locations around the world.

    The Company also provides simulators and training services for sea and land-based activities and supplies marine automation systems for military and civil applications. CAE's marine control systems monitor and control propulsion, electrical steering, ancillary, auxiliary and damage control systems.

    CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and all subsidiaries. All inter-corporate accounts and transactions have been eliminated. Acquisitions are accounted for by the purchase method and, accordingly, the results of operations of subsidiaries are included from the dates of acquisition. Entities jointly controlled, referred to as joint ventures, are proportionately consolidated. Portfolio investments are accounted for using the cost method.

    REVENUE RECOGNITION

    Revenue from long-term contracts for building simulators and training and control systems is recognized using the percentage-of-completion method where revenue, earnings and unbilled accounts receivable are recorded as related costs are incurred, on the basis of percentage costs incurred to date on a contract, relative to the estimated total costs. Revisions in cost and earnings estimates during the term of the contract are reflected in the period in which the need for revision becomes known. Losses, if any, are recognized fully when first anticipated. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. Warranty provisions are recorded at the time revenue is recognized, based on past experience. No right of return or complimentary upgrades are provided to customers. Post-delivery customer support is billed separately and revenue is recorded ratably over the support period.

    Training service revenues are recognized in the period such services are provided. All other revenue is recorded and related costs transferred to cost of sales at the time the product is delivered and the benefits and the risks of ownership associated with the product are transferred to the customer.

    CASH AND SHORT-TERM INVESTMENTS

    Cash consists of cash and cash equivalents which are short-term, highly liquid investments with maturities of 90 days and less. Short-term investments include money market instruments and commercial paper carried at the lower of cost or market value.

    INVENTORIES

    Inventories are stated at the lower of average cost and net realizable value. Cost includes material, labour and an allocation of manufacturing overhead.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. The declining balance and straight-line methods are used in computing amortization over the estimated useful lives of the assets. Useful lives are estimated as follows:

    Building and improvements...................................  20 to 40 years
    Machinery and equipment.....................................  3 to 10 years
    Simulators..................................................  15 to 30 years

    The Company regularly reviews the carrying value of its property, plant and equipment. If their carrying value exceeds the amount recoverable, a write-down is charged to earnings.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LEASES

    Leases entered into by the Company in which substantially all the benefits and risks of ownership are transferred to the Company are recorded as capital leases and classified as property, plant and equipment and long-term borrowings. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred. Gains and losses on the sale and leaseback of assets are deferred and amortized over the term of the lease.

    BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLE ASSETS

    During the first quarter of 2002, the Company adopted the CANADIAN INSTITUTE OF CHARTERED ACCOUNTANTS ("CICA") HANDBOOK Section 1581, "Business Combinations", which requires all business combinations to be accounted for using the purchase method. In addition, any goodwill and intangible assets with indefinite useful lives acquired in a business combination are to be accounted for under CICA HANDBOOK Section 3062, "Goodwill and Other Intangible Assets". This section requires that goodwill and intangible assets with indefinite useful lives not be amortized. Their fair value is to be assessed annually and, if necessary, written down for any impairment. (See note 8 for the impact of the adoption of the new standard).

    Goodwill represents the cost of investments in subsidiaries in excess of the fair value of the net identifiable assets acquired. Goodwill for acquisitions made prior to fiscal 2002 was amortized up to March 31, 2001 using the straight-line method over 40 years.

    Intangible assets are recorded at their allocated cost at the date of acquisition of the related operating companies. Amortization is provided for all intangible assets on a straight-line basis over their estimated useful lives. Useful lives are estimated as follows:

                                                                                     WEIGHTED
                                                                                     AVERAGE
                                                                   AMORTIZATION    AMORTIZATION
                                                                      PERIOD          PERIOD
                                                                  --------------   ------------
                                                                           20 to
    Trade names.................................................       25 years         20
    Backlog and contractual agreements..........................  1 to 10 years          6
                                                                           20 to
    Customer relationships......................................       25 years         24
                                                                           10 to
    Other.......................................................       20 years         11

    INTEREST CAPITALIZATION

    Interest costs relating to the construction of training centres are capitalized as part of the cost of property, plant and equipment. Capitalization of interest ceases when the training centre is completed and ready for productive use.

    FOREIGN CURRENCY TRANSLATION

    Assets and liabilities denominated in currencies other than Canadian dollars are translated at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at average rates of exchange for the year. Translation gains or losses are included in the determination of earnings, except for gains or losses arising on translation of accounts of foreign subsidiaries considered self-sustaining and gains or losses arising from the translation of foreign currency debt that has been designated as a hedge of the net investment in subsidiaries, which are deferred as a separate component of shareholders' equity.

    Gains or losses arising from the translation of foreign currency debt not designated as a hedge of the net investment in subsidiaries are deferred, included in other assets and amortized on a straight-line basis over the term of the debt.

    Effective April 1, 2002, the Company will no longer amortize the exchange gains or losses arising on the translation of long-term foreign currency denominated items, in accordance with a recent amendment to CICA HANDBOOK
    Section 1650 on Foreign Currency Translation. The exchange gains or losses arising on translation will be included in earnings as incurred. At
    March 31, 2002, the unamortized exchange loss relating to the existing long-term foreign currency items amounted to $9.2 million
    (2001 -- $7.6 million; 2000 -- $4.6 million; 1999 -- $6.0 million). This standard will be applied retroactively and consequently, prior years' financial statements will be restated through a charge to fiscal 2002 earnings of $1.1 million (2001 -- $2.0; 2000 -- ($1.0)), net of
    $0.5 million (2001 -- $1.0; 2000 -- ($0.4)) in taxes, and a charge to fiscal 2000 opening retained earnings of $4.3 million, net of $1.7 million of taxes.

    RESEARCH AND DEVELOPMENT COSTS

    Research costs are charged to earnings in the periods in which they are incurred. Development costs are also charged in the period incurred unless they meet the criteria for deferral. Government assistance arising from research and development costs is deducted from the related cost. Amortization of development costs deferred to future periods commences with the commercial production of the product and is charged to earnings based on anticipated sales of the product, over a period not exceeding 5 years.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PRE-OPERATING COSTS

    The Company defers expenditures related to the operation of all new training centres until the opening of the centre. Expenditures directly related to placing a new training centre into commercial service are incremental in nature and are considered by management to be recoverable from the future operations of the new training centre. Capitalization ceases at the opening of the training centre. Amortization of the deferred costs is taken over 5 to 20 years based on the expected period and pattern of benefit of the deferred expenditures.

    DEFERRED FINANCING COSTS

    Costs incurred relating to the issuance of long-term debt are deferred and amortized over the term of the related debt.

    INCOME TAXES

    Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future tax assets are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

    Investment tax credits arising from research and development are deducted from the related costs and are accordingly included in the determination of earnings in the same year as the related costs. Investment tax credits arising from the acquisition of property, plant and equipment and deferred development costs are deducted from the cost of those assets with amortization calculated on the net amount.

    On April 1, 2000, CAE adopted the recommendations of the CICA HANDBOOK section 3465, "Income Taxes", which replaces the deferral method with the liability method of tax allocation. CAE applied the new recommendations retroactively without restating prior years. The cumulative effect of adopting the new recommendations as at April 1, 2000, was to increase net future income tax assets by $12.8 million, increase net future income tax liabilities by $27.0 million, increase other assets by $30.8 million, reduce income taxes recoverable by $18.3 million, reduce net assets of discontinued operations by $2.8 million and reduce retained earnings by $4.3 million.

    PENSIONS

    The Company accrues its obligations under employee pension plans and the related costs, net of plan assets. The cost of pensions is actuarially determined using the projected benefits method pro rated on service, expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected return on plan assets, those assets are valued at fair market value.

    The excess of the net actuarial gain (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the remaining service period of active employees.

    On April 1, 2000, CAE adopted the recommendations of the CICA Handbook section 3461, Employee Future Benefits, which changes the accounting for pensions and other types of employee future benefits. The new recommendation was adopted retroactively through an adjustment to retained earnings and prior year results have not been restated. As a result, a liability for employee future benefits of $1.7 million was recorded and a corresponding charge to retained earnings was taken.

    STOCK-BASED COMPENSATION PLANS

    The Company's stock-based compensation plans consist of an Employee Stock Option Plan ("ESOP"), an Employee Stock Purchase Plan ("ESPP") and Deferred Share Unit ("DSU") plans for directors and key executives which are described in note 12. No compensation expense is recognized for the ESOP when stock options are issued to employees. Consideration paid by employees on the exercise of stock options is credited to capital stock. A compensation expense is recognized for the Company's portion of the contributions made under the ESPP and for amounts due under the DSU plans.

    The CICA has issued a new standard on the measurement of stock options and other stock-based compensation for fiscal years beginning on or after January 1, 2002. This standard applies to awards granted after January 1, 2002, and is to be applied prospectively. The Company will not change the method currently used to account for stock options granted to employees, but will provide the required pro forma disclosures on the impact of the fair value method, which produces estimated compensation charges. Stock compensation arrangements that can be settled in cash will continue to be recognized as compensation expense.

    DERIVATIVE FINANCIAL INSTRUMENTS

    The Company enters into forward, swap and option contracts to manage its exposure to fluctuations in interest rates and foreign exchange rates. These derivative financial instruments are effective in meeting the risk reduction objectives of the Company by

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) generating offsetting cash flows related to the underlying position in respect of amount and timing. CAE does not hold or issue derivative financial instruments for trading purposes.

    The foreign currency risk associated with purchase and sale commitments denominated in a foreign currency is hedged through a combination of forward contracts and options. The foreign currency gains and losses on these contracts are not recognized in the consolidated financial statements until the underlying firm commitment is recorded in earnings. At that time, the gains or the losses on such derivatives are recorded in earnings as an adjustment to the underlying transaction. Premiums paid with respect to options are deferred and charged to net earnings over the contract period.

    Interest rate swap contracts are designated as hedges of the interest rate of certain financial instruments. The interest payments relating to swap contracts are recorded in net earnings over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense.

    Beginning in fiscal 2004, the Company will adopt the new CICA accounting guideline, which establishes certain conditions for when hedge accounting may be applied. The Company is studying the new guideline but has not yet determined its impact.

    EARNINGS PER SHARE

    The calculation of earnings per share is based on the weighted average number of shares issued and outstanding. Diluted earnings per share is calculated by dividing net earnings available to common shareholders by the weighted average shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive common shares outstanding using the treasury stock method.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Actual results could differ from those estimates.

2.  BUSINESS ACQUISITIONS

    During the fiscal year, CAE completed four strategic acquisitions, two of which accelerated CAE's move into aviation training, one which significantly improved the Company's access to the US defence market and one which provided immediate entry into the commercial marine control systems market.

    On April 2, 2001, the Company acquired all of the issued and outstanding shares of BAE Systems Flight Simulation and Training Inc. located in Tampa, Florida, for a total cash consideration of US$76 million. The business has a well-established position in the US defence market for the manufacture of transport and helicopter simulation equipment and has significant training and support service activities for both civil and military markets.

    On August 1, 2001, the Company acquired all of the issued and outstanding shares of Valmarine AS of Norway, for a cash consideration of NOK238.6 million and a CAE share issuance of NOK125.4 million, based on the average closing price of CAE's shares for the 10 days prior to August 1st. Valmarine is the global leader for marine control systems for the commercial market. The purchase price is subject to adjustment based on the future performance of the business. Contingent consideration up to a maximum of NOK58 million will be recognized as an additional cost of the purchase when the contingency is resolved.

    On August 24, 2001, the Company acquired all of the issued and outstanding shares of the Netherland-based Schreiner Aviation Training B.V. for a total cash consideration of E193.4 million. The business provides simulator and ground-school civil aviation training.

    On December 31, 2001, the Company acquired all of the issued and outstanding shares of SimuFlite Training International Inc. ("SimuFlite"), based in Dallas, Texas, for a total cash consideration of US$210.9 million. In addition, property, plant and equipment in the amount of US$54 million were sold to the vendor and leased back. SimuFlite is the world's second largest provider of business aviation training.

    These acquisitions were accounted for under the purchase method and their operating results have been included from the respective acquisition dates.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

2.  BUSINESS ACQUISITIONS (CONTINUED)
    The net assets acquired are summarized as follows:

                                                             BAE SYSTEMS    VALMARINE AS    SCHREINER   SIMUFLITE    TOTAL
                                                             ------------   -------------   ---------   ---------   --------
    Current assets.........................................     $ 36.2          $16.3        $ 15.3      $ 23.0     $  90.8
    Current liabilities....................................      (65.8)          (8.7)        (37.0)       (8.2)     (119.7)
    Property, plant and equipment..........................       59.0            0.5         167.9       262.0       489.4
    Intangible assets
      Trade names..........................................     --                3.2         --           37.1        40.3
      Customer relations...................................     --                9.8          66.0        29.2       105.0
      Customer contractual agreements......................     --                2.3           2.2         3.6         8.1
      Other intangible.....................................        2.5            3.1         --            7.0        12.6
    Goodwill...............................................      104.2           40.4         102.8       106.3       353.7
    Future income taxes....................................       36.6           (3.9)        (34.2)       15.1        13.6
    Long-term debt.........................................      (17.3)        --             (23.1)      (52.4)      (92.8)
    Long-term liabilities..................................      (36.1)        --             --          --          (36.1)
                                                                ------          -----        ------      ------     -------
                                                                 119.3           63.0         259.9       422.7       864.9
    Less: Sale and leaseback of assets.....................     --             --             --          (86.2)      (86.2)
         Shares issued (note 11)...........................     --              (21.1)        --          --          (21.1)
                                                                ------          -----        ------      ------     -------
    Total cash consideration:..............................     $119.3          $41.9        $259.9      $336.5     $ 757.6
                                                                ======          =====        ======      ======     =======

    The net assets of Schreiner, SimuFlite and approximately 10% of the net assets of BAE Systems are included in the Civil Simulation and Training segment. The balance of the net assets of BAE Systems and Valmarine are included in the Military Simulation and Marine Controls segment.

    The goodwill on the SimuFlite acquisition is the sole deductible goodwill for tax purposes.

    The allocation of the purchase price is based on management's estimate of the fair value of assets acquired and liabilities assumed. Allocation of the purchase price involves a number of estimates as well as gathering of information over a number of months. This estimation process will be completed in the next six months and accordingly there may be some changes to the goodwill and intangibles values presented above for Valmarine as well as adjustments to Simuflite arising from the finalization of amounts with the seller.

3.  DISCONTINUED OPERATIONS

    On December 3, 1999, the Corporation completed the sale of substantially all of the assets of its Railway Technologies and Services business segment for an amount of $65.6 million, resulting in an after-tax gain on disposition of $13.6 million.

    On February 2, 2000, the Board of Directors approved a plan to divest its Cleaning Technologies and Energy Control Systems businesses. On May 31, 2000 the Company completed the sale of substantially all of the assets of the Energy Control Systems businesses to SNC-Lavalin. The net assets of the Cleaning Technologies operations were written down to their estimated realizable values as at March 31, 2001.

    On December 18, 2001, the Board of Directors approved a plan to divest its Forestry Systems. As a result of the planned divestiture, the results of operations for the Forestry Systems have been reported separately in the consolidated statements of earnings together with its Cleaning Technologies businesses and Railway Technologies and Services (together the "Discontinued Operations"). Previously reported financial statements have been restated and interest expense has been allocated to the Discontinued Operations based on their share of the Company's net assets.

    On February 28, 2002, the Company completed the sale of two of CAE's Cleaning Technologies operations. The Company sold CAE Ransohoff Inc., of Cincinnati, Ohio and CAE Ultrasonics Inc., of Jamestown, New York, to the former management of these operations for a total consideration of US$21.4 million, comprised of US$9.2 million cash, a holdback of US$1.6 million payable within 120 days of closing subject to completing an audit of the closing date financial position and the balance in long-term subordinated notes, with senior debt financing. The remaining net assets of the Cleaning Technologies operations were written down to their estimated realizable values as at March 31, 2002.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

3.  DISCONTINUED OPERATIONS (CONTINUED)
    On March 28, 2002, CAE completed the sale of its fiber screening business to the Advanced Fiber Technologies Income Fund ("AFT") for cash proceeds of $162 million.

    The remaining Discontinued Operations are expected to be sold within the next six months.

    Summarized financial information for the discontinued operations is as follows:

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Revenue
      Railway Technologies and Services.........................   $--        $--        $ 46.4
      Cleaning Technologies.....................................     86.5      119.5      127.3
      Forestry systems..........................................    193.5      300.0      299.2
                                                                   ------     ------     ------
                                                                   $280.0     $419.5     $472.9
                                                                   ------     ------     ------
    Net earnings from Forestry Systems prior to measurement
      date, net of tax
      (2002 -- $4.0; 2001 -- $14.9; 2000 -- $12.7)..............   $  8.5     $ 29.5     $ 28.4
    Net gain from Forestry Systems after measurement date net of
      tax  -- $15.2.............................................     17.9      --         --
    Net loss from Cleaning Technologies, prior to measurement
      date net of tax recovery
      (2000 -- $3.1)............................................    --         --          (6.0)
    Net gain from Railway Technologies and Services, net of tax
      of $2.7...................................................    --         --          13.8
    Net (loss) from Cleaning Technologies after measurement
      date, net of tax recovery
      (2002 -- $7.3; 2001 -- $18.9).............................    (25.1)     (26.6)     --
                                                                   ------     ------     ------
    Net earnings from discontinued operations...................   $  1.3     $  2.9     $ 36.2
                                                                   ======     ======     ======

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Net cash (used in) provided by operating activities.........   $(15.9)    $ 23.6     $ 40.1
    Net cash used in investing activities.......................     (4.7)     (11.1)     (19.5)
    Net cash used in financing activities.......................     (3.9)      (2.1)      (1.0)
                                                                   ------     ------     ------
    Net cash (used in) provided by discontinued operations......   $(24.5)    $ 10.4     $ 19.6
                                                                   ======     ======     ======

                                                                           2002                      2001
                                                                  -----------------------   -----------------------
                                                                  FORESTRY     CLEANING     FORESTRY     CLEANING
                                                                  SYSTEMS    TECHNOLOGIES   SYSTEMS    TECHNOLOGIES
                                                                  --------   ------------   --------   ------------
    Current assets..............................................   $40.8        $ 20.8       $ 79.6       $ 82.7
    Property, plant and equipment, net..........................    15.7           5.4         50.5         16.6
    Goodwill....................................................    30.2           9.2        122.5         17.4
    Other assets................................................     0.6           1.1          0.7          0.9
                                                                   -----        ------       ------       ------
                                                                    87.3          36.5        253.3        117.6
                                                                   -----        ------       ------       ------
    Assets of discontinued operations...........................                $123.8                    $370.9
                                                                                ======                    ======
    Current liabilities.........................................    26.4          13.7         71.1         26.1
    Other liabilities...........................................     0.4        --              9.2          0.2
                                                                   -----        ------       ------       ------
                                                                   $26.8        $ 13.7       $ 80.3       $ 26.3
                                                                   -----        ------       ------       ------
    Liabilities of discontinued operations......................                $ 40.5                    $106.6
                                                                                ======                    ======

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

4.  ACCOUNTS RECEIVABLE

                                                                    2002       2001
                                                                  --------   --------
    Trade.......................................................   $107.8     $ 69.7
    Allowance for doubtful accounts.............................     (6.8)      (5.6)
    Unbilled receivables........................................    223.8      156.3
    Other receivables...........................................     53.4       25.2
                                                                   ------     ------
                                                                   $378.2     $245.6
                                                                   ======     ======

    Approximately $10 million of the March 31, 2002 unbilled receivables are not expected to be recovered within one year.

5.  INVENTORIES

                                                                    2002       2001
                                                                  --------   --------
    Work-in-progress............................................   $105.9     $ 81.1
    Raw materials, supplies and manufactured products...........     25.0       18.3
                                                                   ------     ------
                                                                   $130.9     $ 99.4
                                                                   ======     ======

6.  PROPERTY, PLANT AND EQUIPMENT

                                                                    2002                                  2001
                                                     -----------------------------------   -----------------------------------
                                                                ACCUMULATED    NET BOOK               ACCUMULATED    NET BOOK
                                                       COST     AMORTIZATION     VALUE       COST     AMORTIZATION     VALUE
                                                     --------   ------------   ---------   --------   ------------   ---------
    Land...........................................   $ 19.2       $--          $ 19.2      $ 10.1       $--          $ 10.1
    Buildings and improvements.....................    229.6         40.4        189.2       121.4         32.6         88.8
    Machinery and equipment........................    229.7        105.8        123.9        99.8         83.4         16.4
    Simulators.....................................    369.5         13.8        355.7        45.1          7.1         38.0
    Assets under construction
      Buildings....................................      4.5       --              4.5         5.8       --              5.8
      Equipment....................................    146.0       --            146.0        68.1       --             68.1
                                                      ------       ------       ------      ------       ------       ------
                                                      $998.5       $160.0       $838.5      $350.3       $123.1       $227.2
                                                      ======       ======       ======      ======       ======       ======

7.  INTANGIBLE ASSETS

                                                                                 2002
                                                                  -----------------------------------
                                                                             ACCUMULATED    NET BOOK
                                                                    COST     AMORTIZATION     VALUE
                                                                  --------   ------------   ---------
    Trade names.................................................   $ 40.5        $0.5        $ 40.0
    Customer relations..........................................    104.9         1.8         103.1
    Customer contractual agreements.............................      7.9         0.1           7.8
    Other intangible assets.....................................     13.1         0.6          12.5
                                                                   ------        ----        ------
                                                                   $166.4        $3.0        $163.4
                                                                   ======        ====        ======

    Civil Aviation and Training intangible assets include $37.3 million in trade names, $95.1 million in customer relations, $5.6 million in customer contractual agreements and $7.5 million in other intangibles. Military Simulation and Marine Controls intangibles include $3.2 million in trade names, $9.8 million in customer relations, $2.3 million in customer contractual agreements and $5.6 million in other intangibles. The yearly estimated amortization expense for the five following years will be approximately $9.0 million.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

7.  INTANGIBLE ASSETS (CONTINUED)
    The continuity of intangible assets by business segment is as follows:

                                                                                        2002
                                                                  -------------------------------------------------
                                                                  CIVIL SIMULATION   MILITARY SIMULATION
                                                                    AND TRAINING     AND MARINE CONTROLS    TOTAL
                                                                  ----------------   -------------------   --------
    Beginning balance...........................................      -$-                 --$               $--
    Additions...................................................        145.1                20.9            166.0
    Amortization................................................         (2.7)               (0.3)            (3.0)
    Foreign exchange............................................         (0.9)                1.3              0.4
                                                                       ------               -----           ------
    Ending balance..............................................       $141.5               $21.9           $163.4
                                                                       ======               =====           ======

8.  GOODWILL

    The following table summarizes the impact of the adoption of the new standard:

                                                                    2002       2001       2000
                                                                  --------   --------   --------
                                                                       (amounts in millions
                                                                     except per share amount)
    Reported net earnings.......................................   $150.6     $108.1     $ 98.5
    Add back goodwill amortization..............................    --           5.1        6.3
                                                                   ------     ------     ------
    Adjusted net earnings.......................................   $150.6     $113.2     $104.8
                                                                   ======     ======     ======
    Reported net earnings and diluted net earnings per share....   $ 0.69     $ 0.50     $ 0.45
    Add back goodwill amortization..............................    --          0.02       0.03
                                                                   ------     ------     ------
    Adjusted net earnings and diluted net earnings per share....   $ 0.69     $ 0.52     $ 0.48
                                                                   ======     ======     ======

    The continuity of goodwill by business segment is as follows:

                                                              2002                                     2001
                                             --------------------------------------   --------------------------------------
                                             CIVIL SIMULATION   MILITARY SIMULATION   CIVIL SIMULATION   MILITARY SIMULATION
                                               AND TRAINING     AND MARINE CONTROLS     AND TRAINING     AND MARINE CONTROLS
                                             ----------------   -------------------   ----------------   -------------------
    Beginning balance......................      -$-                  $ 18.5              -$-                   $22.2
    Additions..............................        219.0               134.7              --                  --
    Amortization...........................      --                  --                   --                     (0.6)
    Foreign exchange.......................         (1.2)                4.5              --                     (3.1)
                                                  ------              ------               ------               -----
    Ending balance.........................       $217.8              $157.7              -$-                   $18.5
                                                  ------              ------               ------               -----
    Total goodwill.........................                           $375.5                                    $18.5
                                                                      ======                                    =====

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

9.  OTHER ASSETS

                                                                    2002       2001
                                                                  --------   --------
    Investment tax credits (i)..................................   $  0.7     $25.4
    Investment in and advances to CVS Leasing Ltd. (ii).........     24.0      21.0
    Deferred pre-operating costs................................     26.6      13.7
    Deferred development costs (iii)............................     30.1      13.7
    Deferred financing costs....................................     16.3      --
    Restricted cash (note 10A (iv)).............................     15.6      --
    Other.......................................................     25.2       9.0
                                                                   ------     -----
                                                                   $138.5     $82.8
                                                                   ======     =====

    (i) Investment tax credits are available to reduce future federal income taxes payable in Canada.

    (ii) The Company led a consortium which was contracted by the U.K. Ministry of Defence ("MoD") to design, construct, manage, finance and operate an integrated simulator based aircrew training facility for the Medium Support Helicopter fleet of the Royal Air Force. The contract covers a 40-year period, which can be terminated by the MoD after 20 years, in 2018.

       In connection with the contract, the Company has established a subsidiary, CAE Aircrew Training Plc ("Aircrew"), of which it owns 74% with the balance held by the other consortium partners. This subsidiary has leased the land from the MoD, has built the facility and operates the training centre, and has been consolidated with the accounts of the Company.

       In addition, the Company has a minority shareholding of 11% in, and has advanced funds to, CVS Leasing Ltd. (CVS), a company established to acquire the simulators and other equipment that are leased to Aircrew. CVS obtained project financing which amounts to L79 million at March 31, 2002 and expires in October 2015. This financing is secured solely by the assets of CVS with no recourse to CAE.

   (iii) Research and development expenditures aggregated $104.7 million during the year (2001 -- $104.9 million; 2000 -- $108.3 million). The Company has received government assistance of $15.8 during the year
         (2001 -- $3.5 million; 2000 -- $8.0 million), of which $9.5 million (2001 -- nil; 2000 -- nil) was recorded against deferred costs incurred to develop new products.

10. DEBT FACILITIES

    A. LONG-TERM DEBT

                                                                    2002       2001
                                                                  --------   --------
    Senior notes (i)............................................   $192.1     $190.4
    Revolving unsecured term credit facilities,
      5 years maturing April 2006, US$350.0 (ii) (outstanding
        March 31, 2002 -- $25.0 and US$139.0)...................    246.4      --
      5 years maturing April 2006, Euro100.0 (2001 -- DM65.0)
        (ii)....................................................    --          46.1
      18 months, maturing June 2003, (US$200.0) (iii)
        (outstanding March 31, 2002 -- US$174.0)................    277.3      --
    Term loan of US$36.4, secured, maturing in 2009 (iv)........     58.0      --
    Term loan of L12.7, secured, maturing in 2015 (v)...........     25.9       26.8
    Grapevine Industrial Development Corporation bonds, secured,
      (US$8.0 and US$19.0), maturing in 2010 and 2013 (vi)......     43.1      --
    Secured loans, (US$5.8 and RMB29.0) (vii)...................     14.3      --
    Unsecured loans, (US$8.6 and L9.2) (viii)...................     34.4      --
    Obligations under capital lease commitments (ix)............     35.0        2.0
                                                                   ------     ------
                                                                    926.5      265.3
    Less: Long-term debt due within one year....................     37.5        2.3
                                                                   ------     ------
                                                                   $889.0     $263.0
                                                                   ======     ======

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

10. DEBT FACILITIES (CONTINUED)
    (i) Pursuant to a private placement with certain investors, the Company borrowed US$108 million and $20 million. These unsecured senior notes rank equally with the term bank financing with fixed repayment amounts in 2005, 2007, 2009 and 2012. Fixed interest at an average rate of 7.5% is payable semi-annually in June and December. The Company has entered into interest rate swap agreements converting the initial fixed interest rate into a 3-month BA borrowing plus 1.05% on $52.5 million of the senior notes.

    (ii) These facilities are unsecured and the interest rate payable is based on LIBOR (BAs) or EURIBOR plus 0.50%. The Company has entered into interest rate swap agreements to fix the rate. Of this amount, $205 million is fixed until February 2003 with an average rate of 2.72%, and $35 million has been fixed until April 2006 at a rate of 4.97%. The average interest rate for the period ended March 31, 2002 is 5.2% (2001 -- 4.6%; 2000 -- 3.4%).

   (iii) The revolving credit facility of US$200 million expires in June 2003. The facility is unsecured and the interest rate payable is based on LIBOR plus 0.50%.

    (iv) The Company arranged project financing for its training centre in Sao Paulo, Brazil. This term loan is secured by the assets of the training centre and $15.6 million in restricted cash and is repayable semi-annually until April 30, 2009. Interest on the loan is charged at a rate approximating 7.7%.

    (v) The Company arranged project financing for one of its subsidiaries to finance the Company's Medium Support Helicopter Programme for the MoD in the United Kingdom. The credit facility includes a term loan that is secured by the project assets of the subsidiary and is repayable over 18 years to October 1, 2015. The facility also includes a standby loan of L4.0 million and a working capital loan of L1.0 million, both maturing in October 2015. Interest on the loans is charged at a rate approximating LIBOR plus 1.00%. The Company has entered into interest rate swaps totaling L10.3 million fixing the interest rate at approximately 6.82% (note 9(ii)).

    (vi) Airport Improvement Revenue Bonds issued by the Grapevine Industrial Development Corporation, Grapevine, Texas for amounts of
         US$8.0 million and US$19.0 million and maturing respectively in 2010 and 2013. The Bonds are secured by real property improvements, fixtures and specified simulation equipment. The rate is the lesser of the lawful rate and 80% of the 91-day T-Bill rate, which approximates 2.83% for the period ended March 31, 2002.

   (vii) Secured loans consist of a US$5.8 million loan secured by property, plant and equipment expiring in June 2002 with interest payable based on commercial paper (USA) plus 1% and a loan of RMB29 million expiring in December 2011 with interest at 6.83%.

  (viii) Unsecured loans consist of a US$8.6 million loan expiring in 2002 with interest rate payable based on LIBOR plus 0.90% and a loan of L9.2 million expiring from September 2004 to March 2030 with interest at an average rate of 5.6%.

    (ix) The effective interest rate on obligations under capital leases was approximately 5.3% (2001 -- 5.2%; 2000 -- 7%).

    (x) Payments required in each of the next five years to meet the retirement provisions of the long-term debt are as follows:

    Years ending March 31,
      2003......................................................   $ 37.5
      2004......................................................    289.4
      2005......................................................     14.0
      2006......................................................     31.9
      2007......................................................    258.4
      Thereafter................................................    295.3
                                                                   ------
                                                                   $926.5
                                                                   ======

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

10. DEBT FACILITIES (CONTINUED)
    (xi) Details of net interest expense (income) are as follows:

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Interest expense (income)...................................   $30.2      $(2.3)     $13.8
    Allocation of interest expense to discontinued operations...    (3.6)      (4.0)      (6.5)
    Interest capitalized........................................    (3.9)      --         --
                                                                   -----      -----      -----
    Interest expense (income) as reported.......................   $22.7      $(6.3)     $ 7.3
                                                                   =====      =====      =====

    B. SHORT-TERM DEBT

    The Company has unused unsecured bank lines of credit available in various currencies totaling $57.8 million (2001 -- $85 million). The effective rate on the short-term borrowings was 5.6% (2001 -- 8.4%; 2000 -- 7.6%).

    Certain of the Company's debt instruments include customary positive and negative covenants which include interest coverage, leverage ratios, and restrictions on the sale of assets. The Company is in compliance with its debt covenants.

11. CAPITAL STOCK

    (i) The Company's articles of incorporation authorize the issuance of an unlimited number of preferred shares, issuable in series, and an unlimited number of common shares. To date, the Company has not issued any preferred shares.

    (ii) A reconciliation of the issued and outstanding common shares of the Company is as follows:

                                                                           2002                     2001
                                                                  ----------------------   ----------------------
                                                                   NUMBER OF     STATED     NUMBER OF     STATED
                                                                   SHARES(D)     VALUE      SHARES(D)     VALUE
                                                                  -----------   --------   -----------   --------
    Balance at beginning of year................................  216,399,856    $159.4    215,158,370    $152.3
    Stock options exercised.....................................   1,118,400        6.1     1,413,076        6.9
    Stock dividends (a).........................................      17,605        0.2        34,410        0.3
    Purchase of capital stock (b)...............................      --          --         (206,000)      (0.1)
    Treasury issue (note 2).....................................   1,419,919       21.1        --          --
                                                                  -----------    ------    -----------    ------
    Balance at end of year......................................  218,955,780    $186.8    216,399,856    $159.4
                                                                  ===========    ======    ===========    ======

    (a) The Company provides that its shareholders may elect to receive common stock dividends in lieu of cash dividends.

    (b) During the first quarter of fiscal 2001 the Company purchased 206,000 common shares on the Toronto Stock Exchange under its normal course issuer bid. The Company has purchased 8,877,000 common shares since the inception of the program on June 21, 1999. Shares purchased by the Company were cancelled. The bid expired on June 20, 2000.

    (c) The Company has an amended and restated shareholder protection rights plan agreement whereby one right has been issued for each outstanding common share of the Company. The rights remain attached to the shares and are not exercisable until the occurrence of certain designated events. Upon the occurrence of such an event, the right entitles a shareholder of the Company to acquire additional common shares from treasury at half their market value. The rights expire on the date immediately after the Company's Annual Meeting of Shareholders to be held in 2003, unless terminated at an earlier date by the Board of Directors.

    (d) On June 20, 2001, the Board of Directors declared a 100% stock dividend in respect of the common shares in the capital of the Company, effectively achieving a two-for-one split of CAE's outstanding common shares. The stock dividend was payable to shareholders of record at the close of business on July 9, 2001 ("Record Date"), on the basis of one additional share for each common share held as of the Record Date. CAE's common shares commenced trading on a split basis on July 5, 2001 on the Toronto Stock Exchange. The Company ascribed no monetary value to the stock dividend. The number of shares and options, the option exercise prices and the net earnings and diluted net earnings per share have been restated retroactively to reflect the stock dividend.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

11. CAPITAL STOCK (CONTINUED)
    (e) The following is a reconciliation of the denominators for the basic and diluted earnings per share computations:

                                                                     2002          2001          2000
                                                                  -----------   -----------   -----------
    Weighted average number of common shares outstanding
      -- Basic..................................................  217,592,039   215,666,346   218,986,692
    Effect of dilutive stock options............................    2,544,722     2,570,454     2,818,074
                                                                  -----------   -----------   -----------
    Weighted average number of common shares outstanding
      -- Diluted................................................  220,136,761   218,236,800   221,804,766
                                                                  ===========   ===========   ===========

    The effect of the conversion of the outstanding stock options would not materially dilute earnings per share.

12. STOCK-BASED COMPENSATION PLANS

    EMPLOYEE STOCK OPTION PLAN

    Under the long-term incentive program of the Company, options may be granted to officers and other key employees of the Company and its subsidiaries to purchase common shares of the Company at a subscription price of 100% of market value. Market value is determined as the closing price of the common shares on the Toronto Stock Exchange on the last day of trading prior to the effective date of the grant.

    At March 31, 2002, a total of 12,462,822 common shares remained authorized for issuance under the Plan. The options are exercisable during a period not to exceed six years and are not exercisable during the first 12 months after the date of the grant. The right to exercise all of the options accrues over a period of four years of continuous employment. However, if there is a change of control of the Company, the options become immediately exercisable. Options are adjusted proportionately for any stock dividends or stock splits attributed to the common shares of the Company.

    A reconciliation of the outstanding options is as follows:

                                                                                 AS AT MARCH 31(NOTE 11(D))
                                                                  ---------------------------------------------------------
                                                                             2002                          2001
                                                                  ---------------------------   ---------------------------
                                                                                  WEIGHTED                      WEIGHTED
                                                                    NUMBER        AVERAGE         NUMBER        AVERAGE
                                                                  OF OPTIONS   EXERCISE PRICE   OF OPTIONS   EXERCISE PRICE
                                                                  ----------   --------------   ----------   --------------
    Options outstanding at beginning of year....................  5,114,350        $ 5.70       5,479,326        $ 4.96
    Granted.....................................................  1,698,012        $12.19       2,018,400        $ 6.84
    Exercised...................................................  (1,118,400)      $ 5.41       (1,413,076)      $ 4.90
    Forfeited/expired...........................................   (694,884)       $ 7.63        (970,300)       $ 5.06
                                                                  ----------       ------       ----------       ------
    Options outstanding at end of year..........................  4,999,078        $ 7.70       5,114,350        $ 5.70
                                                                  ==========       ======       ==========       ======
    Options exercisable at end of year..........................  1,417,878        $ 5.70       1,268,500        $ 5.34
                                                                  ==========       ======       ==========       ======

    The following table summarizes information about the Company's ESOP as at March 31, 2002 (note 11(d)):

                                                                       OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                                                ---------------------------------   ----------------------
                                                                                         WEIGHTED                 WEIGHTED
                                                                   WEIGHTED AVERAGE      AVERAGE                  AVERAGE
                                                    NUMBER      REMAINING CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
    RANGE OF EXERCISE PRICES                      OUTSTANDING        LIFE (YEARS)         PRICE     EXERCISABLE    PRICE
    ------------------------                      -----------   ----------------------   --------   -----------   --------
    $4.10 to $5.70..............................   1,596,000              2.8             $ 4.54       805,000     $4.88
    $6.425 to $9.60.............................   1,928,450              3.8             $ 6.83       604,750     $6.70
    $12.225 to $14.60...........................   1,474,628              5.2             $12.26         8,128     $0.17
                                                   ---------             ----             ------     ---------     -----
    Total.......................................   4,999,078             3.86             $ 7.70     1,417,878     $5.70
                                                   =========             ====             ======     =========     =====

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

12. STOCK-BASED COMPENSATION PLANS (CONTINUED)
    EMPLOYEE STOCK PURCHASE PLAN

    The Company maintains an ESPP to enable employees of the Company and its participating subsidiaries to acquire CAE common shares through regular payroll deductions plus employer contributions. The Plan allows employees to contribute up to 10% of their annual base salary. The Company and its participating subsidiaries match the first $500 employee contribution and contribute $1 for every $3 of additional employee contributions, to a maximum of 2% of the employee's base salary. Common shares of the Company are purchased by the ESPP trustee on behalf of the participants on the open market, through the facilities of the Toronto Stock Exchange. Participation at March 31, 2002 was 3,077 employees or 41.1% of CAE's employees
    (2001 -- 2,639 or 41.8%). The Company recorded compensation expense in the amount of $1.9 million (2001 -- $2.1 million) in respect of employer contributions under the Plan.

    DEFERRED SHARE UNIT PLAN

    Effective May 1, 2000, the Company adopted a Deferred Share Unit ("DSU") Plan for key executives whereby an executive may elect to receive any cash incentive compensation in the form of deferred share units. The Plan is intended to enhance the Company's ability to promote a greater alignment of interests between such key executives and the shareholders of the Company. A deferred share unit is equal in value to one common share of the Company. The units are issued on the basis of the average closing board lot sale price per share of CAE common shares on the Toronto Stock Exchange during the last 10 days on which such shares traded prior to the date of issue. The units also accrue dividend equivalents payable in additional units in an amount equal to dividends paid on CAE common shares. Deferred share units mature upon termination of employment, whereupon a key executive is entitled to receive the fair market value of the equivalent number of common shares, net of withholdings, in cash.

    In fiscal 2000, the Company adopted a DSU Plan for Non-Employee Directors. A non-employee director holding less than 10,000 common shares of the Company receives the Board retainer and attendance fees in the form of deferred share units. A non-employee director holding at least 10,000 common shares may elect to participate in the Plan in respect of part or all of his or her retainer and attendance fees. The terms of the Plan are essentially identical to the key executive DSU Plan except that the share price used to value the deferred share unit is based on the closing price per share of CAE common shares on the Toronto Stock Exchange on the day preceding the last business day of March, June, September and December.

    The Company records the cost of the DSU plans as compensation expense. As at March 31, 2002, 194,581 units were outstanding at a value of $2.3 million (2001 -- 53,220 units at a value of $1.3 million; 2000 -- 3,929 units at a value of $0.1 million).

13. FINANCIAL INSTRUMENTS

    FOREIGN CURRENCY RISK

    The fair value of the forward foreign exchange contracts is represented by the estimated amounts that the Company would receive or pay to settle the contracts at the balance sheet date, taking into account the unrealized gain or loss. The Company entered into forward foreign exchange contracts totaling $144.1 million (buy contracts $42.3 million and sell contracts $101.8). The total unrealized loss as of March 31, 2002, is $0.9 million (on buy contracts $0.5 million and on sell contracts $0.4 million). Unrealized gains or losses on outstanding forward contracts are not recognized in the statements of earnings until maturity of the contracts.

    The Company entered into cross currency rate swap contracts maturing on December 13, 2002 in respect of certain inter-company loan transactions. The Company receives interest, calculated semi-annually on a notional balance of US$21 million and $30 million, at a weighted average interest rate of LIBOR plus 3.6% (effective rate of 5.5%) and BA plus 0.4% (effective rate of 2.6%). The Company pays interest calculated semi-annually on notional balances of E16.5 million, SEK27.4 million, and US$20.7 million at weighted average interest rates of EURIBOR plus 3.4% (effective rate of 6.65%), STIBOR plus 2.9% (effective rate of 6.82%) and LIBOR plus 0.5% (effective rate of 2.4%).

    CREDIT RISK

    The Company is exposed to credit risk on billed and unbilled accounts receivable. However, its customers are primarily established companies with good credit ratings or government agencies, factors that minimize the risk. In addition, the Company typically receives substantial non-refundable deposits on contracts.

    The Company is exposed to credit risk in the event of non-performance by counterparties to its derivative financial instruments, but does not expect non-performance by any of the counterparties. The counterparties for financial instruments are major, highly rated financial institutions.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

13. FINANCIAL INSTRUMENTS (CONTINUED)
    INTEREST RATE EXPOSURE

    The Company is exposed to the volatility of interest rates on its long-term debt. As at March 31, 2002, the Company has entered into seven interest rate swap agreements with three different financial institutions to mitigate these risks for a total notional value of $334.1 million. One agreement, with a notional value of $52.6 million (US$33 million), has converted fixed interest rate debt into floating whereby the Company pays the BA rate plus 1.05% quarterly and receives a fixed interest rate of 7.76% up to June 2012. The remaining six contracts are converting floating interest rate debt into fixed for a notional value of $281.5 million whereby the Company will receive quarterly LIBOR and pay fixed interest payments as follows:

    - Until February 2003 on two contracts totaling $205.6 million
      (US$129 million), the Company will pay annually a fixed interest rate of 2.72%;

    - Until April 2006 on $35 million, the Company will pay quarterly a fixed interest rate of 4.97%;

    - Until September 2005 on $17.5 million (US$11 million), the Company will pay monthly a fixed annual interest rate of 4.95%;

    - Until October 2011 on two contracts totaling $23.4 million
      (L10.3 million), the Company will pay quarterly a fixed annual interest rate of 6.82%.

    After taking into consideration these swap agreements, as at March 31, 2002, 55% of the long-term debt bears fixed interest rates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions have been used to estimate the fair value of the financial instruments:

    - Cash and short-term investments, accounts receivable, accounts payable and accrued liabilities are valued at their carrying amounts on the balance sheet, which represent an appropriate estimate of their fair values due to their near-term maturities.

    - Capital leases are valued using the discounted cash flow method.

    - Long-term debt value is estimated based on discounted cash flows using current interest rates for debt with similar terms and remaining maturities.

    - Interest rate and currency swap contracts reflect the present value of the potential gain or loss if settlement were to take place on March 31, 2002.

    The fair value and the carrying amount of the financial instruments as at March 31 is as follows:

                                                                          2002                    2001
                                                                  ---------------------   ---------------------
                                                                               CARRYING                CARRYING
                                                                  FAIR VALUE    AMOUNT    FAIR VALUE    AMOUNT
                                                                  ----------   --------   ----------   --------
    Long-term debt..............................................    $898.1      $889.0      $276.7      $263.3
    Capital lease obligations...................................      35.0        35.0         3.7         3.7
    Net forward foreign exchange contracts......................      (0.9)      --           (5.5)      --
    Interest rate swap contracts................................      (2.2)      --            2.6       --
    Currency swap contracts.....................................       3.9       --            4.5       --

    GUARANTEES

    As at March 31, 2002, CAE had outstanding letters of credit and performance guarantees in the amount of $243 million (2001 -- $68 million) issued in the normal course of business. These guarantees are issued under standby facilities available to the Company through various financial institutions.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

14. INCOME TAXES

    A reconciliation of income taxes at Canadian statutory rates with the reported income taxes is as follows:

                                                                       LIABILITY        DEFERRAL
                                                                        METHOD           METHOD
                                                                  -------------------   --------
                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Earnings from continuing operations before income taxes.....   $219.6     $158.2     $90.4
                                                                   ------     ------     -----
    Statutory income tax rates in Canada........................     40.9%      44.6%     44.6%
    Income taxes at Canadian statutory rates....................   $ 89.9     $ 70.6     $40.3
    Difference between Canadian statutory rates and those
      applicable to foreign subsidiaries........................     (2.3)     (10.7)     (5.2)
    Manufacturing and processing allowance......................    (13.1)      (8.3)     (7.1)
    Losses not tax effected.....................................     11.0        3.6      --
    Tax benefit of losses not previously recognized.............     (6.7)      (0.2)      0.7
    Research and development investment tax credit..............     (3.0)      (1.1)     (0.8)
    Other.......................................................     (5.5)      (0.9)      0.2
                                                                   ------     ------     -----
    Total income tax expense....................................   $ 70.3     $ 53.0     $28.1
                                                                   ======     ======     =====

    Significant components of the provision for income tax expense attributable to continuing operations are as follows:

                                                                    2002       2001
                                                                  --------   --------
    Current tax expense.........................................   $ 62.8     $ 60.7
                                                                   ------     ------
    Change in temporary differences.............................      9.4       (9.5)
    Recognition of loss carryforwards...........................     (2.3)       2.4
    Tax rate changes............................................      0.4       (0.6)
                                                                   ------     ------
    Future income tax expense (benefit).........................      7.5       (7.7)
                                                                   ------     ------
    Total income tax expense....................................   $ 70.3     $ 53.0
                                                                   ======     ======

    The tax effects of temporary differences that gave rise to future tax liabilities and assets are as follows:

                                                                      AT MARCH 31
                                                                  -------------------
                                                                    2002       2001
                                                                  --------   --------
    Non-capital tax loss carryforwards..........................   $101.3     $120.0
    Capital tax loss carryforwards..............................      4.8        5.3
    Investment tax credits......................................    (22.6)     (31.5)
    Capital assets..............................................    (40.8)     (12.8)
    Employee pension plans......................................      3.2       (3.1)
    Amounts not currently deductible............................     20.5       20.9
    Percentage of completion versus completed contract..........    (30.0)     (18.6)
    Other.......................................................     (5.6)       2.8
                                                                   ------     ------
                                                                   $ 30.8     $ 83.0
                                                                   ------     ------
    Valuation allowance.........................................    (46.6)     (76.2)
                                                                   ------     ------
    Total future income taxes...................................   $(15.8)    $  6.8
                                                                   ======     ======

    As of March 31, 2002, the Company has accumulated non-capital tax losses carried forward relating to operations in the United States for an amount of approximately US$147.8 million. The losses for income tax purposes expire in the year 2005 through 2013. For financial reporting purposes, a future tax asset of US$26.9 million has been recognized in respect of these loss carryforwards.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

14. INCOME TAXES (CONTINUED)
    The Company has accumulated non-capital tax losses carried forward relating to its operations in other countries of approximately $64.0 million. These losses can be carried forward without time limitation. For financial reporting purposes, a future tax asset of $9.2 million has been recognized.

    The valuation allowance relates principally to loss carryforward benefits where realization is not likely due to a history of loss carryforwards and to the uncertainty of sufficient taxable earnings in the future, together with time limitations in the tax legislation giving rise to the potential benefit. In 2002, $21.8 million (2001: $13.7 million) of the valuation allowance balance was reversed when it became more likely than not that benefits would be realized.

15. SUPPLEMENTARY CASH FLOW INFORMATION

    Cash provided by (used in) non-cash working capital:

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Accounts receivable.........................................   $(50.4)    $ 21.8     $(41.5)
    Inventories.................................................    (23.8)     (45.7)      18.8
    Prepaid expenses............................................      1.9        5.9       (0.1)
    Income taxes recoverable....................................     36.9       49.7       27.7
    Accounts payable and accrued liabilities....................     27.9       71.0       71.7
    Deposits on contracts.......................................     (0.1)     (23.6)      67.5
                                                                   ------     ------     ------
                                                                   $ (7.6)    $ 79.1     $144.1
                                                                   ======     ======     ======
    Interest paid (received)....................................   $ 25.3     $ 20.6     $(10.8)
    Income taxes paid (received)................................   $ 14.3     $  8.8     $ (1.3)
    Amortization of other assets................................   $  3.2     $--        $--

16. CONTINGENCIES

    Through the normal course of operations, the Company is party to a number of lawsuits, claims and contingencies. Accruals are made in instances where it is probable that liabilities will be incurred and where such liabilities can be reasonably estimated. Although it is possible that liabilities may be incurred in instances for which no accruals have been made, the Company has no reason to believe that the ultimate outcome of these matters will have a material impact on its financial position.

17. GOVERNMENT COST SHARING

    The Company has signed agreements with the Government of Canada whereby the Government shares in the cost of certain visual research and development programs as well as advanced flight simulation technology for civil applications. Funding in the amount of $31.2 million related to the visual research and development programs was completed during 2001. Funding for flight simulation, which is ongoing, amounts to $41.4 million. These programs are repayable in the form of royalties based on future sales levels. The royalty payments on one of the programs have already started and will continue until March 31, 2012, up to an amount not to exceed
    $41.9 million for the visual research and development programs and $66 million for the flight simulation program.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

18. OPERATING LEASE COMMITMENTS

    Future minimum lease payments under operating leases, the most significant of which relate to the Medium Support Helicopter contract with the UK MoD as described in Note 9(ii), are as follows:

    Year ending March 31,
      2003......................................................   $ 64.4
      2004......................................................     67.1
      2005......................................................     63.2
      2006......................................................     56.6
      2007......................................................     42.4
      Thereafter................................................    307.8
                                                                   ------
                                                                   $601.5
                                                                   ======

19. PENSIONS

    The Company has defined benefit plans that provide benefits based on length of service and final average earnings. The Company has an obligation to ensure that there are sufficient funds in the plans to pay the benefits earned.

    Contributions reflect actuarial assumptions concerning future investment returns, salary projections and future service benefits. Plan assets are represented primarily by Canadian and foreign equities and government and corporate bonds.

    The changes in the pension obligations and in the fair value of assets and the funded status of the defined benefit plans were as follows:

                                                                      AT MARCH 31
                                                                  -------------------
                                                                    2002       2001
                                                                  --------   --------
    Change in pension obligations
      Pension obligation, beginning of year.....................   $126.0     $111.5
      Current service cost......................................      4.2        3.3
      Interest cost.............................................      8.1        7.8
      Settlement gain on discontinued operations................     (2.5)     --
      Employee contributions....................................      2.2        2.3
      Loss on plan amendments...................................      1.1        1.6
      Pension benefits paid.....................................     (8.8)      (8.4)
      Actuarial loss............................................      1.1        7.9
                                                                   ------     ------
    Pension obligation, end of year.............................   $131.4     $126.0
                                                                   ------     ------
    Change in fair value of plan assets
      Fair value of plan assets, beginning of year..............   $121.5     $120.8
      Return on plan assets.....................................     10.6       10.7
      Pension benefits paid.....................................     (8.8)      (8.4)
      Settlement loss on discontinued operations................     (2.5)     --
      Employee contributions....................................      2.2        2.3
      Employer contributions....................................      0.6        0.7
      Actuarial loss............................................    (11.9)      (4.6)
                                                                   ------     ------
    Fair value of plan assets, end of year......................   $111.7     $121.5
                                                                   ------     ------
      Funded status-plan deficit................................   $(19.7)    $ (4.5)
      Unrecognized net actuarial loss...........................     24.9       12.5
      Unamortized past service cost.............................      2.6        1.6
                                                                   ------     ------
    Accrued pension asset.......................................   $  7.8     $  9.6
                                                                   ======     ======

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

19. PENSIONS (CONTINUED)
    The actuarial present value of accrued pension benefits has been estimated taking into consideration economic and demographic factors over an extended future period. Significant assumptions used in the calculation are as follows:

                                                                       2002             2001
                                                                  --------------   --------------
    Return on plan assets.......................................            9.0%             9.0%
    Discount rate for pension benefit obligations...............            6.5%             6.5%
    Compensation rate increases.................................  2.75% to 5.25%   2.75% to 5.25%
                                                                  --------------   --------------

    The net pension expense for the year ended March 31, 2002 included the following components:

                                                                    2002       2001
                                                                  --------   --------
    Current service cost........................................   $  4.2     $  3.3
    Interest cost on projected pension obligations..............      8.1        7.8
    Expected return on plan assets..............................    (10.6)     (10.7)
    Amortization of past service costs..........................      0.1      --
                                                                   ------     ------
    Net pension expense.........................................   $  1.8     $  0.4
                                                                   ======     ======

20. BUSINESS SEGMENTS

    The Company's significant business segments include:

    (i) Civil Simulation and Training -- a world-leading supplier of civil flight simulators and visual systems, and a provider of business and civil aviation training.

    (ii) Military Simulation and Marine Controls -- a premier supplier of military flight and land-based simulators, visual and training systems. The segment also supplies marine controls and training systems.

    Each operating segment is led by a senior executive and offers different products and uses different technology and marketing strategies. The Company evaluates performance based on operating earnings before interest and income taxes and uses capital employed to assess resources allocated to each segment. Capital employed includes accounts receivable, inventories, prepaid expenses, property, plant and equipment, goodwill, intangible assets and other assets less accounts payable and accrued liabilities, deposits on contracts and contingent consideration due to acquisitions included in other long-term liabilities.

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

20. BUSINESS SEGMENTS (CONTINUED)
    Financial information on the Company's operating segments is shown in the following table:

    BUSINESS SEGMENTS

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Capital employed
      Civil Simulation and Training.............................  $1,057.3   $   74.5
      Military Simulation and Marine Controls...................     273.3       79.0
      Other.....................................................      21.0       17.0
                                                                  --------   --------
    Total capital employed......................................  $1,351.6   $  170.5
      Cash......................................................      88.8      156.8
      Short-term investments....................................      21.3      122.8
      Income taxes recoverable..................................      15.8        8.2
      Accounts payable and accrued liabilities..................     420.5      315.0
      Deposits on contract......................................     189.1      175.9
      Future income taxes -- short-term.........................      28.9       15.4
      Future income taxes -- long-term..........................      71.3       15.9
      Long-term liabilities.....................................      73.7       20.7
      Assets of discontinued operations.........................     123.8      370.9
                                                                  --------   --------
    Total assets................................................  $2,384.8   $1,372.1
                                                                  ========   ========
    Total assets by segment
      Civil Simulation and Training.............................  $1,380.9   $  348.5
      Military Simulation and Marine Controls...................     609.7      319.0

    Capital expenditures
      Civil Simulation and Training.............................  $  216.7   $   72.9   $   11.7
      Military Simulation and Marine Controls...................      32.9        3.4       10.1
                                                                  --------   --------   --------
                                                                  $  249.6   $   76.3   $   21.8
                                                                  ========   ========   ========
    Amortization of property, plant and equipment
      Civil Simulation and Training.............................  $   24.4   $    9.3   $   11.3
      Military Simulation and Marine Controls...................      12.5        9.2       10.6
                                                                  --------   --------   --------
                                                                  $   36.9   $   18.5   $   21.9
                                                                  ========   ========   ========
    Amortization of goodwill
      Civil Simulation and Training.............................  $  --      $  --      $  --
      Military Simulation and Marine Controls...................     --           0.6        0.4
                                                                  --------   --------   --------
                                                                  $  --      $    0.6   $    0.4
                                                                  ========   ========   ========

                                    CAE INC.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

20. BUSINESS SEGMENTS (CONTINUED)
    GEOGRAPHIC SEGMENTS

                                                                    2002       2001       2000
                                                                  --------   --------   --------
    Revenue from external customers based on their location
      Canada....................................................  $  102.7   $  109.8   $   95.2
      US........................................................     347.0      268.7      292.6
      Great Britain.............................................     127.4      141.9      144.1
      Germany...................................................      91.2      101.2      113.1
      Other European countries..................................     173.8      128.1       79.3
      Other countries...........................................     284.4      141.7      140.8
                                                                  --------   --------   --------
                                                                  $1,126.5   $  891.4   $  865.1
                                                                  ========   ========   ========
    Property, plant and equipment and goodwill
      Canada....................................................  $  126.6   $   95.7
      US........................................................     500.7        6.2
      Europe....................................................     435.5       79.6
      Other countries...........................................     151.2       64.2
                                                                  --------   --------
                                                                  $1,214.0   $  245.7
                                                                  ========   ========

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES

    The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles and practices (Canadian
    GAAP), which differ in certain respects from those principles and practices that the Company would have followed had its financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States (US GAAP).

    Additional disclosures required under US GAAP have been provided in the accompanying financial statements and notes. In accordance with the accommodation provided by the Securities and Exchange Commission for initial registrations by foreign registrants, the US GAAP information is only provided for the two years ended March 31, 2002.

    The reconciliation of net earnings in accordance with Canadian GAAP to conform to US GAAP is as follows:

                                                                   FOR THE YEAR      FOR THE YEAR
                                                                       ENDED             ENDED
                                                                  MARCH 31, 2002    MARCH 31, 2001
                                                                  ---------------   ---------------
    Earnings from continuing operations for the period in
      accordance with Canadian GAAP.............................      $149.3            $105.2
    Deferred development costs, net of tax of $8.0
      (2001 -- $4.5) (A)........................................       (17.1)             (9.0)
    Deferred pre-operating costs, net of tax of $4.1
      (2001 -- $1.0) (B)........................................        (8.8)             (2.1)
    Derivative adjustments, net of tax of $0.2 (D)..............        (0.5)           --
    Amortization of deferred foreign exchange, net of tax of
      $0.5
      (2001 -- $1.0) (E)........................................        (0.7)             (1.9)
    Leases net of tax of $0.8 (2001 -- $0.8) (J)................        (1.8)             (1.5)
    Foreign exchange gain on purchase of subsidiary net of tax
      recovery of $3.4 (H)......................................         7.2            --
                                                                      ------            ------
    Earnings from continuing operations before cumulative effect of accounting change --
      US GAAP...................................................       127.6              90.7
    Discontinued operations.....................................         1.3               2.9
                                                                      ------            ------
    Net earnings before cumulative effect of accounting
      change -- US GAAP.........................................       128.9              93.6
    Cumulative effect on prior years of accounting
      change (D) (G)............................................         5.3            --
                                                                      ------            ------
    Net earnings for the period in accordance with US GAAP......      $134.2            $ 93.6
                                                                      ======            ======

    Earnings per share from continuing operations in accordance
      with US GAAP -- basic and diluted.........................      $ 0.59            $ 0.42
    Results per share from discontinued operations in accordance
      with US GAAP -- basic and diluted.........................      --                  0.01
                                                                      ------            ------
    Net earnings per share before cumulative effect of
      accounting change in accordance with US GAAP -- basic and
      diluted...................................................        0.59              0.43
                                                                      ======            ======
    Net earnings per share in accordance with US GAAP -- basic
      and diluted...............................................        0.62              0.43
                                                                      ======            ======
    Net earnings per share adjusted for goodwill
      amortization -- basic and diluted.........................        0.62              0.43
                                                                      ======            ======
    Weighted average number of shares outstanding used in
      calculating net earnings per share -- basic and diluted
      (in millions).............................................       217.6             215.7
                                                                      ======            ======

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES (CONTINUED)

                                                                   FOR THE YEAR      FOR THE YEAR
                                                                       ENDED             ENDED
                                                                  MARCH 31, 2002    MARCH 31, 2001
                                                                  ---------------   ---------------
    COMPREHENSIVE INCOME
    Net earnings in accordance with US GAAP.....................      $134.2            $ 93.6
    Foreign currency translation adjustments....................        (2.2)              1.0
                                                                      ------            ------
    Comprehensive income........................................      $132.0            $ 94.6
                                                                      ======            ======

                                                                     CURRENCY
                                                                   TRANSLATION
                                                                    ADJUSTMENT
                                                                  --------------
    ACCUMULATED OTHER COMPREHENSIVE INCOME
    At April 1, 2001............................................      $(14.6)
    Change during the year......................................         1.0
                                                                      ------
    As at March 31, 2001........................................       (13.6)
    Change during the year......................................        (2.2)
                                                                      ------
    As at March 31, 2002........................................      $(15.8)
                                                                      ======

    The effect of these adjustments on the shareholders' equity of the Company is as follows:

                                                                   FOR THE YEAR      FOR THE YEAR
                                                                       ENDED             ENDED
                                                                  MARCH 31, 2002    MARCH 31, 2001
                                                                  ---------------   ---------------
    Shareholders' equity in accordance with Canadian GAAP.......      $618.5            $464.1
    Deferred development costs, net of tax of $12.5
      (2001 -- $4.5) (A)........................................       (26.1)             (9.0)
    Deferred pre-operating costs, net of tax of $8.7
      (2001 -- $4.6) (B)........................................       (17.9)             (9.1)
    Derivative adjustments, net of tax of $2.2 (D)..............         4.8            --
    Amortization of deferred foreign exchange, net of tax of
      $3.3 (E)
      (2001 -- $0.8)............................................        (6.4)             (2.1)
    Leases net of tax of $0.4 (2001 -- $(0.4))..................        (0.9)              0.9
    Foreign exchange gain on purchase of subsidiary net of tax
      of $3.4 (H)...............................................         7.2            --
                                                                      ------            ------
    Shareholders' equity in accordance with US GAAP.............      $579.2            $444.8
                                                                      ======            ======

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES (CONTINUED)
    The balance sheets in accordance with US GAAP as at March 31, 2002 and March 31, 2001 are as follows:

                                                                                MARCH 31, 2002          MARCH 31, 2001
                                                                             ---------------------   ---------------------
                                                                             CANADIAN                CANADIAN
                                                                NOTES          GAAP       US GAAP      GAAP       US GAAP
                                                           ---------------   ---------   ---------   ---------   ---------
    ASSETS
    Cash.................................................                    $   88.8    $   88.8    $  156.8    $  156.8
    Short-term investments...............................         C              21.3        21.3       122.8       122.8
    Accounts receivable..................................                       378.2       378.2       245.6       245.6
    Derivative instruments...............................         D             --            6.9       --          --
    Inventories..........................................                       130.9       130.9        99.4        99.4
    Prepaid expenses.....................................                         9.9         9.9         8.6         8.6
    Income taxes recoverable.............................                        15.8        15.8         8.2         8.2
    Future income taxes..................................                        28.9        28.9        15.4        15.4
                                                                             --------    --------    --------    --------
                                                                             $  673.8    $  680.7    $  656.8    $  656.8
                                                                             --------    --------    --------    --------
    Assets of discontinued operations....................                       123.8       123.8       370.9       370.9
    Property, plant and equipment, net...................         J             838.5       931.4       227.2       244.7
    Future income taxes..................................    A,B,D,E,H,J         71.3        90.3        15.9        27.1
    Intangible assets....................................                       163.4       163.4       --          --
    Goodwill.............................................         H             375.5       386.1        18.5        18.5
    Other assets.........................................       A,B,E           138.5        73.5        82.8        51.0
                                                                             --------    --------    --------    --------
                                                                             $2,384.8    $2,449.2    $1,372.1    $1,369.0
                                                                             ========    ========    ========    ========
    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES
    Accounts payable and accrued liabilities.............                    $  420.5    $  420.5    $  315.0    $  315.0
    Deposits on contracts................................                       189.1       189.1       175.9       175.9
    Long term debt due within one year...................         J              37.5        50.6         2.3         5.9
    Future income taxes..................................                        50.4        50.4        14.5        14.5
                                                                             --------    --------    --------    --------
                                                                             $  697.5    $  710.6    $  507.7    $  511.3

    Liabilities of discontinued operations...............                    $   40.5    $   40.5    $  106.6    $  106.6
    Long-term debt.......................................         J             889.0       997.0       263.0       291.0
    Long-term liabilities................................         J              73.7        56.3        20.7         5.3
    Future income taxes..................................                        65.6        65.6        10.0        10.0
                                                                             --------    --------    --------    --------
                                                                             $1,766.3    $1,870.0    $  908.0    $  924.2
                                                                             --------    --------    --------    --------
    SHAREHOLDERS' EQUITY
    Capital stock........................................         I          $  186.8    $  436.1    $  159.4    $  408.7
    Retained earnings....................................  A,B,D,E,G,H,I,J      446.8       158.9       321.2        49.7
    Currency translation adjustment......................                       (15.1)      --          (16.5)      --
    Accumulated other comprehensive income...............         C             --          (15.8)      --          (13.6)
                                                                             --------    --------    --------    --------
                                                                             $  618.5    $  579.2    $  464.1    $  444.8
                                                                             --------    --------    --------    --------
                                                                             $2,384.8    $2,449.2    $1,372.1    $1,369.0
                                                                             ========    ========    ========    ========

    RECONCILIATION ITEMS

    A) DEFERRED DEVELOPMENT COSTS

       For US GAAP reporting purposes, development costs are charged to expense in the period incurred. For Canadian GAAP purposes, certain development costs are capitalized and amortized over their estimated useful lives if they meet the criteria for deferral. The difference between US GAAP and Canadian GAAP represents the gross development costs capitalized in the respective year, net of the reversal of amortization expense recorded for Canadian GAAP relating to amounts previously capitalized.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES (CONTINUED)
    B) DEFERRED PRE-OPERATING COSTS

       For US GAAP reporting purposes, pre-operating costs are charged to expense in the period incurred. For Canadian GAAP purposes, the amounts are deferred and amortized over 5 to 20 years based on the expected period and pattern of benefit of the deferred expenditures.

    C) PORTFOLIO INVESTMENTS

       Under Canadian GAAP, portfolio investments (short-term investments) are accounted for using the cost method and gains or losses are recognized in the period in which the investment is sold. Under US GAAP, these portfolio investments are classified as held to maturity and thus are recorded at amortized cost. There is no material difference for US GAAP purposes. The investments held at March 31, 2002 and 2001 had maturity dates of within one month of March 31, 2002 and 2001 respectively.

    D) DERIVATIVE FINANCIAL INSTRUMENTS

       Under Canadian GAAP, the nature and fair values of derivative financial instruments are disclosed. The Company continues to recognize the gains and losses on forward contracts in income concurrently with the recognition of the firm commitments being hedged. The interest payments relating to swap contracts are recorded in net earnings over the life of the underlying transaction on an accrual basis as an adjustment to interest income or interest expense. Effective April 1, 2001 under US GAAP, all derivatives are recorded on the balance sheet at fair value. The Company has elected not to adopt the FASB's optional hedge accounting provisions. Accordingly, for US GAAP reporting purposes only, beginning in 2001, unrealized gains and losses resulting from the valuation of derivatives (including embedded derivatives in purchase and sale contracts) at market value are recognized in net earnings as the gains and losses arise and not concurrently with the recognition of the transactions being hedged.

       Upon the initial adoption of the FASB standards on April 1, 2001, the cumulative effect of the accounting change resulted in an increase in net earnings of $5.8 million net of taxes.

    E) AMORTIZATION OF DEFERRED FOREIGN EXCHANGE LOSS

       For US GAAP purposes, all unrealized gains and losses arising on the translation of long term monetary items, except those related to hedges of net investments in self-sustaining foreign subsidiaries, are recognized in income immediately. For Canadian GAAP purposes, these unrealized exchange losses are deferred on the balance sheet and amortized over the remaining life of the related items. As noted in note 1, effective April 1, 2002, the Company will adopt, under Canadian GAAP, the amendments to Canadian Institute of Chartered Accountants
       (CICA) standard # 1650 -- Foreign Currency Translation, which no longer permits the deferral and amortization of long-term foreign currency denominated assets and liabilities.

    F) JOINT VENTURES

       Under Canadian GAAP, joint ventures are accounted for using the proportionate consolidation method, while under US GAAP, joint ventures are accounted for under the equity method. Under an accommodation of the US Securities and Exchange Commission, accounting for joint ventures need not be reconciled from Canadian to US GAAP. The different accounting treatment affects only the display and classification of financial statement items and not net earnings or shareholders' equity. CAE's joint ventures are not material for separate disclosure.

    G) ADJUSTMENTS FOR CHANGES IN ACCOUNTING POLICIES

       Under US GAAP, the cumulative effect of certain accounting changes must be included in earnings in the year of the change. Under Canadian GAAP, the impact is included in opening retained earnings.

    H) FOREIGN EXCHANGE GAIN ON PURCHASE OF SUBSIDIARY

       Under Canadian GAAP, upon the purchase of Schreiner, a foreign exchange gain was recorded as a reduction of goodwill on the forward contract hedge of the foreign currency denominated purchase price. Under US GAAP, this gain is recorded in earnings.

    I)  REDUCTION OF STATED CAPITAL

       On July 7, 1994, the Company applied a portion of its deficit as a reduction of its stated capital in the amount of $249.3 million. Under US GAAP, the reduction of stated capital would not be permitted.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES (CONTINUED)
    J)  LEASES

       Under Canadian GAAP, certain of the Company's leases of simulators, with aggregate minimum future lease payments of $175.2 million are accounted for as operating leases.

       Under these agreements, the lessors hold the simulators under lease and the related liabilities through Special Purpose Entities (SPE's). Under US GAAP, since the legal stated capital of these SPE's represent less than 3% of the assets of the SPE's, the assets, liabilities, results of operations and cash flows of the SPE must be consolidated into those of the Company. Amortization expense related to these leases amounts to $2.0 million in 2002 (2001 -- $0.6 million)

    K) COMPREHENSIVE INCOME

       US GAAP requires disclosure of comprehensive income, which comprises income and other components of comprehensive income. Other comprehensive income includes items that cause changes in shareholders' equity but are not related to share capital or net earnings which, for the Company, comprises only currency translation adjustments. Under Canadian GAAP, there is no requirement to report comprehensive income.

    CONSOLIDATED STATEMENT OF CASH FLOWS

    Under US GAAP reporting, separate subtotals within operating, financing and investment activities would not be presented.

    The reconciliation of cash flows under Canadian GAAP to conform to US GAAP is as follows:

                                                                              FOR THE YEAR      FOR THE YEAR
                                                                                  ENDED             ENDED
                                                                    NOTE     MARCH 31, 2002    MARCH 31, 2001
                                                                  --------   ---------------   ---------------
    Cash flows from operating activities in accordance with
      Canadian GAAP.............................................                 $ 173.1           $ 159.7
    Deferred development costs..................................    A              (30.1)            (13.5)
    Deferred pre-operating costs................................    B              (13.4)             (4.0)
    Discontinued operations.....................................                   (15.9)             23.6
    Foreign exchange gain on purchase of a subsidiary...........    H               10.6
    Leases......................................................    J                3.8               0.7
                                                                                 -------           -------
    Cash flows from operating activities in accordance with
      US GAAP...................................................                 $ 128.1           $ 166.5
                                                                                 =======           =======
    Cash flows from investing activities in accordance with
      Canadian GAAP.............................................                 $(755.2)          $(148.0)
    Deferred development costs..................................    A               30.1              13.5
    Deferred pre-operating costs................................    B               13.4               4.0
    Discontinued operations.....................................                    (4.7)            (11.1)
    Foreign exchange gain on purchase of a subsidiary...........    H              (10.6)          --
                                                                                 -------           -------
    Cash flows from investing activities in accordance with
      US GAAP...................................................                 $(727.0)          $(141.6)
                                                                                 =======           =======
    Cash flows from financing activities in accordance with
      Canadian GAAP.............................................                 $ 539.2           $ (34.8)
    Discontinued operations.....................................                    (3.9)             (2.1)
    Leases......................................................    J               (3.8)             (0.7)
                                                                                 -------           -------
    Cash flows from financing activities in accordance with
      US GAAP...................................................                 $ 531.5           $ (37.6)
                                                                                 =======           =======

    STOCK-BASED COMPENSATION COST

    Under Canadian GAAP, no compensation expense is recognised at the time of issuance of employee stock options. For U.S. GAAP reporting, the Company follows the provisions of FASB Statement No. 123 "Accounting for Stock-based Compensation" ("FAS 123") which allow companies to either expense the estimated fair value of stock options, or to continue to follow the intrinsic value method set forth in APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on the net earnings had the fair value of the options been expensed. CAE has elected to continue to apply APB 25 in accounting for its stock incentive plans. At March 31, 2002 no compensation cost has been recorded in the accounts. Had compensation cost for the Company's stock option plans been determined based upon the fair value method as prescribed in FAS 123, CAE's net earnings in the years ended March 31, 2002 and 2001 would have been approximately $131.2 million and $85.6 million, or $0.60 per share and $0.40 per share respectively, on a diluted basis. The fair value of the options granted during the years ended March 31, 2002 and 2001 are estimated at $4.87 per share and $2.46 per share respectively.

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES
    AND PRACTICES (CONTINUED)
    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                   FOR THE YEAR      FOR THE YEAR
                                                                       ENDED             ENDED
                                                                  MARCH 31, 2002    MARCH 31, 2001
                                                                  ---------------   ---------------
    Expected option life (years)................................           6                 6
    Expected volatility.........................................        36.3%             31.7%
    Risk-free interest rate.....................................        5.17%             6.15%
    Dividend yield..............................................       1.040%            1.691%

    NEW ACCOUNTING STANDARDS

    On July 20, 2001, the Financial Accounting Standards Board issued SFAS 141, "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets". These standards are essentially the same as the recently issued Canadian accounting standards. See note 1 for a description of the impact on the Company.

    On June 15, 2001, the Financial Accounting Standards Board issued SFAS 143, "Accounting for Asset Retirement Obligation", which is effective for fiscal years beginning on or after June 15, 2002. This standard requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company is studying the new standard but has not yet determined its impact.

    In October 2001, the FASB issued SFAS 144, "Accounting for Impairment or Disposal of Long-Lived Assets", which supersedes SFAS 121 and the provisions of APB 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", with regard to reporting the effects of a disposal of a segment of a business. SFAS 144 retains many of the provisions of SFAS 121, but significantly changes the criteria that would have to be met to classify an asset as held for disposal such that long-lived assets to be disposed of other than by sale are considered held and used until disposed of. In addition, SFAS 144 retains the basic provisions of APB 30 for presentation of discontinued operations in the statement of earnings but broadens that presentation to a component of an entity. This new standard is effective for fiscal years beginning after December 15, 2001. The Company is studying this new standard but has not yet determined its impact.

    In December 2001, the CICA issued AcG 13-"Hedging Relationships" ("AcG 13"). The guideline presents the views of the Canadian Accounting Standards Board on the identification, designation, documentation and effectiveness of hedging relationships, for the purpose of applying hedge accounting. The guideline is effective for all fiscal years beginning on or after July 1, 2002, which is the fiscal year beginning April 1, 2003 for the Company.

    In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements
    No. 4, 44, and 64. Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002", which is effective for fiscal years beginning after May 15, 2002 and transactions occurring after May 15, 2002. The Company is studying this new standard but has not yet determined its impact.

    ADDITIONAL DISCLOSURES

    Additional disclosures required under US GAAP are as follows:

    i)  STATEMENTS OF EARNINGS

                                                                       FOR THE YEAR ENDED      FOR THE YEAR ENDED
                                                                         MARCH 31, 2002          MARCH 31, 2001
                                                                      ---------------------   ---------------------
                                                                      CANADIAN                CANADIAN
                                                                        GAAP       US GAAP      GAAP       US GAAP
                                                                      ---------   ---------   ---------   ---------
        Revenues from sales of simulators and training and controls
          systems...................................................   $842.5       846.6       772.1       772.1
        Revenues from sales of services.............................   $284.0       284.0       119.3       119.3
        Cost of sales from simulators...............................   $468.2       469.8       463.5       462.9
        Cost of sales from services.................................   $167.6       169.2        60.3        66.4
        Research and development expenses...........................   $ 74.6       104.7        87.7       104.9
        Rental expense..............................................   $ 48.2        39.8        38.9        36.0
        Selling, general and administrative expenses................   $125.6       125.9        89.1        89.0
        Interest expense (income)...................................   $ 22.8        33.5        (6.3)       (4.2)

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES AND PRACTICES (CONTINUED)
    ii)  BALANCE SHEET

                                                                       FOR THE YEAR      FOR THE YEAR
                                                                           ENDED             ENDED
                                                                      MARCH 31, 2002    MARCH 31, 2001
                                                                      ---------------   ---------------
        Accounts payable trade......................................      $ 97.6            $ 63.0
        Contract liabilities........................................      $188.6            $167.4
        Other accrued liabilities...................................      $134.3            $ 84.6
                                                                          ------            ------
        Accounts payable and accrued liabilities....................      $420.5            $315.0
                                                                          ======            ======
        Accounts receivable from government amounted to $56.0 as of
          March 31, 2002 (2001 -- $16.1)............................

    iii) For US GAAP purposes, property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows (before interest expense) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    iv) INCOME TAXES

       The components of earnings from continuing operations and income taxes on a Canadian GAAP basis are as follows:

                                                                      FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                                                        MARCH 31, 2002       MARCH 31, 2001
                                                                      ------------------   ------------------
        EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS
        Canada......................................................        $180.7               $153.7
        Other countries.............................................          38.9                  4.5
                                                                            ------               ------
                                                                             219.6                158.2
                                                                            ------               ------
        CURRENT INCOME TAXES
        Canada......................................................          59.3                 54.7
        Other countries.............................................           3.5                  6.0
                                                                            ------               ------
                                                                              62.8                 60.7
                                                                            ------               ------
        FUTURE TAXES
        Canada......................................................          (1.5)                (3.1)
        Other countries.............................................           9.0                 (4.6)
                                                                            ------               ------
                                                                               7.5                 (7.7)
                                                                            ------               ------
        Income tax provision........................................          70.3                 53.0
                                                                            ------               ------

    v)  BUSINESS COMBINATIONS

       The following pro forma information for the fiscal years ended March 31, 2002 and 2001 presents a summary of the pro forma consolidated statement of earnings of the Company as if all four acquisitions referred to in note 2 had occurred on April 1, 2001. This pro forma information is based on available information and includes certain assumptions and adjustments, which the management of CAE believes to be reasonable. The pro forma information does not give effect to any cost savings or synergies that CAE may enjoy as a result of these acquisitions. Accordingly, the pro forma information is not necessarily indicative of the results that might have been achieved, if the transactions reflected therein had been effective as at the

                      YEARS ENDED MARCH 31, 2002 AND 2001
                      (AMOUNTS IN MILLIONS OF CDN DOLLARS)

21. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES
    AND PRACTICES (CONTINUED)
       beginning of the period presented, or of the results which may be obtained in the future. This pro forma financial information has been prepared for comparative purposes only.

                                                                      FOR THE YEAR ENDED   FOR THE YEAR ENDED
                                                                        MARCH 31, 2002       MARCH 31, 2001
                                                                      ------------------   ------------------
                                                                          Unaudited            Unaudited
                                                                       (AMOUNTS IN MILLIONS OF CDN DOLLARS,
                                                                             EXCEPT PER SHARE AMOUNTS)
        Revenue
          Civil Simulation and Training.............................       $  618.6             $  570.2
          Military Simulation and Marine Controls...................          593.8                576.4
                                                                           --------             --------
                                                                           $1,212.4             $1,146.6
                                                                           ========             ========
        Operating earnings
          Civil Simulation and Training.............................       $  148.9             $  136.0
          Military Simulation and Marine Controls...................           91.7                 46.0
                                                                           --------             --------
        Earnings from continuing operations before interest and
          income taxes..............................................          240.6                182.0
        Interest expense (income) net (note 10 (xi))................           44.6                 29.1
                                                                           --------             --------
        Earnings from continuing operations before income taxes.....          196.0                152.9
        Income taxes (note 14)......................................           61.4                 51.8
                                                                           --------             --------
        Earnings from continuing operations.........................       $  134.6                101.1
        Results of discontinued operations (note 3).................            1.3                  2.9
                                                                           --------             --------
        Net earnings................................................       $  135.9             $  104.0
                                                                           ========             ========
        Earnings and diluted earnings per share from continuing
          operations................................................       $   0.62             $   0.47
                                                                           ========             ========
        Net earnings and diluted net earnings per share.............       $   0.62             $   0.48
                                                                           ========             ========
        Average number of shares outstanding........................          218.2                217.1
                                                                           ========             ========

22. COMPARATIVE FINANCIAL STATEMENTS

    Certain comparative figures for 2001 have been reclassified to conform to the presentation adopted in 2002.

23. SUBSEQUENT EVENT

    On July 3, 2002 the company filed a preliminary prospectus with securities regulatory authorities in Canada, and, pursuant to the Canada/United States multi-jurisdictional disclosure system, a registration statement with the U.S. Securities and Exchange Commission, in connection with a proposed public offering of common shares in Canada and the United States. Proceeds received by the company will be used to repay existing indebtedness. The company expects this offering to be completed by the end of the second quarter of fiscal year 2003 and, in connection with the offering, has applied to list its common shares on the New York Stock Exchange.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                               COMPILATION REPORT

To the Directors of CAE INC.

    We have reviewed, as to compilation only, the pro forma condensed consolidated statement of earnings from continuing operations of CAE and SimuFlite for the year ended March 31, 2002 included on page F-36, which has been prepared for inclusion in the CAE short form prospectus dated July 3, 2002. In our opinion, the pro forma condensed consolidated statement of earnings from continuing operations has been properly compiled to give effect to the transaction and the assumptions described in the accompanying notes.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Canada
July 3, 2002

                 COMMENTS FOR UNITED STATES READERS ON CANADIAN
                     AND UNITED STATES REPORTING DIFFERENCE

    The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with the United States standards on the reasonableness of the pro forma adjustments and their application to pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma statement of earnings.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Montreal, Canada
July 3, 2002

                                    CAE INC.

              UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                     OF EARNINGS FROM CONTINUING OPERATIONS

                       FOR THE YEAR ENDED MARCH 31, 2002

                                               TRANSLATED HISTORICAL
                                                     SIMUFLITE
                                             --------------------------
                                               12 MONTHS
                                                 ENDED        3 MONTHS
                                             DECEMBER 31,      ENDED       PRO FORMA
                                HISTORICAL       2001        MARCH 31,    ADJUSTMENTS                  PRO FORMA
                                   CAE         (NOTE 2)         2001       (NOTE 3)      (NOTE 3)     CONSOLIDATED
                                ----------   -------------   ----------   -----------   -----------   ------------
                                    (in millions of Canadian dollars, except per share amounts)
Revenue
  Civil Simulation and
    Training..................   $  545.2        106.5           28.1         (22.1)         d          $  601.5
  Military Simulation and
    Marine Controls...........      581.3       --              --           --                            581.3
                                 --------       ------         ------        ------                     --------
                                  1,126.5        106.5           28.1         (22.1)                     1,182.8
                                 ========       ======         ======        ======                     ========
Operating earnings
  Civil Simulation and
    Training..................      152.3          6.3            5.8          (6.8)    a, b, d, e         146.0
  Military Simulation and
    Marine Controls...........       90.0       --              --           --                             90.0
                                 --------       ------         ------        ------                     --------
Earnings from continuing
  operations before interest
  and income taxes............      242.3          6.3            5.8          (6.8)                       236.0
Interest expense, net.........       22.7         13.6            3.9           5.3        b, c             37.7
                                 --------       ------         ------        ------                     --------
Earnings from continuing
  operations before income
  taxes.......................      219.6         (7.3)           1.9         (12.1)                       198.3
Income taxes..................       70.3         (2.6)           1.0          (4.4)         f              62.3
                                 --------       ------         ------        ------                     --------
Earnings from continuing
  operations..................   $  149.3         (4.7)           0.9          (7.7)                    $  136.0
                                 ========       ======         ======        ======                     ========
Earnings and diluted earnings
  per share from continuing
  operations..................   $   0.69        (0.02)          0.00         (0.04)                    $   0.63
                                 ========       ======         ======        ======                     ========

                                    CAE INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENT OF EARNINGS

           (IN MILLIONS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)

BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated statement of earnings gives effect to the acquisition of SimuFlite Training International, Inc. ("SimuFlite") by CAE Inc. ("CAE") as described in note 2 to the consolidated financial statements of CAE for the year ended March 31, 2002. The unaudited pro forma condensed consolidated statement of earnings has been prepared using the accounting policies of CAE as contained in the consolidated financial statements which are prepared in accordance with Canadian GAAP. Disclosure of pro forma net earnings under US GAAP is provided in note 4 of these unaudited pro forma consolidated financial statements. The unaudited pro forma consolidated statement of earnings is based on the consolidated statement of earnings of CAE for the year ended March 31, 2002 which includes the results of operations of SimuFlite for the three months ended March 31, 2002. No pro forma consolidated balance sheet is required for the year ended March 31, 2002, as the business combination is included in CAE's March 31, 2002 consolidated balance sheet.

The accompanying unaudited pro forma consolidated statement of earnings is based on, and should be read in conjunction with, the historical consolidated financial statements of CAE for the year ended March 31, 2002 and the historical financial statements of SimuFlite for the year ended December 31, 2001, including the notes thereto which are included in this prospectus, adjusted to give effect to the below mentioned assumptions and adjustments. Certain reclassifications have been made to the SimuFlite historical statement of earnings to conform to the CAE presentation.

The pro forma adjustments are based on available information and include certain assumptions and adjustments, which the management of CAE believes to be reasonable. These adjustments are directly related to the acquisition and are expected to have a continuing impact on CAE's business and results of operations. The unaudited pro forma consolidated statement of earnings does not give effect to any cost savings or other synergies that could result from the acquisition.

The unaudited pro forma consolidated statement of earnings is not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the period presented or of the results which may be obtained in the future.

1. SIMUFLITE CONSOLIDATED STATEMENT OF EARNINGS FROM CONTINUING OPERATIONS FOR THE 12 MONTHS ENDED DECEMBER 31, 2001

    The SimuFlite historical statement of earnings information for the year ended December 31, 2001 has been translated from US dollars to Canadian dollars at the average exchange rate for the year of 1.55. For an explanation of the differences between Canadian and US GAAP as they apply to SimuFlite, refer to Note 2 to the SimuFlite financial statements included in this document.

2. SIMUFLITE CONSOLIDATED STATEMENT OF EARNINGS FROM CONTINUING OPERATIONS FOR THE 3 MONTHS ENDED MARCH 31, 2001

    The SimuFlite historical statement of earnings information for the three month period ended March 31, 2001 has been translated from US dollars to Canadian dollars at the average exchange rate for the period of 1.53. For an explanation of the differences between Canadian and US GAAP as they apply to SimuFlite; refer to Note 2 to the SimuFlite financial statements included in this document. US dollar pro forma adjustments for the nine-months period ended December 31, 2001, have been translated at the average exchange rate for the period of 1.55.

3.  PRO FORMA ADJUSTMENTS

    The following adjustments have been made to prepare the pro forma statement of earnings.

       a) The pro forma amortization charge on the intangible assets acquired for the period between April 1, 2001 and December 31, 2001 in the amount of $3.2. The remaining amortization charge for the year ended March 31, 2002 is already included in CAE's consolidated statement of earnings for the period.

       b) Had the sale/leaseback transaction occurred on April 1, 2001, it would have generated an additional operating expense of $1.7 and the reversal of an interest expense, related to the financing of these simulators for an amount of $0.5 for the period from April 1, 2001 to December 31, 2001.

       c) The pro forma imputed interest charge in the amount of $11.0 relating to the line of credit obtained to finance the US$210.9 purchase price, at a rate of 4.5%, incurred for the period from April 1, 2001 to December 31, 2001, as if the line of credit was outstanding on April 1, 2001. This charge replaces a portion of the interest expense of $5.2 charged by the former parent to SimuFlite.

                                    CAE INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                 CONSOLIDATED STATEMENT OF EARNINGS (CONTINUED)

           (IN MILLIONS OF CANADIAN DOLLARS EXCEPT PER SHARE AMOUNTS)

3.  PRO FORMA ADJUSTMENTS (CONTINUED)
       d) Elimination of inter-company sales for an amount of $22.1 and the related cost of goods sold for an amount of $15.8 for the period from April 1, 2001 to December 31, 2001.

       e) The amortization of predecessor goodwill in the accounts of SimuFlite in the amount of $4.4 has been reversed.

       f) The tax effect of the foregoing adjustments, where applicable, using an assumed effective tax rate of 36.2%.

4.  US GAAP RECONCILIATION

    There are no US GAAP reconciling items related to the aforementioned pro forma adjustments.

    Refer to Note 21 to CAE's consolidated financial statements included in this document for a description of the differences between Canadian and US GAAP or they apply to CAE Inc., and to Note 1 to the SimuFlite financial statements included in this document for a description of such differences as they apply to SimuFlite.

    Pro forma US GAAP information related to CAE is as follows:

                                                                              YEAR ENDED
                                                                            MARCH 31, 2002
                                                                  ----------------------------------
                                                                  (in millions of Canadian dollars,
                                                                       except per share amount)
    Pro forma earnings from continuing operations...............                $114.3
    Pro forma earnings per share from continuing operations.....                $ 0.53

5.  SENSITIVITY ANALYSIS

    If the interest rate used to calculate the imputed interest charge on the line of credit varied by 0.125%, the impact on net earnings would be $0.2 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDER OF
SIMUFLITE TRAINING INTERNATIONAL, INC.

    In our opinion, the accompanying combined balance sheet and the related combined statement of operations, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of SimuFlite Training International, Inc. (a wholly-owned subsidiary of General Electric Capital Corporation) at December 31, 2001, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Dallas, United States
May 25, 2002

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC CAPITAL CORPORATION)

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 2001
                         (IN THOUSANDS OF U.S. DOLLARS)

ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,689
  Trade accounts receivable, net of allowance for doubtful
    accounts of $645........................................    12,448
Accounts receivable -- other................................       346
Prepaid expenses and other current assets...................       329
                                                              --------
    Total current assets....................................    14,812

Property and equipment, net.................................   112,735
Goodwill, net...............................................    79,617
Other assets................................................       742
                                                              --------
    Total assets............................................  $207,906
                                                              ========
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..........................................  $  1,189
  Deferred revenue..........................................     4,194
  Accrued compensation and benefits.........................     1,307
  Accrued expenses and other liabilities....................     2,187
  Interim financing agreement with parent...................     5,834
                                                              --------
    Total current liabilities...............................    14,711

Long-term debt..............................................    27,000
Deferred tax liability......................................     8,588
Deferred gain on sale-leaseback transaction with parent.....     2,070
Due to parent...............................................   140,615
                                                              --------
    Total liabilities.......................................   192,984
                                                              --------
Commitments and contingencies (Notes 3, 5, 7 and 8)
Stockholder's equity
  Common stock $1.00 par value, authorized 1,000 shares, one
    share issued and outstanding............................     --
  Contributed capital by parent.............................    12,255
  Retained earnings.........................................     2,667
                                                              --------
    Total stockholder's equity..............................    14,922
                                                              --------
    Total liabilities and stockholder's equity..............  $207,906
                                                              ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC CAPITAL CORPORATION)

                        COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                         (IN THOUSANDS OF U.S. DOLLARS)

Revenues:
  Service revenue...........................................  $62,546
  Other revenue.............................................    6,235
                                                              -------
    Total revenues..........................................   68,781
                                                              -------
Operating expense:
  Direct operating costs....................................   32,831
  Selling, general and administrative.......................   17,173
  Depreciation and amortization.............................   10,251
  Overhead allocated from parent............................    4,847
                                                              -------
    Total operating expenses................................   65,102
                                                              -------
    Income from operations..................................    3,679
Interest expense, principally to parent.....................    8,395
                                                              -------
    Loss before income tax benefit..........................   (4,716)
Income tax benefit..........................................   (1,708)
                                                              -------
    Net loss................................................  $(3,008)
                                                              =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC CAPITAL CORPORATION)

                   COMBINED STATEMENT OF STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                      COMMON STOCK       CONTRIBUTED                  TOTAL
                                                   -------------------     CAPITAL     RETAINED   STOCKHOLDER'S
                                                    SHARES     AMOUNT     BY PARENT    EARNINGS      EQUITY
                                                   --------   --------   -----------   --------   -------------
Balance at December 31, 2000.....................      1      $ --         $12,255     $ 5,675       $17,930

Net loss.........................................   --          --          --          (3,008)       (3,008)
                                                     ---      -------      -------     -------       -------

Balance at December 31, 2001.....................      1      $ --         $12,255     $ 2,667       $14,922
                                                     ===      =======      =======     =======       =======

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

      (A WHOLLY-OWNED SUBSIDIARY OF GENERAL ELECTRIC CAPITAL CORPORATION)

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                         (IN THOUSANDS OF U.S. DOLLARS)

Cash flows from operating activities:
  Net loss..................................................  $ (3,008)
  Adjustments to reconcile net loss to net cash provided by
    operating activities
    Depreciation and amortization...........................    10,252
    Loss on disposal of fixed assets........................       430
    Bad debt expense........................................       980
    Deferred income taxes...................................       774
    Changes in net assets and liabilities:
      Receivables...........................................    (5,407)
      Prepaid expenses and other assets.....................     1,062
      Accounts payable......................................    (1,506)
      Accrued expenses......................................      (291)
      Deferred revenue......................................      (299)
                                                              --------
        Net cash provided by operating activities...........     2,987
                                                              --------
Cash flows from investing activities:
  Capital expenditures......................................   (48,904)
  Proceeds from sale of equipment...........................    55,170
                                                              --------
        Net cash provided by investing activities...........     6,266
                                                              --------
Cash flows from financing activities:
  Decrease in due to parent.................................   (16,395)
  Proceeds from borrowings..................................     5,834
                                                              --------
        Net cash used in financing activities...............   (10,561)
                                                              --------
        Net decrease in cash................................    (1,308)
Cash at beginning of year...................................     2,997
                                                              --------
Cash at end of year.........................................  $  1,689
                                                              ========
Supplemental cash flow information:
  Cash paid for interest....................................  $  8,397
                                                              ========

    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE COMBINED FINANCIAL
                                  STATEMENTS.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION AND FORMATION OF THE COMPANY:

    SimuFlite Training International, Inc. (the "Company") is primarily engaged in the business of providing training to flight crews and maintenance personnel that operate corporate and military aircraft.

    Prior to February 13, 1998, the Company was a wholly-owned subsidiary of SAT Group, Inc., a Nevada Corporation. On February 13, 1998, SAT Group, Inc. and the Company signed an Agreement and Plan of Merger with CEF XIII, Inc. (a wholly-owned subsidiary of GE Capital), pursuant to which CEF XIII, Inc. purchased the assets of the Company and subsequently changed its name to SimuFlite Training International, Inc. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of acquisition.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION

    The financial statements include the accounts of five legal entities which comprise the Company, each of which was, prior to CAE's acquisition of SimuFlite discussed in note 9, wholly-owned by General Electric Capital Corporation ("GE Capital" or "Parent"), which in turn is wholly-owned by the General Electric Company ("GE"). Unless otherwise indicated, all amounts are presented in U.S. dollars. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. Management has not identified any material differences between Canadian and U.S. GAAP.

    The accompanying combined financial statements are presented on a standalone basis and reflect the historical results of operations, financial position and cash flows of the Company. Certain expenses reflected in the combined financial statements include allocation of corporate expenses from GE Capital (see notes 5 and 6). All such costs and expenses have been deemed to have been paid by the Company to GE Capital in the period in which such costs were recorded. Allocations of current income taxes receivable or payable are deemed to have been remitted, in cash, by or to GE Capital in the period the related income taxes were recorded. Management believes the foregoing allocations were made on a reasonable basis; however, the allocation of costs and expenses do not necessarily indicate the costs that would have been incurred by the Company on a standalone basis. Also, the combined financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position, results of operations or cash flows would have been if the Company had been a separate standalone company during the period presented.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates regarding revenue recognition, collectibility of receivables, accrued expenses, useful lives of assets and other assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    The Company enters into contracts to provide training to flight crews and maintenance personnel that operate corporate and military aircraft. All contracts stipulate payment terms in U.S. dollars.

    Training service revenues are recognized in the period such services are provided. The Company enters into certain service agreements with its customers under which they make prepayments for services to be rendered over a specific period. Prepayments received are deferred and recognized as the related service is performed.

    Other revenue includes payments received for sales of instruction manuals and non-simulator based classes. In addition, in July 1999, the Company entered into an agreement to lease a portion of its building and provide billing, reservation, simulator maintenance and marketing services for the simulators owned by a lessor. The Company recognizes monthly rental income and services fees pursuant to a written sublease and service agreement.

    CONCENTRATION OF CREDIT RISK

    The Company provides training services and extends credit to a large number of customers which operate in a wide range of industries. Management periodically reviews its exposure to credit losses and maintains allowances for anticipated losses that are charged to general and administrative expense. No customers accounted for more than 10% of sales in 2001.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH AND CASH EQUIVALENTS

    GE Capital funds the working capital requirements of the Company based on a centralized cash management system. The Company's cash deposits are transferred to GE Capital on a daily basis through the Due To Parent account. Cash equivalents are defined as short-term (original maturities of three months or less), highly liquid investments.

    ACCOUNTS RECEIVABLE

    Accounts receivable include amounts earned under service contracts as well as unearned service revenues. Trade accounts receivable are reported net of the related allowance for doubtful accounts. The allowance for doubtful accounts is calculated based on management's assessment of the collectibility of accounts receivable based on a review of each account, considering current information and events regarding the customer's ability to repay their obligations.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost. The capitalized cost of simulators includes all construction costs, setup costs and capitalized interest. Depreciation is provided principally by using the straight-line method over the estimated useful lives of the respective assets. The Company reviews the estimated useful lives of simulators and other assets periodically using current data provided by various internal sources. If a significant change in the estimated useful lives is identified, the Company accounts for such changes on a prospective basis. Upon the sale or retirement of assets, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income.

    CAPITALIZATION OF INTERNALLY DEVELOPED SOFTWARE

    The Company capitalizes certain costs for the development of internal-use software including the costs of coding, software configuration, upgrades and enhancements. Capitalization of costs for internal-use software begins after the preliminary project stage and ends when the software is substantially complete and ready for its intended use. Capitalized software development costs are amortized on a straight-line basis over the estimated economic life of the software (generally three to five years).

    GOODWILL

    Goodwill, solely related to the acquisition of the Company by GE Capital in 1998, and pushed down to the Company, is amortized over 25 years. At December 31, 2001, goodwill totaled approximately $93.2 million with accumulated amortization of approximately $14.3 million. Amortization expense was approximately $3.7 million for the year ended December 31, 2001.

    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    Long-lived assets, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows (before interest expense) expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    INCOME TAXES

    Income taxes are provided based on the liability method of accounting pursuant to SFAS no. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates.

    FINANCIAL INSTRUMENTS

    The carrying values of accounts receivable, lease receivable, accounts payable, accrued liabilities and deferred revenue approximated their fair values due to the short-term nature of these instruments. The Company's long-term debt instruments have market floating interest rates and, as such, the carrying amounts approximate fair values. The fair value of the amount due to Parent is not readily determinable due to the related party nature of the instrument.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVES INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires all derivatives to be recorded as either assets or liabilities and the instruments to be measured at fair value. Gains or losses resulting from changes in the values of those derivatives are to be recognized immediately or deferred, depending on the use of the derivative and whether or not it qualifies as a hedge. The Company adopted SFAS No. 133 on January 1, 2001, as required, and the effect was not significant.

    In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS, and Statement No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with Statement
    No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. The impact of this standard on the Company is that goodwill will no longer be amortized and there is no transitional impairment.

    In August 2001, the FASB issued SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS ("SFAS 144"), effective for fiscal years beginning after December 15, 2001 and replaces SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS 144 establishes an accounting model for long-lived assets to be disposed of by sale, including discontinued operations, and replaces the provisions of APB 30, REPORTING THE RESULTS OF OPERATIONS -- REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURING EVENTS AND TRANSACTIONS for the disposal of segments of a business. SFAS 144 retains the fundamental provisions of SFAS 121 concerning the recognition and measurement of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. However, SFAS 144 provides additional guidance with regard to discontinued operations and assets to be disposed of. In addition, SFAS 144 excludes goodwill from its scope. The Company adopted SFAS 144 on January 1, 2002 and does not expect the impact of the application of SFAS 144 to have a material effect on its financial statements.

3.  SIMULATORS AND OTHER PROPERTY AND EQUIPMENT:

    The Company's principal operating assets consist of simulators and related group equipment, summarized as follows (in thousands of U.S. dollars):

                                                                   ESTIMATED
                                                                  USEFUL LIVES              ACCUMULATED    NET BOOK
                                                                    (YEARS)        COST     DEPRECIATION     VALUE
                                                                  ------------   --------   ------------   ---------
    Simulators and building under construction..................                 $ 44,403     $ --         $ 44,403
    Simulators in service.......................................  10-20 years      40,045      (12,298)      27,747
    Buildings...................................................  22-40 years      30,487       (1,647)      28,840
    Software....................................................    3-5 years       5,580         (175)       5,405
    Other training assets.......................................   4-6 years        4,384         (227)       4,157
    Furniture and equipment.....................................  5-10 years        2,346         (964)       1,382
    Land........................................................                      800       --              800
                                                                                 --------     --------     --------
                                                                                 $128,045     $(15,311)    $112,734
                                                                                 ========     ========     ========

    At December 31, 2001, the Company had contracts for construction of six simulators. Future commitments under such contracts, net of advance payments, total $35.5 million as of December 31, 2001. Simulator contracts typically require the Company to make progress payments during the period of construction. The simulator construction contracts contain provisions that would enable the Company to terminate the contract with or without cause. If terminated without cause, the Company would forfeit its progress payments and be subject to termination payments up to 15% of the total contract value that escalate with the passage of time. In the event of termination, the Company would hold legal title to the parts, data and the in-process constructed device. If terminated for cause, the Company would be entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

    Interest capitalized related to simulators under construction was approximately $2.6 million for the year ended December 31, 2001.

    Depreciation expense was approximately $6.5 million for the year ended December 31, 2001.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

4.  INCOME TAXES:

    The Company has been included in the consolidated federal, state and local returns filed by GE Capital. However, the tax benefit reflected in the accompanying Combined Statement of Operations and the deferred tax assets and liabilities reflected in the accompanying Combined Balance Sheet has been prepared as if such benefits were computed on a separate return basis. Any tax benefits generated by the Company have been utilized by GE Capital to reduce its consolidated taxable income. These amounts have been reflected in Due to Parent in the accompanying Combined Balance Sheet.

    The income tax provision for the year ended December 31, 2001 consists of the following:

    Current benefit
      Federal...................................................  $ (2,128)
      State.....................................................      (354)
                                                                  --------
                                                                    (2,482)
                                                                  --------
    Deferred expense
      Federal...................................................       656
      State.....................................................       118
                                                                  --------
                                                                       774
                                                                  --------
    Income tax benefit..........................................  $ (1,708)
                                                                  ========

    For the year ended December 31, 2001, the income tax provision differed from the amount computed by applying the U.S. federal income tax rate of 35% to loss before income taxes as a result of the following:

    Statutory tax benefit.......................................  $ (1,651)
    State tax, net of federal benefit...........................      (135)
    Other, net..................................................        78
                                                                  --------
                                                                  $ (1,708)
                                                                  ========

    At December 31, 2001, temporary differences that give rise to deferred tax assets and liabilities are as follows:

    Deferred tax assets:
      Bad debt reserve..........................................  $    245
      Incentive compensation....................................        59
      Other.....................................................       108
                                                                  --------
        Gross deferred tax assets...............................       412
                                                                  --------
    Deferred tax liabilities:
      Depreciation..............................................     5,242
      Goodwill..................................................     3,758
                                                                  --------
        Gross deferred tax liabilities..........................     9,000
                                                                  --------
        Net deferred tax liabilities............................  $  8,588
                                                                  ========

5.  DEBT:

    GE Capital entered into an interim financing agreement with the Company for a simulator currently under construction. This loan will expire on or before June 30, 2002. There is also an additional funding commitment of $1,534,770. The loan bears interest at the GE Commercial Paper rate +1% (2.75% at December 31, 2001). The agreement allows the Company to either repay the term loan and retain the simulator or, upon meeting certain requirements as outlined in the agreement, require GE to take possession of the simulator as payment for the debt and lease the simulator to the Company. The simulator being constructed is pledged as collateral on this note.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

5.  DEBT: (CONTINUED)
    At December 31, 2001, indebtedness consists of the following (in thousands of U.S. dollars):

    Grapevine Industrial Development
      Corporation bonds, Series 1993, with interest payments at
        an adjustable interest rate (1.6% at December 31, 2001)
        determined by the remarketing agent. The bonds mature on
        March 31, 2010..........................................  $  8,000
    Grapevine Industrial Development
      Corporate bonds, Series 1983A, with interest payments at
        an adjustable interest rate (3.3% at December 31, 2001)
        determined by the remarketing agent. The bonds mature on
        April 1, 2013...........................................    19,000
                                                                  --------
    Long-term debt..............................................  $ 27,000
                                                                  ========

    As of December 31, 2001, the Company had an outstanding letter of credit, guaranteed by GE Capital, totaling approximately $27.7 million to secure payments of interest and principal for the Grapevine Industrial Development Corporation bonds. The letter of credit was renewed for a one-year period in April 2002 and is subject to annual fees. The letter of credit agreement includes certain financial covenants and restricts certain actions.

6.  TRANSACTIONS WITH PARENT:

    The financial statements include allocations of certain GE Capital corporate headquarters overhead expenses relating to the Company's business, based on the Company's net assets or estimated usage. General corporate overhead primarily includes cash management, payroll, tax, insurance and data services and amounted to approximately $4.8 million for the year ended December 31, 2001. The allocation is based on activity based costing and the Parent's estimate of transactional usage by the Company.

    GE Capital also assesses the Company quarterly interest charges based on the amount due to Parent. On an annual basis, the due to Parent balance is adjusted to maintain a defined debt to equity ratio, at which time any amount in excess of this ratio is recorded as a contribution to stockholder's equity. No such adjustment was recorded in 2001. For the year ended December 31, 2001, interest expense related to the balance due to Parent totaled $5.5 million (5.7% weighted average rate). The amount due to Parent has no set repayment terms and is unsecured. Repayments are made only to the extent of excess operating cash flows (as defined) and no payments are required for 2001. Accordingly, amounts due to Parent are reflected as a noncurrent liability in the accompanying balance sheet.

    Substantially all of the employees of the Company are covered under health, workers compensation, savings and life insurance plans of the Parent. The costs of such plans are paid for by the Parent on behalf of the Company, and costs are allocated through an intercompany charge. Such charge totaled
    $4.1 million for the year ended December 31, 2001. GE Capital offers eligible employees the opportunity to participate in a 401k savings plan and charged the Company approximately $400,000 during 2001 relating to this plan.

    Management believes that the methodologies used to allocate these charges are reasonable, however, these allocations of costs and expenses do not necessarily indicate the costs and expenses that would have been incurred by the Company on a standalone basis.

    During 2001, the Company sold and leased back five simulators in a transaction with GE Capital for approximately $55.1 million and recorded a deferred gain of approximately $2.0 million on three of the simulators and a loss of approximately $170,000 on two of the simulators. The deferred gain is recorded in the accompanying combined balance sheet and will be amortized over the life of lease as an adjustment to lease expense. The loss incurred was recognized in the year ended December 31, 2001 and is included in the accompanying combined statement of operations as a portion of the loss on disposal of fixed assets.

    The Company also leases its facilities, including a simulator located in Marietta, Georgia, to GE, Capital for $55,000 per month. The operating lease was entered into in October 2001 and expires in October 2004.

7.  LEASES:

    The Company uses eight simulators under operating leases which expire at various times between 2006 and 2013. The Company also leases the land underlying their headquarters. This lease expires in 2022.

                     SIMUFLITE TRAINING INTERNATIONAL, INC.

7.  LEASES: (CONTINUED)
    At December 31, 2001, minimum lease payments on operating leases were as follows (in thousands of U.S. dollars):

                                                                  OPERATING
    YEAR ENDING DECEMBER 31,                                       LEASES
    ------------------------                                      ---------
    2002........................................................   $ 9,759
    2003........................................................     9,759
    2004........................................................     9,759
    2005........................................................     9,759
    2006........................................................     6,961
    2007 and thereafter.........................................    40,582
                                                                   -------
                                                                   $86,579
                                                                   =======

    Total rental expense was approximately $5.1 million for the year ended December 31, 2001.

8.  LITIGATION:

    The Company is a defendant from time to time in lawsuits incidental to its business. Based upon currently available information, the Company believes that resolution of the known contingencies would not have a material impact on the Company's financial statements. However, there can be no assurance that future costs would not be material to results of operations or liquidity of the Company for a particular future period. In addition, the Company's estimates of future costs are subject to change as circumstances change and additional information becomes available during the course of litigation.

9.  SUBSEQUENT EVENT:

    On December 31, 2001, the Company was purchased by CAE Inc. for approximately $210.9 million in cash.

                                     [LOGO]

                                    PART II
                         INFORMATION NOT REQUIRED TO BE
                      DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION.

    Under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted as the corporation's request as a director or officer, or an individual acting in a similar capacity, or another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. A corporation may not indemnify an individual as aforesaid unless the individual acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. If the individual does not fulfill the aforesaid conditions, the individual shall repay the moneys advanced by the corporation. A corporation may, with the approval of a court, indemnify or advance moneys as aforesaid in connection with a derivative action. A present or former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, is not entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject, because of the individual's association with the corporation or other entity if the individual seeking indemnity was not judged by the court or other competent authorities to have committed any fault or admitted to do anything that the individual ought to have done and fulfill the conditions referred to above.

    In accordance with the CBCA, the by-laws of the Registrant indemnify a director or officer of the Registrant, a former director or officer of the Registrant or any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor and his heirs and legal representatives against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he has been made a party by reason of being or having been a director or officer of the Registrant or such body corporate if (i) he acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    The underwriting agreement contains provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to information furnished by the underwriters for use in the registration statement.

    A policy of directors' and officers' liability insurance is maintained by the Registrant which insures its directors and officers for losses as a result of claims based upon their acts or omissions as directors and officers of the Registrant, and also reimburses the Registrant for amounts paid by the Registrant to indemnify its directors and officers as a result of such claims.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS.

    The following exhibits have been filed as part of the Registration
Statement:

EXHIBIT NUMBER  DESCRIPTION
--------------  -----------
     4.1        Annual Information Form of the Registrant for the year ended
                March 31, 2001 dated August 8, 2001 other than the sections entitled "Selected Consolidated Financial Information" and
                "Review of Operations and Management's Discussion &
                Analysis"

     4.2 Management Information Circular dated June 10, 2002 in connection with the annual meeting of shareholders of the Registrant to be held on August 7, 2002 other than the sections entitled "Report on Executive Compensation", "Determination of the President and Chief Executive
                Officer's Compensation" and "Statement of Corporate
                Governance Practices"

     4.3 Audited Consolidated Financial Statements of the Registrant for the year ended March 31, 2002 and the Auditor's Report thereon

     4.4        Management's Discussion and Analysis for the year ended
                March 31, 2002

     4.5        Form of Underwriting Agreement*

     5.1        Consent of PricewaterhouseCoopers LLP, Montreal, Quebec

     5.2        Consent of PricewaterhouseCoopers LLP, Dallas, Texas

     6.1 Powers of Attorney (included on page III-3 of this Registration Statement)

------------

* To be filed by Amendment.

                                    PART III
                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1. UNDERTAKING.

    The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in such securities.

ITEM 2. CONSENT TO SERVICE OF PROCESS.

    Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

                                     III-1

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on July 3, 2002.

                                          CAE INC.

                                          By: /s/ D.H. BURNEY
                                          --------------------------------------
                                            D.H. Burney
                                            President and Chief Executive
                                          Officer

                                     III-2

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints each of D.H. Burney and Paul G. Renaud with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement on Form F-10 (or to any other registration statement for the same offering which may be filed pursuant to Rule 429 under the U.S. Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities indicated on July 3, 2002.

/s/ D.H. BURNEY                                  President and Chief Executive Officer and
----------------------------------------------   Director
D.H. Burney                                      (Principal Executive Officer)

/s/ JOHN A. (IAN) CRAIG                          Director
----------------------------------------------
John A. (Ian) Craig

/s/ RICHARD (DICK) J. CURRIE                     Director
----------------------------------------------
Richard (Dick) J. Currie, C.M.

/s/ R. FRASER ELLIOTT                            Director
----------------------------------------------
R. Fraser Elliott, C.M., Q.C.

/s/ H. GARFIELD EMERSON                          Director
----------------------------------------------
H. Garfield Emerson, Q.C.

/s/ ANTHONY S. FELL                              Director
----------------------------------------------
Anthony S. Fell

/s/ JAMES A. GRANT                               Director
----------------------------------------------
The Honourable James A. Grant, P.C., Q.C.

/s/ JAMES F. HANKINSON                           Director
----------------------------------------------
James F. Hankinson

/s/ E. RANDOLPH (RANDY) JAYNE II                 Director
----------------------------------------------
E. Randolph (Randy) Jayne II

/s/ JAMES W. MCCUTCHEON                          Director
----------------------------------------------
James W. McCutcheon, Q.C.

/s/ GEORGE K. PETTY                              Director
----------------------------------------------
George K. Petty

                                     III-3

/s/ PAUL G. RENAUD                               Executive Vice President, Chief Financial
----------------------------------------------   Officer and Secretary
Paul G. Renaud                                   (Principal Financial Officer and
                                                 Principal Accounting Officer)

/s/ LAWRENCE N. STEVENSON                        Director
----------------------------------------------
Lawrence N. Stevenson

/s/ LYNTON R. WILSON                             Chairman of the Board of Directors
----------------------------------------------
Lynton R. Wilson, O.C.

                                     III-4

                           AUTHORIZED REPRESENTATIVE

    Pursuant to the requirements of Section 6(a) of the Securities Act, the Authorized Representative certifies that it is the duly authorized United States representative of CAE Inc. and has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of CAE Inc. in the United States, in the City of Toronto, Province of Ontario, Canada on the 3rd day of July, 2002.

                                          CAE (US) INC.
                                          (Authorized U.S. Representative)

                                          By: /s/ PAUL G. RENAUD
                                          --------------------------------------
                                            Name: Paul G. Renaud
                                            Title: Director

                                     III-5

                                 EXHIBIT INDEX

EXHIBIT NUMBER  DESCRIPTION
--------------  -----------
     4.1        Annual Information Form of the Registrant for the year ended
                March 31, 2001 dated August 8, 2001 other than the sections entitled "Selected Consolidated Financial Information" and
                "Review of Operations and Management's Discussion &
                Analysis"

     4.2 Management Information Circular dated June 10, 2002 in connection with the annual meeting of shareholders of the Registrant to be held on August 7, 2002 other than the sections entitled "Report on Executive Compensation", "Determination of the President and Chief Executive
                Officer's Compensation" and "Statement of Corporate
                Governance Practices"

     4.3 Audited Consolidated Financial Statements of the Registrant for the year ended March 31, 2002 and the Auditor's Report thereon

     4.4        Management's Discussion and Analysis for the year ended
                March 31, 2002

     4.5        Form of Underwriting Agreement*

     5.1        Consent of PricewaterhouseCoopers LLP, Montreal, Quebec

     5.2        Consent of PricewaterhouseCoopers LLP, Dallas, Texas

     6.1 Powers of Attorney (included on page III-3 of this Registration Statement)

------------

*   To be filed by Amendment.

                                     III-6